    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         WILDBLUE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4899                          54-1781002
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 incorporation or organization)    Classification Code Number)                Number)

                             ---------------------

                           4600 SOUTH SYRACUSE STREET
                                   SUITE 500
                                DENVER, CO 80237
                                  720-554-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                THOMAS E. MOORE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         WILDBLUE COMMUNICATIONS, INC.
                           4600 SOUTH SYRACUSE STREET
                                   SUITE 500
                                DENVER, CO 80237
                                  720-554-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

   JAMES C.T. LINFIELD, ESQ.           WILLIAM F. SCHWITTER, ESQ.
     STEVEN E. SEGAL, ESQ.               MARIE CENSOPLANO, ESQ.
       COOLEY GODWARD LLP          PAUL, HASTINGS, JANOFSKY & WALKER
2595 CANYON BOULEVARD, SUITE 250                  LLP
       BOULDER, CO 80302              399 PARK AVENUE, 31ST FLOOR
         (303) 546-4000                    NEW YORK, NY 10022
                                             (212) 318-6000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF SECURITIES                        AGGREGATE OFFERING           AMOUNT OF
                     TO BE REGISTERED                            PRICE(1)(2)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share..................       $200,000,000               $52,800
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION -- OCTOBER 6, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
             , 2000

                      [WILDBLUE COMMUNICATIONS, INC. LOGO]

                         WILDBLUE COMMUNICATIONS, INC.

                                   SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

WILDBLUE COMMUNICATIONS, INC.:

- We are developing the first Ka-band geostationary satellite system capable of providing two-way, "always on," high-speed, or broadband, Internet access directly to residential and small office/home office consumers.

- Wildblue Communications, Inc.
  4600 South Syracuse Street, Suite 500
  Denver, Colorado 80237
  (720) 554-7400

PROPOSED SYMBOL & MARKET:

- WBLU/Nasdaq National Market

THE OFFERING:

- We are offering      shares of our common stock.

- The underwriters have an option to purchase an additional      shares from us
  to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

- We anticipate that the initial public offering price for our shares will be between $
  and $     per share.

- Closing:             , 2000.

----------------------------------------------------------------------------------
                                                              Per Share    Total
----------------------------------------------------------------------------------
Public offering price:                                        $           $
Underwriting fees:
Proceeds, before expenses, to WildBlue:
----------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

                     Description of artwork to be provided.

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary.....................    1
Risk Factors...........................    6
Forward-Looking Statements.............   19
Use of Proceeds........................   20
Dividend Policy........................   20
Capitalization.........................   21
Dilution...............................   23
Selected Consolidated Financial Data...   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   25
Business...............................   31

                                         PAGE
Management.............................   45
Principal Shareholders.................   55
Related-Party Transactions.............   57
Description of Capital Stock...........   59
Shares Eligible for Future Sale........   63
Material U.S. Tax Considerations for
  Non-U.S. Holders.....................   65
Underwriting...........................   68
Legal Matters..........................   70
Experts................................   70
Where You Can Find More Information....   70
Index to Consolidated Financial
  Statements...........................  F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "WILDBLUE," "WE," "US" AND "OUR" REFER TO WILDBLUE COMMUNICATIONS, INC., A DELAWARE CORPORATION, OUR TWO SUBSIDIARIES, KASTAR 73 ACQUISITION, LLC, A COLORADO LIMITED LIABILITY COMPANY, AND KASTAR 109.2 ACQUISITION, LLC, A COLORADO LIMITED LIABILITY COMPANY, THAT HOLD OUR FCC LICENSES, AND OUR PREDECESSOR KASTAR SATELLITE COMMUNICATIONS CORP., A COLORADO CORPORATION.

     The industry data presented in this prospectus have been compiled from selected satellite broadband services industry reports. We have relied on market research firms specializing in the satellite broadband services industry for these reports. This information is commonly relied upon as an information source in the satellite broadband services industry. Although we have not independently verified any of this data, we believe that the information provided by these market research firms in this prospectus is reliable. In addition, some data presented in this prospectus have been compiled by us from publicly-available data which, while we believe to be reliable, have not been verified by any independent sources.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. For a description of these transactions, see "Underwriting."

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information regarding us and the common stock being sold in this offering and our historical consolidated financial statements and notes to the historical consolidated financial statements appearing elsewhere in this prospectus, especially the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our common stock.

                         WILDBLUE COMMUNICATIONS, INC.

OVERVIEW

     We are developing the first Ka-band geostationary, or GEO, satellite system capable of providing two-way, "always on," high-speed, or broadband, Internet access directly to residential and small office/home office, or SOHO, consumers. We expect to launch our first satellite, WildBlue I, in the first quarter of 2002. Shortly thereafter, we will be able to offer our WildBlue(TM) service throughout the contiguous United States as well as to portions of Canada. Subsequent satellites will augment our capacity in the United States and Canada and allow us to offer our WildBlue service in most Latin American countries. We expect to offer our residential customers affordable Internet access at speeds of up to 1.5 megabits per second, or Mbps, which is over 25 times faster than a 56 kilobits per second, or Kbps, dial-up Internet access connection. We expect to generate revenue primarily from subscription fees for our WildBlue service at rates competitive with existing terrestrial and proposed satellite-based broadband services.

     Our primary target market will be the approximately 32 million U.S. households that, according to the Yankee Group, will not have access to terrestrial broadband services, such as digital subscriber line, or DSL, and cable modem services, when we commence our WildBlue service. We also believe that our WildBlue service will provide a competitive alternative to terrestrial broadband services where those services are available. Our strategic orbital locations should allow U.S. consumers to receive over a single WildBlue dish both our WildBlue service and a satellite-based television service, known as DBS, from either of the two U.S. DBS service providers. We have entered into an agreement with EchoStar Communications Corporation, or EchoStar, that allows each of us to market and distribute bundled WildBlue and DISH Network(TM) services.

MARKET OPPORTUNITY

     International Data Corporation, or IDC, projects that the number of Internet users in the United States will grow from approximately 123 million at the end of 2000 to approximately 197 million by the end of 2003, a compound annual growth rate of 17%. According to the Yankee Group, the number of U.S. broadband subscribers will grow from 1.8 million at the end of 1999 to over 20 million by the end of 2004, a compound annual growth rate of 62%. The Yankee Group also forecasts that there will be 4.1 million U.S. residential satellite broadband customers by the end of 2004. Existing terrestrial broadband Internet access solutions, such as DSL and cable modem services, are not widely available to residential and SOHO consumers in non-urban and many urban areas due to economic and technological constraints, and many of these consumers may not have access to either of these broadband options for the foreseeable future, if ever. We believe the success of U.S.-based DBS service providers demonstrates mass market acceptance of satellite-delivered communications services. DBS service providers currently serve approximately 13 million U.S. households, and this number is expected to grow to over 26 million households by the end of 2004, according to Paul Kagan Associates, Inc.

OUR STRATEGY

     Our objective is to become the leading provider of satellite broadband Internet access to residential and SOHO consumers in the United States, Canada and Latin America. Our strategy to achieve this objective includes the following key elements:

     - Construct a low-cost, high capacity satellite broadband system using proven technology. Our Ka-band GEO satellite system architecture is designed to minimize cost and technological risk, and maximize capacity through frequency reuse. Our consumer premises equipment, or CPE, design is based on low-cost, standardized components widely used in terrestrial broadband and DBS systems today.

     - Aggressively target the large and growing DBS customer base. We will aggressively target DBS subscribers, who have demonstrated their willingness to purchase satellite-delivered communications services. Our strategic orbital locations should allow U.S. consumers to receive both our WildBlue service and either of the DBS services over a single WildBlue dish.

     - Utilize established distribution channels. We intend to distribute our WildBlue service through channels similar to those used by DBS service providers, such as local satellite television dealers and national electronics and department store retail chains.

     - Capitalize on relationships with our strategic investors. Our financing strategy to date has focused on attracting investors who are strategic to our business. To that end, we have assembled a strong and diverse shareholder base, which includes affiliates of EchoStar, Gemstar-TV Guide International, Inc., Kleiner Perkins Caufield & Byers, Liberty Media Corporation, Telesat Canada and TRW Inc.

     - Offer a nationwide, branded broadband solution. Unlike terrestrial broadband alternatives, such as DSL and cable modem services, our WildBlue system is designed to offer broadband Internet access throughout the contiguous United States at the time we launch our WildBlue service. This will provide significant economies of scale in our branding and advertising initiatives.

     - Leverage our orbital slots to penetrate broadband markets in Canada and Latin America. Following the launch of WildBlue II, which currently is planned for late 2002, we intend to market our WildBlue service throughout Canada. WildBlue II is a Ka-band payload on the Anik F2 satellite which will be owned and operated by Telesat Canada, an affiliate of BCE, Inc., or Telesat, and on which we will have an exclusive license to use 90% of the Ka-band capacity. We plan to procure a third satellite, WildBlue III, and anticipate launching it in late 2003. After the launch of WildBlue III, we expect to offer our service to selected regions in Latin America through local and pan-regional communications service providers, who we expect will market and distribute our service.

BENEFITS TO CONSUMERS

     Our solution is designed to offer consumers the following benefits:

     - High-speed access. Our system is designed to provide Internet access to residential customers at speeds of up to 1.5 Mbps. This rate is approximately four times faster than the 400 Kbps connection speed expected to be offered by Ku-band satellite broadband providers, and equivalent to the speeds currently provided by most DSL and cable modem services.

     - Dedicated, "always on" connection to the Internet. Unlike many dial-up services today, our WildBlue service is designed to provide a continuous connection to the Internet, obviating the need for customers to use a phone line for any aspect of their Internet connection and avoiding slow log-on routines and potential busy signals.

     - Tiered service packages. Our WildBlue service is designed to allow consumers to choose between different speed and price packages based on their individual preferences.

     - Complete Internet access solution. Unlike many DSL packages, our WildBlue service is designed to include important Internet service provider, or ISP, features, such as e-mail accounts and web-page hosting capabilities, eliminating the cost and inconvenience of acquiring these features separately. We also plan to offer our customers compelling broadband portals that will take full advantage of our high-speed WildBlue service through graphic-rich and streaming content, and will facilitate access to other broadband content on the Internet.

PROGRESS TO DATE

     We have achieved a number of important milestones toward commencing our WildBlue service. We have obtained licenses from the U.S. Federal Communications Commission, or FCC, to construct, launch and operate Ka-band GEO satellites from orbital locations, which locations we believe will enable us to provide satellite broadband Internet access to consumers located throughout the contiguous United States and most of Canada and Latin America. Space Systems/Loral, Inc., or Loral, is constructing, and we have contracted with Arianespace to launch, WildBlue I. Hughes Space and Communications, Inc., or Hughes, is constructing, and Telesat has contracted with Arianespace to launch, WildBlue II. We have completed the preliminary design of our CPE and gateways. In addition, we have entered into an agreement with EchoStar that allows each of us to market and distribute bundled WildBlue and DISH Network services. The agreement also provides that we will work together to develop a single set-top box that will serve as both a satellite modem for our WildBlue service and a set-top box for the DISH Network. In addition, we have raised approximately $239 million from private sales of our equity securities, including equity issued for services rendered, and have secured approximately $146 million of vendor financing for the development of our system.

                                  THE OFFERING

Common stock offered.......            shares

Common stock to be
  outstanding after this
  offering.................            shares (1)

Use of proceeds............  We intend to use the net proceeds from the offering for the following purposes: (1) capital
                             expenditures, including satellites and ground infrastructure, (2) development of our CPE and (3) working capital and other general corporate purposes. See "Use of Proceeds."

Dividend policy............  We currently intend to retain any future earnings to fund the development of our business. Therefore, we do not currently anticipate paying cash dividends in the foreseeable future.

Risk Factors...............  See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed Nasdaq National
  Market Symbol............  WBLU

------------------------------

(1) Based on the number of shares outstanding on September 1, 2000. Includes 38,689,447 shares of common stock to be issued upon conversion of our preferred stock and 3,394,327 shares of common stock to be issued upon the cash exercise of outstanding warrants at an exercise price of $17.00 per share upon the closing of this offering. Excludes 4,963,896 shares of common stock issuable upon the exercise of stock options outstanding as of September 1, 2000, with a weighted average exercise price of $7.15 per share, 2,770,908 of which are exercisable, a portion of which are subject to repurchase, and warrants to purchase 2,709,090 shares of common stock that will be outstanding after the offering, with a weighted average exercise price of $18.68 per share, that become exercisable upon the achievement of certain milestones. See "Capitalization."

                             ---------------------

                               OTHER INFORMATION

     We were incorporated in Colorado in April 1995 under the name KaSTAR Satellite Communications Corp. In May 1999 we reincorporated in Delaware. We recently changed our name from iSKY, Inc. to Wildblue Communications, Inc. Our principal executive office is located at 4600 South Syracuse Street, Suite 500, Denver, Colorado 80237 and our telephone number is (720) 554-7400. Our website address is on the world wide web at "wildblue.com." We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

     We own applications for federal registration and claim rights in the following service marks and trademarks: WILDBLUE COMMUNICATIONS and WILDBLUE. We also claim rights in the following service marks and trademarks: a stylized W and the phrase BROADBAND. WITHIN YOUR REACH. This prospectus also refers to trade names and trademarks of other companies.

                             ---------------------

     Except as otherwise indicated, all information in this prospectus:

     - gives effect to a one for four reverse stock split to become effective prior to the closing of the offering;

     - assumes the exercise of outstanding warrants for 3,394,327 shares of preferred stock at an exercise price of $17.00 per share, which will expire if not exercised prior to the closing of this offering;

     - gives effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of the offering; and

     - assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for the three-year period ended December 31, 1999 and the consolidated balance sheets data as of December 31, 1999 and 1998, are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. You should not assume that our results of operations for the six months ended June 30, 2000 and 1999 indicate what our results will be for the full year.

                          SIX-MONTH PERIODS                                              APRIL 21, 1995
                            ENDED JUNE 30,             YEARS ENDED DECEMBER 31,          (INCEPTION) TO
                        ----------------------   -------------------------------------      JUNE 30,
                          2000        1999          1999          1998         1997         2000(C)
                        --------   -----------   -----------   ----------   ----------   --------------
                             (UNAUDITED)                                                  (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Revenue (a)...........  $     --   $        --   $        --   $       --   $       --      $     --
Operating expenses....     3,693         3,006         4,604          949          594        10,019
Interest expense
  (income), net.......    (1,312)           95           402          270           72          (568)
Net loss..............  $ (2,540)  $    (3,090)  $    (4,859)  $   (1,219)  $     (666)     $ (9,462)
                        ========   ===========   ===========   ==========   ==========      ========
Net loss per
  share(b)............  $(141.26)  $(16,438.44)  $(51,694.91)  $(4,876.52)  $(2,662.62)
                        ========   ===========   ===========   ==========   ==========
Unaudited pro forma
  net loss per
  share(b)............      (.08)                       (.40)
BALANCE SHEET DATA (AT
  END OF PERIOD):
Cash, cash equivalents
  and marketable
  securities..........  $103,988   $     7,198   $    27,947   $    1,534   $       --      $103,988
Working capital
  (deficit)...........   103,833         7,104        (1,955)      (3,732)        (953)      103,833
Property, equipment
  and assets under
  construction, net...   120,263           735         9,598          460           --       120,263
Total assets..........   251,358         8,621        38,614        2,952          341       251,358
Vendor financing......    20,000            --            --           --           --        20,000
Total stockholders'
  equity (deficit)....   231,125         8,455         8,635       (2,393)        (612)      231,125

------------------------------

(a) WildBlue is a development stage enterprise and has not generated any revenue.

(b) See Note 1 of the Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in per share calculations.

(c) Business activity for the period from April 21, 1995, our inception, through December 31, 1996 was insignificant.

                                  RISK FACTORS

     Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our historical consolidated financial statements and related notes, before you decide to purchase shares of our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

        RISKS RELATED TO OUR LIMITED HISTORY AND OUR FINANCIAL CONDITION

YOU COULD LOSE MONEY ON YOUR INVESTMENT BECAUSE WE HAVE NOT STARTED OPERATIONS OR GENERATED ANY CUSTOMER REVENUE.

     We are a development-stage company and still need to develop our WildBlue service significantly before we can offer it to consumers. We have not yet generated any customer revenue and we will not do so until we develop our network, successfully construct and launch WildBlue I and obtain customers for our WildBlue service. We currently expect to launch WildBlue I in the first quarter of 2002 and begin commercial service shortly thereafter, although we might not be able to launch and commence service by that time, or at all. Unless we generate significant revenue, we will not become profitable, and you could lose money on your investment.

OUR EXPENDITURES AND LOSSES HAVE BEEN SIGNIFICANT AND WE EXPECT THEM TO GROW, AND WE MIGHT NOT BECOME PROFITABLE.

     As of June 30, 2000, we had incurred significant capital expenditures and cash operating losses of approximately $114 million in connection with the development of our WildBlue system. We have incurred and expect to continue incurring significant operating losses and might not achieve, sustain or increase profitability. Our operating plan requires substantial capital and operating expenditures before we can begin to realize any significant revenue. We expect our net losses and negative cash flow to grow as we continue to develop and build our WildBlue system, make payments under our various contracts and begin to incur marketing costs. If we do not achieve or sustain profitability, we might not be able to continue our operations. We had an accumulated deficit of $7.3 million at December 31, 1999, and $11.1 million at June 30, 2000. We are likely to continue experiencing operating losses and negative cash flow from operations for several years.

TO FUND OUR ANTICIPATED CAPITAL EXPENDITURES AND OPERATIONS, WE NEED SIGNIFICANT ADDITIONAL CAPITAL WHICH MIGHT NOT BE AVAILABLE. WE MIGHT NOT BE ABLE TO CONTINUE OUR OPERATIONS IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL ON REASONABLE TERMS.

     We estimate that we will need approximately $     million, after giving
effect to the net proceeds from this offering and currently available vendor financing, to meet our needs until we launch our WildBlue service, and we will require significant additional funds after introducing our service. If we are unable to obtain required funds when needed and on commercially reasonable terms, we might not be able to continue our operations and we could default on our financing obligations. In addition, our actual financing requirements could vary significantly from our projections. We might have to raise more funds than we expect, or raise them sooner than we expect, to remain in business and to continue to develop and market our WildBlue service. If we fail to obtain any necessary financing on reasonable terms or a timely basis:

     - our satellite construction, launch, or other milestones necessary to commence our WildBlue service could be substantially delayed, or their costs could significantly increase;

     - we could default on our commitments to our satellite construction or launch contractors, or other creditors, potentially leading to delay or termination of construction, incurrence of material cash penalties, or an inability to launch our satellites or perform other services critical to our business; and

     - we might not be able to launch our WildBlue service as planned and might have to discontinue operations or attempt to sell our assets.

OUR FUTURE FINANCING ACTIVITIES COULD CAUSE US TO BECOME HIGHLY LEVERAGED, WHICH COULD RESULT IN AN INABILITY TO MEET OUR FINANCING OBLIGATIONS AND COULD RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL DEBT FINANCING.

     A significant portion of our future financing requirements might be met through the sale of debt securities. As a result, we could become highly leveraged and might not be able to meet our financing obligations. The financing terms of any of these debt securities could also contain restrictive covenants or require us to pledge our assets as collateral, which could limit our ability to obtain additional debt financing. We might not generate sufficient cash flow to make required payments on any of our indebtedness, which could limit our ability to develop our business.

         RISKS RELATING TO OUR PLANNED SATELLITE LAUNCH AND OPERATIONS

OUR SATELLITES COULD BE DAMAGED OR DESTROYED DURING LAUNCH, WHICH COULD PREVENT US FROM COMMENCING OPERATIONS OR FURTHER EXPANDING OUR BUSINESS.

     If we fail to launch one or more of our satellites, we might not be able to offer our WildBlue service or expand our business. A significant percentage of satellites never become operational because of launch failure, satellite destruction or damage during launch, or improper orbital placement. We have contracted with Arianespace to launch WildBlue I and WildBlue III, and we are relying on Telesat to procure launch services for WildBlue II, but they might not be able to successfully launch these satellites, and our contractual remedies will not adequately compensate us for lost revenue. We will not be able to offer any service and generate any revenue until we launch WildBlue I, and we might not be able to generate significant additional revenue and expand our business if we fail to launch subsequent satellites.

DELAYS IN THE CONSTRUCTION AND LAUNCH OF SATELLITES ARE COMMON, AND PERFORMANCE FAILURE BY OUR SATELLITE AND LAUNCH CONTRACTORS, OR MANUFACTURERS OF OTHER COMPONENTS OF OUR WILDBLUE SYSTEM, COULD DELAY THE INTRODUCTION OR EXPANSION OF OUR WILDBLUE SERVICE AND ABILITY TO MEET OUR REVENUE PROJECTIONS.

     We might not be able to timely introduce and expand our WildBlue service and meet our revenue expectations if there is a delay in manufacturing or launching our satellites or other critical components or services of our WildBlue system. Delays in the construction and launch of satellites are common, and there are limited suppliers of these services. Satellite manufacturers, in particular, often fall behind schedule, and once a manufacturer has begun to build a satellite for us, it is impractical to hire another company to finish it. We have contracted with Loral to manufacture WildBlue I, and we expect to contract with Loral or other satellite manufacturers to build additional satellites. Loral relies on subcontractors to deliver parts which are essential to the construction of our satellites. If any of these subcontractors is delayed in delivering the necessary parts, Loral may be delayed in its construction of our satellites. For example, a subcontractor for Loral has a production backlog of traveling wave tubes, a critical component of WildBlue I. Any significant delay in the delivery of the traveling wave tubes to Loral could delay the construction and launch of WildBlue I. We have contracted with Arianespace to launch WildBlue I and WildBlue III. WildBlue II will be owned and operated by Telesat, and therefore we must rely on Telesat to construct and launch WildBlue
II. If any of these suppliers becomes insolvent or fails to perform their obligations for us in a timely manner, the introduction, operation or expansion of our WildBlue service could be delayed. If any of these suppliers default on their contracts, our contractual remedies will not adequately compensate us for our lost revenue and our anticipated competitive advantage of being the first company to offer broadband Internet access through a Ka-band GEO satellite system.

FAILURE TO DEVELOP KEY VENDOR AND SERVICE-PROVIDER RELATIONSHIPS FOR ESSENTIAL COMPONENTS OF OUR BUSINESS ON ACCEPTABLE TERMS OR IN A TIMELY MANNER COULD DELAY THE INTRODUCTION OF OUR WILDBLUE SERVICE AND RESULT IN GREATER EXPENSES THAN WE EXPECT.

     We will depend on third parties to provide us with many services that will be essential for the conduct of our business. If we fail to establish key service-provider relationships on acceptable terms or in a timely manner, the commencement of our WildBlue service could be delayed and our costs could significantly increase. We are in various stages of discussions with third parties to provide these essential services, which include:

     - developing, manufacturing and distributing our CPE, which consists primarily of a satellite dish and a modem;

     - identifying and acquiring sites for our satellite gateway facilities;

     - manufacturing and installing our satellite gateway facilities;

     - marketing, distributing and installing our WildBlue service through retail and wholesale channels;

     - routing our customer traffic between the Internet and our gateways; and

     - providing billing, technical, customer support and order processing services.

These relationships will be vital to our ability to provide our WildBlue service, to grow and add customers and to efficiently operate our business. We might not be able to enter into these relationships or do so on commercially reasonable terms or within the time necessary to launch our WildBlue service. If we do enter into these relationships, our service providers and vendors might not be sufficiently responsive to our needs or meet our performance standards, which could increase our expenses, delay the introduction of our WildBlue service or impair the quality of our WildBlue service.

OUR WILDBLUE SERVICE DEPENDS ON THE DEVELOPMENT AND INTEGRATION OF COMPLEX TECHNOLOGIES IN A NOVEL CONFIGURATION THAT MIGHT NOT FUNCTION AS DESIGNED, WHICH MIGHT PREVENT US FROM OFFERING OUR WILDBLUE SERVICE AS PLANNED, OR AT ALL.

     Our WildBlue service will require new applications of existing technology and the complex integration of different technologies, which might not operate as designed. Components of our satellite, gateway and CPE technologies are still being developed and have not yet been tested in actual operations. Hardware or software errors in space or on the ground could increase costs, delay our ability to offer our WildBlue service, cause us to lose customers or prevent us from offering our WildBlue service at all, each of which could limit our ability to generate revenue and become profitable. We will have to integrate for the first time many sophisticated satellite and Internet communications technologies before we can begin offering our WildBlue service. We will not know definitively if our satellite network system will properly function until we have deployed and tested a substantial portion of our WildBlue system.

PREMATURE FAILURE OF OUR SATELLITES COULD HURT OUR BUSINESS REPUTATION AND PROJECTED REVENUE AND EARNINGS.

     Satellites have limited useful lives, and if one of our satellites were to prematurely fail, it could adversely affect the quality of our WildBlue service, our business reputation, and our projected revenue and earnings. If WildBlue I fails before we have launched any other satellites, we could be unable to provide our WildBlue service for at least one year after we currently expect. We expect WildBlue I to have a useful life of approximately 12 years and each of our subsequent satellites to have a useful life of approximately 15 years. Any of our satellites could fail before the end of their useful lives, and repairing GEO satellites such as ours while they are in orbit is not feasible. There are many causes for the in-orbit failure of satellites, including:

     - component failure;

     - loss of power or fuel;

     - construction defects;

     - unexpected degradation of solar panels;

     - mistakes in issuing commands to the satellite;

     - inability to control the position, altitude, or orientation of the satellite;

     - disruptive military actions or acts of war; and

     - damage or destruction due to solar storms or other astronomical events, or collisions with space debris.

Any premature failure could hurt market acceptance of our WildBlue service and our competitive position.

IF THE FAILURE RATE OF SATELLITE LAUNCHES OR SATELLITE OPERATIONS INCREASES, THE COST OF INSURANCE FOR OUR SATELLITES COULD INCREASE SIGNIFICANTLY, WHICH COULD HARM OUR EARNINGS.

     We have not yet obtained launch insurance or in-orbit insurance for WildBlue I, and we may not obtain this insurance until shortly before its launch. We do not intend to purchase third-party insurance for WildBlue II because Telesat has agreed to insure us for launch failure and for failures during WildBlue II's first five years of operation up to an amount not to exceed the total cash amount we will pay Telesat under our license agreement. We expect that any insurance we do obtain for any of our satellites will only cover the first few years of each satellite's operation, after which we may not be able to obtain further insurance on commercially reasonable terms, if at all. If the cost of obtaining insurance increases beyond what we anticipate, our ability to achieve profitability could be harmed, the amount and type of coverage that we can obtain could be limited, or we might not be able to obtain insurance at all. The cost of insurance for a particular satellite is based on many factors, including failure rates of similar launch vehicles or satellite components. Current costs of insurance could increase significantly if there is an adverse change in insurance market conditions, an unusual number of launch or operational failures in the industry, or the failure of a single satellite using components or a launch vehicle similar to ours. In recent years, there have been several commercial satellite launch failures. Additionally, there have been numerous government launch failures which were not insured.

WE COULD SUFFER A LOSS THAT IS NOT COVERED BY OUR INSURANCE, WHICH COULD RESULT IN A SIGNIFICANT INCREASE IN OUR COSTS AND DELAY OR PROHIBIT OUR ABILITY TO BECOME PROFITABLE.

     Even if we obtain launch and in-orbit insurance, certain losses will not be covered by our insurance, which could increase our costs or prohibit our ability to become profitable. We expect that our insurance will contain customary exclusions for losses caused by anti-satellite devices, nuclear radiation, radioactive contamination or certain intentional acts designed to cause damage to a satellite. Insurance also might not cover failures due to terrorism, war or force majeure events such as natural catastrophes like electrostatic storms or collisions with space debris. In addition, insurance will not reimburse us for business interruption, loss of business, harm to our business reputation and similar losses that might arise from a delay in the delivery of our WildBlue service.

OUR SATELLITE TECHNOLOGY HAS INHERENT LIMITATIONS THAT COULD ADVERSELY AFFECT THE QUALITY OF OUR SERVICE, CUSTOMER RETENTION, REVENUE GROWTH AND PROFITABILITY.

     Each of our GEO satellites will operate in the Ka-band portion of the radio-frequency spectrum. Satellites of this type have inherent technological limitations, the most significant being latency and an occurrence known as rain fade. In addition, two-way communications satellites generally have a fixed capacity limitation. Each of these limitations could cause us to lose customers and could adversely affect the quality of our service, revenue and ability to achieve or sustain profitability.

     Latency. Latency is the delay caused by the time it takes for data traveling in our network to travel up to one of our satellites and back to earth. GEO satellites have a relatively high round-trip latency compared to satellite systems closer to the earth or broadband systems located on the earth. While the latency of low-orbit satellite and terrestrial-based broadband signals is approximately 30 to 70 milliseconds, the latency of GEO satellite signals is approximately 250 milliseconds, or one-quarter of a second. This relatively high latency will prevent our satellite system from supporting, in a high-quality fashion, time-sensitive services such as toll-quality voice calls and highly interactive games, or similar products and services that may be developed and introduced over broadband networks in the future. This limitation could affect our ability to compete with other broadband Internet services, such as terrestrial broadband services, that do not experience similar latency.

     Rain Fade. Rainfall affects Ka-band signals more severely than signals in the lower frequency satellite communication bands currently in use, such as Ku-band. This occurrence is known as rain fade. Although we have designed our system to mitigate the effects of rain fade through the use of multiple gateway sites and advanced technologies, our service could slow down or even stop during periods of heavy rain. This limitation could adversely impact the quality and market acceptance of our WildBlue service.

     Fixed Capacity. Our satellites have a fixed amount of capacity to handle two-way data traffic. As a result, we might not be able to meet our customers' transmission speed expectations. The transmission speeds we can deliver to our customers at any particular time depend on several factors that we cannot predict, such as the number of customers online at any one time, the connection speeds used by these customers, their usage patterns, the types and quantity of content accessed over our system and the geographic location of our customers. Although we have designed our system to account for anticipated usage patterns, we might not be able to provide a satisfactory broadband experience for our customers at all times due to capacity constraints. If we do not have sufficient capacity on a particular satellite or in a specific geographic region to meet the peak demand levels, some of our customers will experience service degradation, such as slower than expected access speeds, which could damage our business reputation, cause customer dissatisfaction and result in a loss of customers. Installing additional capacity or reallocating existing capacity could be expensive and time consuming. As a result, our fixed-capacity limitation could negatively affect our revenue.

                  RISKS RELATED TO THE MARKET FOR OUR SERVICES

WE WILL FACE INTENSE COMPETITION FROM PROVIDERS OF TERRESTRIAL BROADBAND SERVICES AND OTHER SATELLITE SYSTEM OPERATORS, AND IF WE CANNOT EFFECTIVELY COMPETE, WE MIGHT BE UNABLE TO EXPAND OUR BUSINESS AND ACHIEVE PROFITABILITY.

     We will face competition from companies providing a wide variety of wireless and wireline Internet access services, some of which could have distinct advantages over our service. We might not be able to effectively compete with these companies, which could limit our revenue and our ability to achieve, sustain or grow profitability. Unlike our WildBlue service, some of these services require little or no start-up costs for consumers, and they do not require consumers to install a satellite dish. Other satellite operators hold FCC licenses that allow them to provide satellite broadband Internet access. At least two satellite operators, not yet operating, have announced plans to begin offering two-way satellite Internet access using existing Ku-band satellites later this year, and several other companies have announced that they will begin to offer satellite broadband Internet access between now and 2005.

     We could also experience increased competition from new terrestrial wireless technologies, such as local multi-point distribution services and multi-channel multi-point distribution services. Mergers, joint ventures and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others could result in providers offering bundled telecommunications services in competition with us. Increased competition might result in our inability to obtain significant market share or compel us to reduce prices to remain competitive, which could result in lower gross margins.

     Many of our competitors and potential competitors have widespread brand recognition, existing partnerships with industry participants and greater financial, marketing, distribution, technical and other resources than we do. As a result, they might be able to respond more quickly than we can to new opportunities and technologies. In addition, many of these competitors already offer, or will offer, Internet access packages integrated with other communications services. Our ability to compete with these companies will depend on our ability to provide substantially similar or better service at prices that are competitive with those offered by these companies and to effectively market our WildBlue service.

IF WE ARE NOT ABLE TO PROVIDE OUR WILDBLUE SERVICE AT COMPETITIVE PRICES, OUR SALES WILL SUFFER.

     We might not be able to offer our WildBlue service at prices competitive with other broadband service providers, which could limit our sales and revenue growth. The manufacturing and distribution costs of our WildBlue system could be more expensive than we anticipate, making it difficult for us to offer our WildBlue service to customers at prices that will induce them to purchase our WildBlue service and allow us to become profitable. Pricing of services to consumers in the telecommunications and Internet access industries, both of which have similarities to the broadband service industry, have historically fallen, and we expect this to happen in the broadband Internet access industry as well. We initially intend to subsidize the cost of acquiring and installing our CPE to encourage customers to make an initial investment in our WildBlue service. As competition to provide broadband Internet access services increases, we could be forced to lower prices for our WildBlue service if our competitors engage in volume-based pricing and other forms of price competition. As a result, we might not be able to compete successfully with existing or potential competitors in the broadband Internet access market.

OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO IMPLEMENT A SUCCESSFUL DISTRIBUTION STRATEGY FOR OUR WILDBLUE SERVICE.

     We intend to sell our WildBlue service primarily through local satellite television dealers, DBS service providers, national electronics and department store chains and through wholesale channels such as communications service providers. We might not be able to establish or maintain these relationships, which could decrease our revenue. We have limited experience in developing distribution relationships of this type and to date have entered into only one. This agreement with EchoStar does not prevent EchoStar from also entering into similar distribution agreements with our competitors, and EchoStar has entered into a distribution agreement with a Ku-band satellite competitor. If we are unsuccessful in developing additional distribution relationships, or if parties with which we develop relationships do not perform as expected, our WildBlue service might not achieve broad market acceptance and our ability to grow our business could be significantly harmed.

DEMAND FOR OUR WILDBLUE SERVICE MIGHT BE INSUFFICIENT FOR US TO BECOME
PROFITABLE.

     There is currently no two-way consumer-targeted satellite broadband service in commercial operation in the United States. As a result, we cannot predict with certainty the potential consumer demand for our WildBlue service or the degree to which we will meet that demand. If demand for our WildBlue service does not develop as expected and achieve consumer market acceptance, we might not be able to generate enough revenue to become profitable or to sustain our operations. Among other things, we believe that consumer acceptance of our WildBlue service will depend upon our ability to:

     - provide a competitively priced, high-quality satellite broadband service;

     - successfully brand, market and sell our WildBlue service on a nationwide basis;

     - efficiently use established DBS distribution channels; and

     - capitalize on our strategic distribution relationship with EchoStar and enter into and capitalize on additional strategic distribution relationships.

     We will initially focus our sales and marketing efforts to target the U.S. households that will not have access to terrestrial broadband services, such as DSL or cable modem service, at the time we commence our WildBlue service. We have based our strategy to target these consumers on a number of assumptions, some or all of which could prove to be incorrect. Even if markets for our service develop, we could achieve a smaller share of these markets than we currently anticipate.

RAPID TECHNOLOGICAL AND INDUSTRY CHANGES COULD MAKE OUR WILDBLUE SERVICE OBSOLETE OR OUTDATED, WHICH COULD CAUSE OUR SALES TO SUFFER.

     The broadband communications industry is characterized by rapid technological change, frequent product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our sales will suffer. Competitors could have access to technologies not available to us, which might enable them to build a system that is more appealing to consumers. Products and services using new technologies, or emerging industry standards, could make our technologies obsolete. Our success will depend in part on our ability to bring our WildBlue service to our target markets before competing technologies become widely accepted, as well as our ability to adapt and implement new technologies and services.

IF WE DO NOT EXPAND INTO INTERNATIONAL MARKETS OR COMPETE EFFECTIVELY IN THOSE MARKETS, WE MIGHT NOT BE ABLE TO ACHIEVE REVENUE GROWTH CONSISTENT WITH OUR BUSINESS PLAN.

     We expect to derive a significant portion of our revenue from Canadian, and over time, from Latin American markets. We do not anticipate providing significant service in Canada until the first quarter of 2003 and in Latin America until early 2004. If we are unable to successfully expand into Canadian and Latin American markets, or are significantly delayed in our expansion efforts, we might not be able to grow our long-term revenue. Our ability to effectively expand into international markets is subject to a number of challenges, some of which are outside our control, including:

     - market growth for Internet services in other countries;

     - business practices unfamiliar to us;

     - difficulties in assessing, penetrating and maintaining each market;

     - difficulties in establishing strategic relationships;

     - disparate demographics that make our service too expensive for a significant portion of the population in a particular market;

     - currency exchange rate fluctuations;

     - political and economic instability;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - government regulations, tariffs and other trade barriers; and

     - uncertain protection of intellectual property in other countries.

Any of these factors and others could adversely affect our revenue from international operations and increase our cost structure.

           RISKS RELATED TO GOVERNMENT REGULATION OF OUR INDUSTRY AND
                     OUR LICENSE AGREEMENT TO USE CAPACITY

OUR LICENSES ISSUED BY THE FCC COULD EXPIRE, BE REVOKED OR BE MODIFIED, OR OUR LICENSE TO USE CAPACITY ON A CANADIAN-AUTHORIZED SATELLITE COULD BE TERMINATED, WHICH COULD SIGNIFICANTLY RESTRICT OUR OPERATIONS.

     The FCC has granted us licenses to operate satellites at the 109.2 DEGREES West Longitude, or W.L., and 73 DEGREES W.L. orbital positions, and we have contractually licensed from Telesat Ka-band capacity on its satellite, which will be located at 111.1 DEGREES W.L. Each of our FCC licenses requires us to meet certain terms and conditions and comply with FCC regulations, including operational parameters. If we do not meet the FCC terms and conditions, our FCC licenses could expire and not be renewed, be revoked or be modified. If any Canadian regulatory body determines that Telesat may not provide us access to the Ka-band capacity on its satellite, our license with Telesat could be terminated. Either of these occurrences could result in an inability to offer our WildBlue service as planned and jeopardize our ability to continue our operations. Each of our FCC licenses expires ten years after the satellite is placed into orbit, or earlier if our operations do not conform to the terms and conditions of the licenses.

     Our failure to comply with these conditions or with FCC regulations could result in fines, additional license conditions, failure to renew our license, failure to grant applications for new authorizations, or license revocation or modification. The FCC recently canceled seven licenses it issued in the Ka-band because the licensees failed to meet construction milestones. If similar milestones are imposed on us, our failure to comply with the milestones could result in our licenses being revoked.

FAILURE TO COMPLY WITH EXISTING, CHANGING OR NEW REGULATORY REQUIREMENTS COULD PREVENT OR DELAY OUR ABILITY TO IMPLEMENT OUR CURRENT BUSINESS PLAN.

     We are subject to the regulatory authority of the FCC, the frequency coordination process of the International Telecommunication Union, or ITU, and the regulatory requirements of other countries in which we plan to offer our WildBlue service. Failure to comply with existing, changing or new regulations could prevent us from implementing our current business plan. Regulatory changes could significantly impact our operations by, among other things:

     - adding terms and conditions to the continuing effectiveness of our licenses;

     - changing blanket licensing requirements for our CPE;

     - imposing fees or other charges, thereby raising our compliance costs;

     - requiring that we relocate one or more of our satellites to a different orbital location;

     - allocating remaining Ka-band spectrum favorably to our competitors; and

     - making current products obsolete.

We might need to modify our services or operations to comply with new or changed regulations. These modifications could be expensive and time consuming, and could adversely affect our ability to provide our WildBlue service cost effectively or at all.

WE MUST OBTAIN ADDITIONAL AUTHORIZATIONS IN A TIMELY MANNER FROM THE FCC AND NON-U.S. GOVERNMENTS BEFORE WE CAN OFFER OUR WILDBLUE SERVICE TO CONSUMERS AND GENERATE SIGNIFICANT REVENUE.

     Our existing FCC licenses require that we will obtain additional authorizations necessary for the operation of our WildBlue system. In addition, we have not yet applied for, or obtained, any necessary regulatory authorizations from countries outside the United States in which we plan to offer our WildBlue service. If we are unable to obtain these authorizations in a timely manner or without adverse conditions, and maintain such authorizations we might not be able to commence our operations and generate revenue as planned. We must still obtain the following additional FCC and non-U.S. government licenses and authorizations:

     - specific spectrum for our downlink transmissions;

     - spectrum for satellite telemetry, tracking and control, or TT&C, operations;

     - a blanket license that will permit our customers to transmit and receive satellite signals from their homes and offices;

     - authority to transmit signals to the United States from the Ka-band capacity we have licensed on WildBlue II; and

     - non-U.S. authorizations necessary to provide service in countries outside the U.S.

     FCC rules anticipate that a satellite operator will use spectrum at the edges of its authorized band to conduct TT&C operations. However, because very few Ka-band satellites have yet been launched, many parts of the world have no facilities capable of communicating with a satellite in the Ka-band. This presents a particular problem during the launch and initial transfer orbit stages of our satellites' deployment, during which we will need to perform TT&C over a wide portion of the international orbital arc, and in case of an emergency, when we may need to draw upon TT&C capabilities from many locations in order to establish contact with our satellite. Accordingly, we intend to conduct these satellite TT&C operations in the much more established C-band frequencies. However, because this would be a non-conforming use of spectrum under the FCC's rules, we are not yet authorized to use these frequencies for this purpose. In order to receive the necessary authorization, we must demonstrate either that our TT&C operations will not interfere with other conforming operations in the band or that we have successfully coordinated our TT&C operations with all affected operators in the band. We have not yet begun coordination nor filed the required application. Although the FCC has granted authorization for similar non-conforming uses in the past, we may not be able to make an appropriate demonstration and secure the required license modification. Failure to obtain this authorization for the launch and transfer orbit phase would preclude us from launching our satellites, while failure to obtain it for emergency operations would leave us vulnerable in case of a catastrophic failure of our satellites' normal TT&C subsystems.

     Moreover, because use of the Ka-band for satellite services is just now emerging, existing satellite TT&C facilities generally do not operate in the band. Accordingly, we are exploring the options for using other bands for ongoing TT&C operations as well. We may not obtain FCC authorization to use an alternative band for this purpose. If we are unable to obtain authorization to use alternative spectrum, we will have to use some of our Ka-band spectrum for TT&C operations, which could increase the cost of these operations due to the general lack of Ka-band facilities.

WE MUST OBTAIN AUTHORIZATION TO SERVE THE UNITED STATES MARKET FROM A CANADIAN-AUTHORIZED SATELLITE BEFORE WE CAN PROVIDE SERVICES IN THE UNITED STATES FROM WILDBLUE II.

     Although Telesat holds a Canadian authorization for WildBlue II, we must request and obtain FCC authorization before we provide our WildBlue service in the United States from the 111.1 DEGREES W.L. orbital slot. No one has attempted to provide broadband Internet service to the United States from a satellite not licensed in the United States. Therefore, it is uncertain whether this or any other regulatory approvals will be obtained. If we are unable to obtain this authorization in a timely manner, or maintain this authorization, we will be unable to offer our WildBlue service to the United States from WildBlue II.

WE MUST COORDINATE THE OPERATION OF OUR SATELLITES, AND TELESAT MUST COORDINATE THE OPERATION OF WILDBLUE II, TO ENSURE THAT THEY DO NOT INTERFERE WITH NEIGHBORING SATELLITES. IF WE DO NOT SUCCESSFULLY COORDINATE OUR OPERATIONS, OR TELESAT DOES NOT SUCCESSFULLY COORDINATE THE OPERATIONS OF WILDBLUE II, OUR ABILITY TO OFFER OUR WILDBLUE SERVICE COULD BE SIGNIFICANTLY HARMED.

     Our FCC licenses, and Telesat's Canadian licenses, require that before each of us begin operating our satellites, each of us must comply with the ITU registration and coordination processes. If either of us fail to
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

comply with the ITU coordination processes in a timely manner, we could be delayed or prevented from offering our WildBlue service as planned and from achieving or sustaining profitability. These processes require each of us to coordinate with U.S. and non-U.S. governments and other Ka-band satellite operators to ensure that our operations, including TT&C, and the operations of international Ka-band satellite operators using neighboring orbital slots will not interfere with each other. Some of these neighboring Ka-band satellite operators have ITU priority over us, which means that we must ensure that our operations do not interfere with theirs. In addition, either of us may be required to comply with additional terms and conditions to operate satellites at our orbital locations. These coordination negotiations can be costly and protracted, and if they are not successful we could suffer a loss in the useable capacity of WildBlue II or one or more of our satellites. For example, we may have to operate our satellites at a lower power or limit the extent to which our satellites may be used for commercial operations.

WE MUST OBTAIN U.S. GOVERNMENTAL APPROVAL BEFORE WE CAN LAUNCH OUR SATELLITES FROM LOCATIONS OUTSIDE THE UNITED STATES. FAILURE TO OBTAIN APPROVAL COULD SIGNIFICANTLY INCREASE OUR LAUNCH COSTS.

     We expect WildBlue I, WildBlue II and WildBlue III will be launched from Arianespace's facility in French Guiana. The required U.S. governmental approvals have not yet been obtained for the launch of WildBlue II and III. Failure to receive these approvals might require us to secure alternative launch sites, which could result in a significant delay in our launch program and a significant increase in the cost of our launches. International launches have been politically sensitive because of the relationship between launch technology and missile technology. For example, U.S. government policy has limited, and is likely in the future to limit, launches from the former Soviet Union and China. In deciding whether to grant an export license the U.S. government can consider, among other things, national security and international policy factors. Therefore, adverse changes in the international political climate, international policy or political leadership could affect the availability of export licenses for launches from particular countries. We are relying on the satellite manufacturers, launch services provider and other third parties to obtain any required export licenses for satellites launched outside the United States.

         RISKS RELATING TO OUR PERSONNEL AND OUR INTELLECTUAL PROPERTY

OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL, AND IF ANY OF THEM LEAVE, IT COULD BE COSTLY TO REPLACE THEM.

     Our success depends on the continued services of our senior management and other key personnel, in particular Thomas E. Moore, our President and Chief Executive Officer. We do not currently carry, and do not intend to obtain, key person life insurance. Competition for qualified executives in our industry is intense, and there are a limited number of persons with comparable experience. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. If we lose the services of one or more of our key personnel, it could be costly and time-consuming to replace them and our revenue and ability to achieve, maintain or grow our profitability could suffer.

FAILURE TO MANAGE OUR ANTICIPATED GROWTH AND EXPANSION COULD HARM OUR OPERATING EFFICIENCY AND PREVENT US FROM CAPITALIZING ON ANY NEW OR EXISTING MARKET OPPORTUNITIES.

     We anticipate experiencing periods of rapid growth and expansion. If we fail to effectively manage our growth and expansion, we could lose productivity and not be able to capitalize on any new or existing market opportunities. Our future performance depends on our ability to identify, hire, integrate and retain highly skilled technical, managerial, sales and marketing personnel. We plan to hire a significant number of employees in the next six to 18 months in preparation for commencing our WildBlue service. New employees frequently require extensive training before they achieve desired levels of productivity, which is costly and time consuming to provide. Also, we must effectively execute our operational and administrative procedures and control processes to manage our anticipated growth and expansion. This projected growth and expansion is expected to place a significant strain on our managerial, operational and financial resources. Our management might be required to divert a disproportionate amount of its attention away from day-to-day activities and to devote a substantial amount of time to managing our anticipated growth and expansion. This diversion could adversely affect our ability to adequately provide our WildBlue service to customers or manage our relationships with suppliers, distributors and other third parties, which could negatively impact our ability to achieve or maintain profitability.

OUR INTELLECTUAL PROPERTY PROTECTION COULD BE INADEQUATE, AND CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD EXPOSE US OR OUR SUPPLIERS TO COSTS AND POTENTIAL LOSSES.

     If the intellectual property that we develop or license to use is not adequately protected, third parties could duplicate our WildBlue system without liability. In addition, third parties could challenge, invalidate or circumvent our intellectual property rights or existing sublicenses. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We are currently filing patent applications with the U.S. Patent and Trademark Office, which may not be issued or their claims may be substantially narrowed.

     Other parties could have patents or pending patent applications that later mature into patents or inventions that block our ability to operate our system or license our technology. We might have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This could be expensive and we might not succeed in any such litigation.

     Third parties could bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to us, and a diversion of efforts by our management. Adverse findings in any proceeding could:

     - subject us to significant liabilities to third parties;

     - require us to seek licenses from third parties;

     - block our ability to operate our WildBlue system or license its technology; or

     - otherwise adversely affect our ability to successfully develop and market our WildBlue service.

                         RISKS RELATED TO THIS OFFERING

WE COULD FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Fluctuations in quarterly and annual results could cause our results of operations in future periods to be below the expectations of public market analysts and investors, which could cause the price of our common stock to abruptly and significantly fall. If we fail to meet the milestones specified in our FCC licenses, we might not be able to offer our WildBlue service as planned, which could decrease the revenue growth rate we expect to achieve. If revenue declines in a quarter, our earnings will decline because many of our expenses are relatively fixed. In particular, research and development, depreciation, insurance, system operations, marketing and general and administrative expenses are not affected directly by variations in revenue.

IF OUR MANAGEMENT DOES NOT EFFECTIVELY APPLY THE NET PROCEEDS FROM THIS OFFERING, OUR ABILITY TO GROW OUR BUSINESS WILL SUFFER.

     Our management has broad discretion to allocate the net proceeds of the offering. If our management's allocation of the net proceeds does not result in efficient development of our WildBlue system, our ability to commence our WildBlue service could require more capital than we currently anticipate and might be delayed, thereby delaying our ability to generate revenue. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

     - progress in and scope of our product development activities and strategic alliances;

     - the contractual terms of the construction and launch of WildBlue III and subsequent satellites;

     - success of our sales and marketing efforts; and

     - competitive market developments.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS COULD PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     Our existing executive officers, directors and principal shareholders will own, in the aggregate, based on their holdings as of September 1, 2000,
approximately      % of our outstanding shares after the offering. As a result, these parties acting together will be able to substantially influence the outcome of all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This ability may delay or prevent a change in control if opposed by these parties irrespective of whether the proposed transaction is beneficial to our shareholders as a whole.

SOME OF OUR PRINCIPAL SHAREHOLDERS, INCLUDING THOSE WITH WHOM WE HAVE ENTERED INTO MATERIAL CONTRACTS, HAVE INVESTED IN OUR COMPETITORS, AND THEY MAY COMPETE DIRECTLY WITH US IN THE FUTURE. THEIR INTERESTS COULD CONFLICT WITH OUR BEST INTERESTS OR THE BEST INTERESTS OF OUR OTHER SHAREHOLDERS.

     Following the offering, our current principal shareholders will own
approximately     % of our common stock on a fully diluted basis with total
voting power of approximately     %. Some of our principal shareholders and
their affiliates are also our strategic partners with whom we have material contracts, and we might enter into additional contracts with these or other principal shareholders in the future. In addition to their investments in us, some of these shareholders have investments, and may in the future make investments, in other satellite, Internet, data and communications companies and ventures, including our competitors. Some of our shareholders may also in the future compete directly with us. For example, EchoStar is an investor in Starband Communications, formerly known as Gilat-to-Home, and also has the right to market and distribute the StarBand(SM) service, which will compete directly with our WildBlue service. In addition, EchoStar has obtained FCC licenses to operate Ka-band GEO satellites, which could in the future offer satellite broadband Internet service that competes with our WildBlue service. Our shareholders have no obligation to bring to us any investment or business opportunities of which they become aware, even if the opportunities are within our scope or objectives, and they may assist our competitors or compete with us directly. These shareholders could also use their position as principal shareholders and their management control to cause us to take actions that might not be in our best interests or the best interests of our other shareholders.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCK PRICE COULD DECLINE BELOW THE INITIAL PUBLIC OFFERING PRICE AND BE HIGHLY VOLATILE.

     There has been no public market for our common stock and an active public market for our common stock might not develop or be sustained after this offering. If an active public market for our stock does not develop, you might be unable to sell any shares of common stock that you purchase in this offering, and the price of our stock could decrease below the initial public offering price. The initial public offering price will be determined through negotiations between us and our underwriters.

     The stock market in general, and the stock prices of technology and Internet-related companies in particular, have experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Because we are in the satellite-based Internet communications industry and do not currently have revenue, we expect our stock price to be similarly volatile. Broad market and industry factors could reduce, or cause volatility in, our stock price, regardless of our operating performance. Some of these factors include:

     - changes in financial estimates by securities analysts;

     - changes in the performance or market valuations of other Internet, telecommunications or satellite companies; and

     - announcements by us of our failure to timely achieve significant milestones, or announcements by us or our competitors of significant milestone achievements, acquisitions, strategic partnerships, joint ventures or capital commitments.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of securities class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources even if the claims against us are meritless.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

     Sales of a substantial number of shares in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will
have           shares of common stock outstanding. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock that can be sold immediately following the public offering. Donaldson, Lufkin & Jenrette Securities Corporation, in its sole discretion, could release all or some portion of the shares subject to lock-up agreements. All of the shares of common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. The remaining 42,191,649 shares of common stock outstanding after this offering plus an additional 2,770,908 shares issuable upon the exercise of outstanding options, will be available for sale after the expiration of their initial 180 day lock-up period.

THE VALUE OF YOUR INVESTMENT WILL BE DILUTED UPON CONSUMMATION OF THIS OFFERING.

     The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in the
offering will incur immediate dilution of $          in net tangible book value
per share of common stock, based on the initial public offering price of $ per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD DISCOURAGE AN ACQUISITION OF US BY OTHERS, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

     Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our shareholders. These provisions include:

     - authorizing the issuance of blank check preferred stock by a two-thirds vote of our board of directors;

     - limiting the removal of directors by the shareholders to removal for cause unless such removal is approved by holders of at least two-thirds of our outstanding common stock;

     - prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;

     - eliminating the ability of shareholders to call a special meeting of shareholders; and

     - establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at shareholder meetings.

In addition, the provisions of Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry that involve risks and uncertainties. These forward-looking statements are usually accompanied by words like "will," "should," "plan," "expect," "believe," "anticipate," "seek," "intend" and similar expressions. Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $     million in net
proceeds from this offering, or $     if the underwriters' over-allotment option
is exercised in full, based upon an assumed initial public offering of $     per
share.

     We expect to use our net proceeds from this offering:

     - to fund our capital expenditures, which we expect will consist primarily of the construction of our satellites and associated launch services, and the construction of our gateway facilities;

     - to fund development of our CPE, gateway technology and our WildBlue service; and

     - for working capital and other general corporate purposes.

The amounts we actually expend in these areas may vary significantly from our expectations and will depend on a number of factors, including the progress and scope of our WildBlue system development activities and strategic alliances. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, services or products. We have no current plans, agreements or commitments with respect to any such acquisition or investment, and we are not currently engaged in any negotiations with respect to any such transaction.

     Pending such uses, the net proceeds of this offering will be invested in short term, interest bearing, investment grade securities. We expect to require additional financing to fund our capital expenditures and operating losses in the future.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments and other financing arrangements, and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000. Our capitalization is presented:

     - on an actual basis;

     - on a pro forma basis to reflect the exercise of warrants to purchase 3,394,327 shares of Series F preferred stock at an exercise price of $17.00 per share; and

     - on a pro forma basis as adjusted to reflect, in addition, the automatic conversion of all of the outstanding shares of our preferred stock upon the closing of this offering and the receipt of the estimated net proceeds from the sale of common stock in this offering, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                         (UNAUDITED)
                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 65,836   $123,540     $
                                                              ========   ========     ========
Marketable Securities.......................................  $ 38,151   $ 38,151     $
                                                              ========   ========     ========
Vendor financing............................................  $ 20,000   $ 20,000     $
                                                              ========   ========     ========
STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.001 par value, 26,494,627
  shares authorized actual and pro forma and no shares
  authorized pro forma as adjusted; 24,076,985 shares issued and outstanding actual and pro forma and no shares issued
  and outstanding pro forma as adjusted.....................  $     24   $     24
Series B preferred stock, $0.001 par value, 601,748 shares
  authorized actual and pro forma and no shares authorized
  pro forma as adjusted; 546,837 shares issued and
  outstanding actual and pro forma and no shares issued and
  outstanding pro forma as adjusted.........................         1          1
Series C preferred stock, $0.001 par value, 7,740,757 shares authorized actual and pro forma and no shares authorized
  pro forma as adjusted; 5,983,892 shares issued and
  outstanding actual and no shares issued and outstanding
  pro forma as adjusted.....................................         6          6
Series D nonvoting preferred stock, $0.001 par value,
  3,571,428 shares authorized actual and pro forma and no
  shares authorized pro forma as adjusted; no shares issued
  and outstanding actual and pro forma and no shares issued
  and outstanding pro forma as adjusted.....................        --         --
Series E preferred stock, $0.001 par value, 8,893,244 shares authorized actual and pro forma and no shares authorized
  pro forma as adjusted; 8,081,733 shares issued and
  outstanding actual and pro forma and no shares issued and
  outstanding pro forma as adjusted.........................         8          8

                                                                         (UNAUDITED)
                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Series F preferred stock, $0.001 par value, 5,535,162 shares authorized actual and pro forma and no shares authorized
  pro forma as adjusted; no shares issued and outstanding
  actual and 3,394,327 pro forma and no shares issued and
  outstanding pro forma as adjusted.........................        --          3
Common stock, $0.001 par value, 52,896,902 shares authorized actual and 450,000,000 shares authorized pro forma and pro forma as adjusted; 107,875 shares issued and outstanding
  actual and pro forma and shares issued and outstanding pro
  forma as adjusted.........................................        --
Additional paid-in capital..................................   247,523    305,224
Unearned compensation.......................................    (5,534)    (5,534)
Accumulated other comprehensive income......................       149        149
Deficit accumulated during development stage................   (11,052)   (11,052)
                                                              --------   --------     --------
          Total stockholders' equity........................   231,125    288,829
                                                              --------   --------     --------
          Total capitalization..............................  $251,125   $308,829     $
                                                              ========   ========     ========

     The number of shares of common stock referenced above, excludes as of June 30, 2000:

     - 2,709,090 shares of common stock subject to issuance upon exercise of outstanding warrants; and

     - 4,963,896 shares of common stock issuable upon exercise of options outstanding under our 1998 and 1999 management option plans.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was $     per
share. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the issuance of 3,394,327 shares of common stock upon the cash exercise of warrants to purchase Series F preferred stock at an exercise price of $17.00 per share and conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. Without taking into account any other changes in the net tangible book value after June 30, 2000, other than to give effect to our receipt of the net proceeds from the
sale of the     shares of common stock in this offering at an assumed initial
public offering price of $     per share, our pro forma net tangible book value
as of June 30, 2000 would have been approximately $     , or $     per share.
This represents an immediate increase in net tangible book value of $     per
share to existing shareholders and an immediate dilution of $     per share to
new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
Pro forma net tangible book value per share at June 30,
  2000......................................................   $
Increase per share attributable to new investors............   $
                                                               --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution per share to new investors (1).....................              $
                                                                          ========

------------------------------

(1) If the underwriters' overallotment option is exercised in full, dilution per
    share to new investors would be $       .

     The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between existing shareholders and the new investors with respect to:

     - the number of shares of common stock purchased from us in the offering, and conversion of all outstanding shares of preferred stock into common stock;

     - the total consideration paid to us; and

     - the average price per share investors pay when they buy common stock in this offering before deduction of estimated underwriting discounts and offering expenses.

     The calculation in this table with respect to shares to be purchased by new investors in this offering reflect an assumed initial public offering price of
$     per share.

                                    SHARES PURCHASED      TOTAL CONSIDERATION
                                  ---------------------   --------------------   AVERAGE PRICE
                                    NUMBER      PERCENT    AMOUNT     PERCENT      PER SHARE
                                  -----------   -------   ---------   --------   -------------
Existing shareholders...........   42,191,649         %   $                 %      $
New investors...................
                                  -----------    -----    --------     -----       --------
          Total.................                 100.0%   $            100.0%      $
                                  ===========    =====    ========     =====       ========

     The foregoing discussion and tables assume no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after June 30, 2000, other than warrants to acquire 3,394,327 shares of Series F preferred stock which expire upon the closing of this offering. As of June 30, 2000, there were outstanding options to purchase an aggregate of 4,963,896 shares of common stock at a weighted average exercise price of $7.15 per share and outstanding warrants to purchase 2,709,090 shares of common stock, with a weighted average exercise price of $18.68 per share. There will be further dilution to new investors to the extent any of these options or warrants are exercised.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for the three-year period ended December 31, 1999 and the consolidated balance sheets data as of December 31, 1999 and 1998, are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. You should not assume that our results of operations for the six months ended June 30, 2000 and 1999 indicate what our results will be for the full year.

                        FOR SIX-MONTH PERIODS
                                ENDED                                                    APRIL 21, 1995
                               JUNE 30,                YEARS ENDED DECEMBER 31,          (INCEPTION) TO
                        ----------------------   -------------------------------------      JUNE 30,
                          2000        1999          1999          1998         1997         2000(C)
                        --------   -----------   -----------   ----------   ----------   --------------
                             (UNAUDITED)                                                  (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Revenue(a)............  $     --   $        --   $        --   $       --   $       --      $     --
Operating expenses....     3,693         3,006         4,604          949          594        10,019
Interest expense
  (income),
  net.................    (1,312)           95           402          270           72          (568)
Net loss..............  $ (2,540)  $    (3,090)  $    (4,859)  $   (1,219)  $     (666)     $ (9,462)
                        ========   ===========   ===========   ==========   ==========      ========
Net loss per
  share(b)............  $(141.26)  $(16,438.44)  $(51,694.91)  $(4,876.52)  $(2,662.62)
                        ========   ===========   ===========   ==========   ==========
Unaudited pro forma
  net loss per
  share(b)............      (.08)                       (.40)

BALANCE SHEET DATA (AT
  END OF PERIOD):
Cash, cash equivalents
  and marketable
  securities..........  $103,988   $     7,198   $    27,947   $    1,534   $       --      $103,988
Working capital
  (deficit)...........   103,833         7,104        (1,955)      (3,732)        (953)      103,833
Property, equipment
  and assets under
  construction, net...   120,263           735         9,598          460           --       120,263
Total assets..........   251,358         8,621        38,614        2,952          341       251,358
Vendor financing......    20,000            --            --           --           --        20,000
Total stockholders'
  equity (deficit)....   231,125         8,455         8,635       (2,393)        (612)      231,125

------------------------------

(a) WildBlue is a development stage enterprise and has not generated any revenue.

(b) See Note 1 of the Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in per share calculations.

(c) Business activity for the period from April 21, 1995, our inception, through December 31, 1996 was insignificant.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are developing the first Ka-band GEO satellite system capable of providing two-way, "always on," broadband Internet access directly to residential and SOHO consumers. After we launch WildBlue I, we will be able to offer our WildBlue service throughout the contiguous United States as well as to portions of Canada. Subsequent satellites will augment our capacity in the United States and Canada and allow us to offer our WildBlue service in most Latin American countries.

     We are in the development stage. Since our inception in April 1995, we have devoted our efforts to designing and developing our Ka-band GEO satellite system. Our development activities were limited until 1997, when the FCC assigned us Ka-band fixed satellite service licenses at the 109.2 DEGREES W.L. and 73 DEGREES W.L. and orbital locations. Our principal activities to date have included recruiting our core management team, designing and developing our WildBlue system architecture, contracting for the manufacture of elements of our WildBlue system, establishing other commercial relationships and securing financing.

     We will not generate any revenue from operations until we launch our first satellite and commence offering our WildBlue service, which we currently expect to do in the second quarter of 2002. As a development-stage company, we have incurred losses to date and expect to continue to incur significant losses for the foreseeable future as we continue to design, develop and deploy our satellite system and market our WildBlue service.

     We are capitalizing the costs related to constructing and obtaining our system assets, including satellites, gateways, FCC licenses and interest during construction. We will depreciate these capitalized costs over the estimated useful lives of these assets. Depreciation of our satellites will commence upon in-orbit acceptance. Depreciation of our gateways and the amortization of FCC licenses will commence upon achieving operational status.

     After we begin commercial operations, we expect our primary source of revenue to be monthly subscription fees from our customers. We currently anticipate that our monthly subscription fee will depend on the level of WildBlue service and type of customer, and we expect it to be competitive with other broadband services. Also, we expect to derive additional revenue from advertising sales and e-commerce opportunities associated with our WildBlue portal, which we intend to develop ourselves or in partnership with an existing portal service provider. To the extent we enter into any wholesale arrangements with communications partners to resell our service, we will receive revenue from these partners based on either a capacity charge or subscriber-based fee. In addition, we expect to derive revenue from the sale of unused satellite capacity to capacity resellers, communications and media companies, and other business users. We believe our unused satellite capacity can be used for a variety of data and file transfer applications.

     We expect that the operating expenses associated with our commercial operations will primarily consist of marketing, sales, ISP, customer service and billing, system operations, insurance and general and administrative costs. We expect our marketing and sales costs to primarily consist of CPE and installation subsidies, sales commissions, and advertising and promotional costs. We expect to purchase our CPE directly from manufacturers for resale to our customers or, possibly, wholesale partners. We project that these CPE costs will be higher than corresponding revenue from the sale of our CPE. We anticipate ISP costs to include Internet transit and peering costs, and the provision of electronic mail and Web hosting services for our customers. Our system operations costs will include the cost of monitoring and managing our terrestrial network and satellites, and maintaining our terrestrial infrastructure.

     We have issued performance-based warrants to purchase up to 1,800,000 shares of Series F preferred stock at a purchase price of $17.00 per share and 909,090 shares of Series C preferred stock at a purchase price of $22.00 per share. These warrants become exercisable upon the achievement or occurrence of performance milestones. We will recognize the fair value of the warrants, as calculated using the Black-Scholes option pricing model, if and when these warrants become exercisable. The fair value and volatility of our common stock are critical components of the Black-Scholes option pricing model and we cannot predict what those components might be in the future. If these warrants become exercisable, we will incur non-cash charges, which are currently not determinable and may be substantial. As of June 30, 2000, none of these warrants are exercisable.

     Amortization of Unearned Stock Compensation. We have granted stock options to employees and consultants at prices subsequently deemed to be below the fair value of the underlying stock on the date of grant or issuance. During the period from April 25, 1995 through June 30, 2000, we recorded aggregate unearned compensation of $6,675,619, of which $957,024 was expensed during the six-months ended June 30, 2000 and $184,621 was expensed during the year ended December 31, 1999. While this expense has increased our net loss, it has had no impact on our cash flows. With respect to employee stock-based compensation, we are amortizing the deferred compensation expense ratably over the vesting period. Non-employee grants are accounted for in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123 and Emerging Issues Task Force, or EITF, 96-18 and valued using the Black-Scholes model. These grants are amortized ratably over the vesting period.

RESULTS OF OPERATIONS

     Since we are a development stage enterprise our historical results of operations are not indicative of, and should not be relied upon as an indicator of, our future performance.

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Operating Expenses. Operating expenses increased to $3.7 million for the six months ended June 30, 2000 from $3.0 million for the six months ended June 30, 1999. This increase is due primarily to higher compensation expenses including non-cash compensation expenses due to an increase in our personnel, recruiting costs, travel costs, business development costs, office rent and depreciation. In addition, legal fees increased substantially due to the larger number of commercial transactions entered into by us. Operating expenses for the six months ended June 30, 1999, included a $1.8 million one-time settlement payment.

     Interest Expense. Interest expense decreased to $163,000 for the six months ended June 30, 2000 from $178,000 for the six months ended June 30, 1999. The interest expense in 1999 was related to a convertible note which was subsequently converted to preferred stock, whereas in 2000 the interest expense was related to commitment fees associated with our vendor financing.

     Interest Income. Interest income increased to $1.5 million for the six months ended June 30, 2000 from $83,000 for the six months ended June 30, 1999. This increase reflects an increase in cash available to invest in 2000.

     Realized Gains on Sales of Marketable Securities. Realized gains on sales of marketable securities increased to $134,000 for the six months ended June 30, 2000 from $11,000 for the six months ended June 30, 1999. This increase reflects an increase in cash available to invest in 2000.

     Net Loss. Net loss decreased to $2.5 million for the six-month period ended June 30, 2000 from $3.1 million for the six-month period ended June 30, 1999. After removing the effect of the settlement payment incurred in the prior period, the net loss increased by $1.2 million which reflects an increase in operating expenses and our share of losses in U.S. Monolithics, LLC, or USM, offset by an increase in interest income.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Operating Expenses. Operating expenses increased to $4.6 million in 1999 from $949,000 in 1998 and $594,000 in 1997. These increases were due primarily to higher compensation expense due to an increase in our personnel to manage the continued development of our satellite system and marketing plans, and also reflects higher travel costs, office rent, business development costs, and a $1.8 million one-time settlement payment.

     Interest Expense. Interest expense increased to $768,000 in 1999 from $298,000 in 1998 and $72,000 in 1997. These increases primarily reflect increases in convertible notes outstanding in both 1999 and 1998.

     Interest Income. Interest income increased to $366,000 in 1999 from $29,000 in 1998 and $0 in 1997. This reflects an increase in cash available to invest in both 1999 and 1998.

     Realized Gains on Sales of Marketable Securities. Realized gains on sales of marketable securities increased to $147,000 in 1999 from $0 in 1998 and 1997. The increase reflects an increase in cash available to invest in 1999.

     Net Loss. Net loss increased to $4.9 million in 1999, from $1.2 million in 1998 and $666,000 in 1997. These increases primarily reflect increases in operating expenses and net interest expense.

LIQUIDITY AND CAPITAL RESOURCES

  FUNDS REQUIRED THROUGH SERVICE LAUNCH

     We estimate that we will require at least $700 million to develop and implement our WildBlue system from our inception through launch of our WildBlue service, which we expect to occur in the second quarter of 2002. After taking into account the net proceeds from this offering, we will have raised or have
committed financing of $     million, net of associated expenses. We will
require additional cash of approximately $     to provide working capital and
fund our capital program until we launch our WildBlue service. Following this offering, we expect to have sufficient cash to meet our needs through the
          quarter of 200[     ].

     We intend to satisfy our funding requirements by issuing debt and equity securities and by obtaining loans and other credit facilities from banks and other financial institutions. We also expect to obtain additional amounts of vendor financing from our satellite manufacturers, ground segment contractors and equipment suppliers.

     We intend to meet a significant portion of our future funding requirements through the sale of debt securities. We may issue registered or unregistered debt securities shortly after this offering or at any time in the future. If we issue warrants to purchase common stock as part of any debt instrument, the amount of common stock and purchase price of this stock would depend on market conditions at the time we issue these warrants. We may not be able to obtain required funds when needed or in commercially reasonable terms.

     Our expected sources and uses of funds through launch of our WildBlue service are as follows:

                        INCEPTION THROUGH SERVICE LAUNCH
                                 (IN MILLIONS)

SOURCES OF FUNDS
Total net equity raised to
  date........................  $239
Total committed vendor
  financing...................   125
Anticipated proceeds from the
  exercise of Series F
  warrants....................    58
Net proceeds from this
  offering....................
Future capital requirements...
                                ----
          Total...............  $700
                                ====
USES OF FUNDS
Space segment (satellites,
  launch and insurance).......  $510
Ground segment................   100
Operating expenses and working
  capital requirements........    90
                                ----
          Total...............  $700
                                ====

     The sources and uses chart for the period from inception through service launch assumes that we will commence commercial operations in the second quarter of 2002 and does not take into account any interest income or interest expense of any future offerings or financings. We will need additional capital after the launch of our WildBlue service to continue financing our capital program and to cover operating expenses before we generate positive cash flow from operations. Our ability to generate positive cash flow depends upon many factors, including our ability to generate significant revenue.

  SOURCES OF FUNDS

     To date, we have raised or have commitments for approximately $385 million of capital, net of expenses and share repurchases. We have used this capital to make payments under our satellite and launch services contracts, to develop our CPE, make strategic investments and for working capital and operating expenses. The $385 million raised to date includes $239 million raised through the issuance of equity securities to our current shareholders, including equity for services rendered, and $146 million committed in the form of vendor financing arrangements from our contractors, of which we expect to use $125 million by our service launch.

     The $239 million in equity securities we issued was raised in the following transactions:

     - In August 1998, we raised $5 million through the issuance of a convertible promissory note, which was later converted into preferred stock, to TV Guide, a subsidiary of Gemstar-TV Guide International, Inc.

     - In January 1999, we raised $5.2 million from the sale of preferred stock to TRW.

     - In May 1999, we raised $6.6 million from the sale of preferred stock to an affiliate of Kleiner Perkins Caufield & Byers, or Kleiner Perkins, TV Guide and other investors. We used a portion of the cash proceeds to repurchase shares of stock from a shareholder for a total purchase price of $3.4 million.

     - In October 1999, we raised $29 million from the sale of convertible notes to Liberty KASTR Corp., TV Guide, Kleiner Perkins and Televerde Communications, L.P. In February 2000, these notes were converted into shares of our preferred stock, and the same investors purchased additional shares of our preferred stock for additional cash consideration of $19.5 million. Liberty KASTR Corp. subsequently transferred its shares to Liberty Satellite LLC, or Liberty Media.

     - In December 1999, we raised $1.7 million from the sale of preferred stock to Kleiner Perkins.

     - In February 2000, we issued shares of preferred stock to an affiliate of Arianespace to discharge an upfront fee of $1.8 million associated with a vendor financing arrangement.

     - In March 2000, we raised $50 million from the sale of non-voting preferred stock and warrants to EchoStar. We also issued shares of preferred stock to Telesat for goods and services valued at $37.1 million.

     - In May 2000, we issued preferred stock and warrants to Kleiner Perkins, Liberty Media, TV Guide, TRW, and our founders and their affiliates for cash consideration of $86.6 million.

     As part of our satellite contract with Loral, we can defer approximately $20 million of payments under the contract. The interest rate on the deferred payments is fixed, with repayment of principal beginning on the third anniversary of WildBlue I achieving in-orbit commercial acceptance and ending on the fifth anniversary. As of June 30, 2000, the Company had not yet deferred any payments.

     As part of our launch services agreement with Arianespace, an affiliate of Arianespace has agreed to provide us with an aggregate of approximately $126 million of financing which, assuming certain conditions are met, we may convert into long-term financing when we launch WildBlue I. The amount of financing is allocated approximately evenly between the launches of WildBlue I and WildBlue
III. Through June 30, 2000, we have borrowed $20 million for the launch of WildBlue I pursuant to this financing agreement. We may convert each construction-period loan to a term loan with a term of approximately seven years from launch, assuming certain conditions are met.

  USES OF FUNDS

     We expect to use approximately $700 million of funds through commercial launch of our WildBlue service. Of this amount, we expect to use $510 million in the space segment, $110 million in the ground segment and $80 million for operating expenses and working capital.

     Space Segment. We have contracted with Loral and Arianespace to design, build and launch WildBlue I. Loral is also providing certain ground equipment, software and launch support services for WildBlue I. Prior to the launch of WildBlue I, we will purchase insurance covering its launch and in-orbit operation. We also have entered into an agreement with Telesat, under which we licensed 90% of the Ka-band capacity in WildBlue II, which will be owned and operated by Telesat. Telesat has insured us against risk of loss during launch and the first five years of operation. Under these agreements we are committed to make aggregate payments of approximately $423 million. We expect that by the time we launch our WildBlue service in the second quarter of 2002, we will have paid an aggregate of $373 million under these contracts and will have paid an additional $30 million for launch insurance for WildBlue I and other miscellaneous items. As of June 30, 2000, we had paid approximately $138 million under these agreements.

     We expect to contract for the construction of WildBlue III by the second quarter of 2001, and anticipate that by the time we launch our WildBlue service, we will have paid an aggregate of $107 million under the WildBlue III satellite construction and launch services contracts.

     At the time we expect to launch our WildBlue service, we will require significant additional costs to complete our WildBlue II and WildBlue III capital programs. We estimate that in the aggregate these additional costs will be approximately $260 million.

     Ground Segment. Based on the design of the WildBlue system and preliminary bids from various suppliers, we estimate that through service launch, we will incur aggregate costs of approximately $100 million for our ground segment. We expect these costs will cover the design, development, land and building costs, and installation of the first six gateways associated with WildBlue I, our network operation center, and development of our CPE. This amount also includes our $6.5 million investment in USM. As of June 30, 2000, we had incurred approximately $6 million of expenditures associated with our ground segment.

     Operating Expenses and Working Capital. We estimate that we will require cash for operating expenses and working capital of approximately $90 million through service launch. From our inception through June 30, 2000, we have incurred operating expenses of $10.0 million. Total cash used in operating activities was $7.1 million. The difference between the loss incurred to date and cash used in operating activities is due principally to depreciation and amortization, our share of USM's losses and options compensation expense.

  FUNDING REQUIRED FOLLOWING SERVICE LAUNCH

     After we launch our WildBlue service, we will need significant additional funds to cover our cash requirements before we generate sufficient cash flow from operations. We cannot accurately predict the amount of additional funds needed, since it will depend on business decisions to be made in the future, revenue received from operations and capital and operating expenses required to competitively offer our WildBlue service. We will need cash to cover capital expenditures, including those associated with WildBlue II and WildBlue III, operating expenses, marketing and promotional expenses, including an extensive initial marketing campaign in connection with the launch of our WildBlue service, upfront sales commissions and other residual commissions, subsidization of our CPE, and other expenses that we cannot yet identify.

     We intend to satisfy our funding requirements for the period following service launch through a combination of debt, equity and vendor financings and, if available, cash flow from operations. We may not be able to obtain required funds when needed or on commercially reasonable terms.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Substantially all of our cash equivalents and marketable securities are at fixed rates, and therefore the fair value of these instruments is affected by changes in market interest rates. However, as of June 30, 2000, all of our cash equivalents mature within three months and all of our marketable securities mature within five months. Due to the short-term nature of these investments, we believe that we have no material exposure to changes in interest rates arising from our investments. Therefore, we have included no quantitative tabular disclosure in this prospectus.

     As of June 30, 2000, $20 million was outstanding under one of our vendor finance arrangements. Interest on this loan is tied to the British Bankers Association Settlement Rates for deposits in U.S. Dollars and, therefore, we are exposed to market risk resulting from changes in interest rates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board, or FASB, issued interpretation No. 44 Accounting for Certain Transactions involving Stock Compensation - and Interpretation of APB Opinion No. 25, or FIN 44. This interpretation provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The accompanying financial statements reflect the provisions of FIN 44.

     During 1998 the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 133 Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS No. 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the:

     - fair values of existing assets, liabilities or firm commitments;

     - variability of cash flows of forecasted transactions; or

     - foreign currency exposures of net investments in foreign operations.

     Although we have not completed our assessment of the impact of SFAS No. 133 on our consolidated results of operations and financial position, we do not expect that the impact of SFAS No. 133 will be significant, although it may be significant.

     In December 1999, the SEC released Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. We are required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, on October 1, 2000, and do not expect a material effect on our financial position, results of operations or cash flows as a result of SAB 101.

                                    BUSINESS

OVERVIEW

     We are developing the first Ka-band GEO satellite system capable of providing two-way, "always on," broadband Internet access directly to residential and SOHO consumers. After we launch WildBlue I, we will be able to offer our WildBlue service throughout the contiguous United States as well as to portions of Canada. Subsequent satellites will augment our capacity in the United States and Canada and allow us to offer our WildBlue service in most Latin American countries. We expect to offer our residential customers affordable Internet access at speeds of up to 1.5 Mbps, which is over 25 times faster than a 56 Kbps dial-up Internet access connection. We expect to generate revenue primarily from subscription fees for our WildBlue service at rates competitive with existing terrestrial and proposed satellite-based broadband services. Our primary target market will be the approximately 32 million U.S. households that, according to the Yankee Group, will not have access to terrestrial broadband services, such as DSL or cable modem services, at the time we expect to commence our WildBlue service. We also believe that our WildBlue service will provide a competitive alternative to terrestrial broadband services where these services are available. The Yankee Group estimates that there will be approximately 4.1 million U.S. residential satellite broadband customers in 2004. Our strategic orbital locations should allow U.S. consumers to receive over a single WildBlue dish both our WildBlue service and either of the two U.S. DBS services, EchoStar's DISH Network or Hughes Electronics Corporation's DirecTV(R).

     We expect to begin offering our WildBlue service in the United States in the second quarter of 2002. Our milestones to date include the following:

     - We have obtained licenses from the FCC to construct, launch and operate Ka-band GEO satellites from orbital locations of 109.2 DEGREES W.L. and 73 DEGREES W.L. We believe these satellites will enable us to provide satellite broadband Internet access to consumers located throughout the contiguous United States and most of Canada and Latin America.

     - We have contracted with Loral to construct, and Arianespace to launch, WildBlue I. Arianespace has had 55 consecutive successful launches using its Ariane-4 rocket, the launch vehicle for WildBlue I.

     - We have an exclusive license with Telesat to use 90% of the Ka-band capacity on Telesat's Anik F2 Satellite, or WildBlue II, which we expect to be launched for Telesat in late 2002. WildBlue II will be located at
       111.1 DEGREES W.L., which would, upon applicable regulatory approval, increase our capacity to provide satellite broadband Internet access to consumers in the contiguous United States and Canada.

     - We have entered into an agreement with EchoStar that allows each of us to market and distribute bundled WildBlue and DISH Network services in the United States. The agreement also provides that we will work together to develop a single set-top box that will serve as both a satellite modem for our WildBlue service and a set-top box for the DISH Network.

     - We have contracted with USM, of which we own approximately 35%, to develop the transceiver unit for our dish. USM has completed the initial design of the transceiver, and the microwave chip components of the transceiver are currently undergoing pre-production fabrication.

     - We have raised approximately $239 million from private sales of our equity securities, including equity issued for services rendered, for the development of our system. Our investors include entities strategic to our business, such as EchoStar, Kleiner Perkins, Liberty Media, Telesat, TRW and TV Guide.

MARKET OPPORTUNITY

     We believe that the following factors demonstrate the market opportunity for providing broadband Internet access through our Ka-band GEO satellite system:

     - Growing demand for broadband Internet access. The Internet is an established global medium for communications and commerce. IDC projects that the number of Internet users in the United States will grow from approximately 123 million at the end of 2000 to approximately 197 million by the end of 2003, a compound annual growth rate of 17%. We believe consumer demand for high bandwidth applications such as e-commerce, telecommuting and increased interactive content is driving the demand for high-speed Internet access. Pioneer Consulting estimates that aggregate Internet bandwidth demand at peak hours in the United States will grow from 5.5 gigabits per second, or Gbps, in 1999 to 108 Gbps in 2008. We believe that increased development of and demand for high-bandwidth applications will foster an increasing demand for broadband Internet access. According to the Yankee Group, the number of U.S. broadband subscribers will grow from 1.8 million at the end of 1999 to over 20 million by the end of 2004, an annual growth rate of 62%. The Yankee Group also forecasts that there will be approximately 4.1 million U.S. residential satellite broadband customers by the end of 2004.

     - Underserved residential and SOHO markets. Existing terrestrial broadband Internet access solutions, such as DSL and cable modem services, are not currently available to many residential and SOHO consumers in urban areas due to economic and technological constraints, and are generally unavailable in less densely populated areas. The Yankee Group estimates that at the time we expect to commence our WildBlue service in 2002, approximately 32 million U.S. households will not have access to terrestrial broadband services, such as DSL or cable modem services, and we believe that many of these households may not have access to terrestrial broadband options for the foreseeable future, if ever.

     - Large and growing base of DBS subscribers. We believe the success of U.S.-based DBS service providers demonstrates mass market acceptance of satellite-delivered communications services. We estimate that since 1996 the number of DBS subscribers has grown at a compound annual rate of 39.8%, from approximately 4.2 million at the end of 1996 to approximately
       11.5 million at the end of 1999. DBS service providers currently serve approximately 13 million U.S. households, which is expected to grow to over 26 million subscribers by the end of 2004, according to Paul Kagan Associates, Inc.

     - Underserved Latin American market. The Latin American market is comprised of 23 countries with a total population of approximately 500 million people. Because of the generally poor quality and limited availability of the terrestrial communications infrastructure in Latin America, we believe satellite-delivered broadband Internet access will have a material competitive advantage over terrestrial alternatives. Internet use in Latin America is relatively small, but rapidly growing. For example, the Yankee Group projects that in Brazil, the largest country in Latin America, the number of broadband subscribers will grow from 172,000 by the end of 2000 to 3.1 million by the end of 2004. Despite this growth, however, wireline Internet access will only reach approximately 12% of the population of Latin America by 2004, according to Jupiter Communications.

OUR STRATEGY

     Our objective is to become the leading provider of satellite broadband Internet access to residential and SOHO consumers in the United States, Canada and Latin America. Our strategy to achieve this objective includes the following key elements:

     - Construct a low-cost, high capacity satellite broadband system using proven technology. Our Ka-band satellite system architecture includes the following elements to help minimize cost and technological risk, and maximize capacity:

      - our GEO satellite system allows us to offer our service throughout the contiguous United States after the successful launch of our first satellite, as compared to lower orbital satellite systems that require multiple satellites to provide similar service;

      - we will use "spot-beam" technology to maximize the aggregate capacity of each satellite through frequency reuse, which will allow each of our satellites to serve significantly more customers than existing Ku-band satellites;

      - we will use proven "bent-pipe" satellite technology, which does not use any on-board digital signal processing or data switching capabilities. Instead, equipment performing these functions will be located on the ground in our gateways, significantly reducing development time, technology risk and manufacturing cost, and enabling us to modify and upgrade our system over time; and

      - our CPE is based primarily on low-cost, standardized cable modem and DBS technologies, which we believe will minimize development time, technology risk and manufacturing cost.

     - Aggressively target the large and growing DBS customer base. We will aggressively target DBS subscribers, who have demonstrated their willingness to purchase satellite-delivered communications services. Our strategic orbital locations should allow U.S. consumers to receive both our WildBlue service and either of the DBS services over a single WildBlue dish. Paul Kagan Associates, Inc. projects that the number of U.S. DBS subscribers will grow from approximately 18 million at the end of 2001 to over 26 million by the end of 2004. We have entered into an agreement with EchoStar, which, among other things, allows EchoStar to market and distribute bundled WildBlue and DISH Network services through its 23,000-store retail distribution network. As part of this agreement, we also have the right to market and distribute this bundled offering through our own distribution channels.

     - Utilize established distribution channels. We intend to distribute our WildBlue service through channels similar to those used by DBS service providers, such as local satellite television dealers and national electronics and department store retail chains. This will enable us to take advantage of the distributors' existing customer relationships as well as their years of experience selling, marketing and installing satellite-based systems to consumers. Because our WildBlue service should be available nationwide, we believe we will be able to enter into national distribution agreements with large electronics and department store chains. In addition to retail distribution channels, we may distribute our service wholesale to one or more large communications providers, who would market, install and provide customer support for our service.

     - Capitalize on relationships with our strategic investors. Our financing strategy to date has focused on attracting investors who are strategic to our business. To that end, we have assembled a strong and diverse shareholder base, which includes EchoStar, Kleiner Perkins, Liberty Media, Telesat, TRW and TV Guide. These investors can provide expertise and support in the following areas:

      - satellite design, construction, launch and operation;

      - gateway design and implementation;

      - retail distribution of consumer satellite communications services and products;

      - managing high-growth technology companies;

      - recruiting key personnel;

      - consumer-oriented broadband content; and

      - Internet technology.

     - Offer a nationwide, branded broadband solution. Unlike terrestrial broadband alternatives, such as DSL and cable modem services, our WildBlue system is designed to offer service throughout the contiguous United States at the time we launch our service. We believe this will provide significant economies of scale in our branding and advertising initiatives. Shortly before we launch our first satellite, we intend to commence a national advertising campaign introducing our WildBlue service.

     - Leverage our orbital slots to penetrate broadband markets in Canada and Latin America. Following the launch of WildBlue II, we intend to market and distribute our WildBlue service throughout Canada using methods similar to those we will use in the United States. After we launch WildBlue III, which is currently planned for late 2003, we expect to offer our service to selected regions in Latin America through local and pan-regional communications service providers, who will market and distribute our service.

BENEFITS TO CONSUMERS

     Our WildBlue service is designed to offer consumers the following benefits:

     - High-speed access. Our system is designed to provide Internet access to our residential customers at speeds of up to 1.5 Mbps. This rate is over 25 times faster than a 56 Kbps dial-up Internet access connection, approximately four times faster than the 400 Kbps connection speed expected to be offered by Ku-band satellite broadband providers, and equivalent to the speeds currently provided by most DSL and cable modem services.

     - Dedicated, "always on" connection to the Internet. Unlike many dial-up services today, our WildBlue service is designed to provide a continuous connection to the Internet, obviating the need for customers to use a phone line for any aspect of their Internet connection and avoiding slow log-on routines and potential busy signals.

     - Tiered service packages. Our WildBlue service is designed to allow consumers to choose between different speed and price packages based on their individual preferences. For example, in addition to our standard connection of up to 1.5 Mbps, we expect to offer a premium connection of up to 3.0 Mbps for SOHO and other bandwidth-intensive consumers and a value-priced connection of up to 500 Kbps for the most price-sensitive consumers.

     - Complete Internet access solution. Unlike many DSL packages, our WildBlue service is designed to include important ISP features, such as e-mail accounts and web-page hosting capabilities, eliminating the cost and inconvenience of acquiring these features separately. We also plan to offer our customers compelling broadband portals that will take full advantage of our high-speed WildBlue service through graphic-rich and streaming content, and will facilitate access to other broadband content on the Internet. We intend to design distinct portals for each of our residential and SOHO customer groups, which our customers can further customize based on their personal preferences and needs. In addition, we plan to offer on-line customer support functions through these portals.

SALES AND MARKETING

  CONSUMER TARGETS

     We will focus our sales and marketing efforts to target the following consumer segments:

     - Non-urban households. We will aggressively target non-urban households through our planned nationwide advertising campaign and through other focused marketing initiatives such as local television advertising, event marketing and direct marketing. We expect that our advertising strategy for these consumers will emphasize our flexible speed and pricing packages and our higher speeds as compared with dial-up and Ku-band Internet access.

     - DBS households. Through direct marketing programs and satellite television dealers, and by marketing our WildBlue service jointly with DISH Network, we will aggressively target existing and prospective DBS customers. We expect that our advertising strategy for these consumers will emphasize their ability to receive both our WildBlue service and either DBS service through a single WildBlue dish, the appealing image of satellite services, our tiered speed and price packages, and our higher speeds as compared with dial-up and Ku-band Internet services.

     - Small offices/home offices. The International Telework Association estimates that 19.6 million people telecommuted in the U.S. in 1999. We intend to attract these consumers through targeted media buying, direct marketing, and establishing relationships with other small business service providers. We expect that our advertising strategy will emphasize packages tailored to the needs of SOHO users, which may include higher upstream and downstream speeds of up to 3.0 Mbps, additional e-mail

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

       addresses, security software, and other value-added small business services such as website design, website hosting and security services.

     - Urban households. We will offer our WildBlue service to urban households as a competitive alternative to DSL, cable modem and other broadband services. We intend to reach these consumers through our national advertising campaigns and other national marketing strategies. We expect that our advertising strategy for these consumers will emphasize our high-quality customer service, our always-on feature and our tiered speed and price packages.

     - Latin American consumers. Our primary target market in Latin America is the SOHO market and the approximately 100 million people who, according to Strategy Corporation, control 60% of the overall buying power in Latin America. We expect to distribute our broadband capacity wholesale to communications service providers or other strategic partners, and we expect that these partners will be responsible for marketing and distributing our broadband service to consumers.

  PRICING

     The price to consumers for our WildBlue service will consist of an initial payment for the purchase and installation of the CPE and recurring monthly subscription fees. We are targeting a range for the initial payment that we believe will be attractive to consumers. We expect this initial payment will decrease over time after our service is introduced. We plan to price our monthly subscription fees to be competitive with other satellite and terrestrial broadband Internet access services.

  DISTRIBUTION

     We intend to sell our service and CPE, branded with the WildBlue name, primarily through local satellite television dealers and national electronics and department store chains. These retailers or other third-party installation specialists will install the CPE. This approach is similar to the approach currently used by DBS service providers. We expect that our strategy will include distribution through the following key channels:

     - Local satellite television dealers. We expect to offer our WildBlue service through local satellite television dealers, who have tended to concentrate their sales activities in non-urban areas where many of our target consumers live and work.

     - National retail chains. We plan to offer our WildBlue service through national consumer electronics stores, office superstores, department stores and other national mass merchandisers. Because our WildBlue service will be available nationwide, we believe we will be able to negotiate national distribution agreements with these types of retailers.

     - DBS service providers. By bundling our WildBlue service together with a DBS service, we can share advertising, sales, installation and equipment costs. For example, under our agreement with EchoStar, we will jointly develop an integrated set-top box that will allow customers to receive both our WildBlue service and DISH Network service through a single set of equipment. In addition, the agreement gives each company the right to market and sell this bundled equipment and service to consumers through their respective distribution channels. Under the agreement, we and EchoStar are entitled to commissions based on monthly subscription fees generated by each customer who subscribes to the bundled service. EchoStar has over 23,000 retail distribution outlets in the United States, including Sears, Sam's Warehouse, Costco, Target and PC Richard's.

     - Wholesale channels in the United States and Canada. In addition to our core retail business in the United States and Canada, we may offer limited wholesale broadband capacity to one or more communications service providers. Potential wholesale buyers of capacity may include ISPs, telephone service providers, cable television operators, wireless communications service providers, or other communications service providers. We expect that these buyers of wholesale broadband capacity will be responsible for marketing the broadband service to consumers and performing installation, billing and customer service functions.
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

     - Wholesale channels in Latin America. We plan to distribute our satellite broadband Internet service in Latin America primarily through one or more local and pan-regional communications service providers, who will distribute our service directly to end users. We anticipate that these distributors will be responsible for marketing the broadband service to consumers and performing installation, billing and customer service functions.

     We plan to augment our distribution strategy with other channels such as selling our service through Internet websites and other strategic partners. We also intend to offer our WildBlue service through other non-traditional channels, including new home builders, Realtors, apartment buildings, home security companies, application service providers and other organizations that have relationships with our target consumers.

  MARKETING

     We expect to promote WildBlue as a national brand with an exciting image. We plan to commence a national marketing campaign to introduce the WildBlue brand, which may include national and local television, online, print, radio and billboard advertising, shortly before we begin offering our WildBlue service.

     Ongoing marketing efforts will focus on increasing consumers' awareness of our WildBlue brand and key service benefits. We also intend to implement marketing strategies proven successful in generating sales in the DBS business, such as:

     - direct marketing campaigns targeting non-urban households and offices;

     - promotional campaigns offering discounted installation or discounted service for an introductory period with the purchase of WildBlue equipment;

     - incentive programs for retailer sales forces;

     - in-store promotional campaigns, including displays located in electronics and mass merchandise retail stores and new model homes;

     - local advertising campaigns jointly funded with retailers; and

     - local event marketing.

  INSTALLATION AND CUSTOMER SERVICE

     Installation. We plan to use third-party installers to install our CPE in customers' homes and offices. We plan to use independent satellite television dealers, national retailers that sell our services and national installation firms that currently serve DBS service providers, to provide installation services. We intend to require all third-party installers to pass a strict initial WildBlue certification process and to comply with our quality assurance procedures on an on-going basis.

     Customer Service. To serve our WildBlue customers most effectively, we plan to develop our own customer management system, based on software modules currently used by other subscriber-based service companies, such as ISPs, cable television and other communications service providers. We also plan to allow potential and existing customers to call a single phone number to receive assistance with equipment, content services, installation or other services. We may initially outsource the customer service function to an experienced call center operator until our customer base reaches a level that would allow us efficiently to provide these services internally. We also intend to outsource billing and remittance services to experienced providers.

OUR SYSTEM

  SPACE SEGMENT

     Geostationary Satellites. The orbit of a GEO satellite keeps it directly over a given geographic location approximately 22,300 miles above the equator. Because GEO satellites can transmit data over a very wide geographic area, our system will require only one satellite to provide service virtually anywhere in the

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

contiguous United States. In addition, GEO satellites require less complex CPE because the direction of the dish remains fixed and does not need to be able to track moving or multiple satellites. Therefore, we believe that our system will require lower capital costs and operational costs as compared with a non-GEO satellite system offering similar service.

     We have obtained FCC licenses to construct, launch and operate Ka-band satellites from GEO orbital slots located at 109.2 DEGREES W.L. and 73 DEGREES W.L. We plan to launch WildBlue I to our orbital slot at 109.2 DEGREES W.L. We also have a license with Telesat for the exclusive right to use 90% of the Ka-band capacity on WildBlue II, which we expect will be launched to the orbital slot located at 111.1 DEGREES W.L. Our 109.2 DEGREES W.L. and 111.1 DEGREES W.L. orbital locations should allow U.S. consumers to receive both our WildBlue service and either of the DBS services over a single WildBlue dish.

     The following table summarizes the peak aggregate capacity that WildBlue I and WildBlue II are expected to provide for our WildBlue system:

                                                  WILDBLUE I               WILDBLUE II
                                                  ----------               -----------
Orbital Slot Location.....................    109.2 DEGREES W.L.       111.1 DEGREES W.L.
Peak Aggregate Upstream and Downstream
  Capacity (Gbps).........................           7.3                       6.2
Anticipated Launch Date...................  First quarter of 2002    Fourth quarter of 2002
Expected Useful Life of Satellite.........         12 years                 15 years

     Through our existing orbital slots and agreement with Telesat, we believe we can increase our capacity by operating from up to four satellites. We expect to construct and launch satellites designated as WildBlue III and WildBlue IV to our orbital slots at 73 DEGREES and 109.2 DEGREES W.L., although we have not yet determined the order of these launches. Upon our launch of either WildBlue III or WildBlue IV to 109.2 DEGREES W.L., we intend to relocate WildBlue I to 111.1 DEGREES W.L., where we will co-locate it with WildBlue II, subject to regulatory approval.

     Ka-band and Spot-beam Technology. Ka-band satellites broadcast in a higher frequency range than those operating in the Ku-band. Because of the higher frequency in which they operate, Ka-band satellites can more effectively utilize narrow, high-bandwidth spot beams than Ku-band satellites. Narrow spot beams put a large concentration of bandwidth into a relatively small area, which allows us to increase our capacity through a technique known as frequency reuse. With frequency reuse, WildBlue I is designed to have an aggregate upstream and downstream bandwidth of 6.0 gigahertz, or GHz, which is approximately four times the aggregate bandwidth that existing Ku-band satellites can provide using the same amount of radio spectrum.

     Although Ka-band spot-beam satellites are relatively new, Ka-band technology has been successfully tested by NASA's Advanced Communications Technology Satellite, or ACTS, program, which launched a Ka-band satellite in September 1993. We believe the ACTS program, which ended earlier this year, has proven the viability of a two-way spot-beam system using Ka-band frequencies, and it has provided a large public database of Ka-band signal propagation information over North America. In addition, two private satellite operators currently have Ka-band satellite capacity in operation in orbital locations over Europe and Asia.

     Satellite Design. We have designed our WildBlue satellites to operate in what we refer to as a bent pipe configuration, in which the satellite relays signals between our land-based gateways and our customers. Our satellites will not contain on-board digital signal processing. Instead, they will simply receive, retune, amplify, and redirect signals between gateways and our customers' CPE. All of our digital signal processing operations will be on the ground in our gateways, where we can more easily upgrade and maintain them. This approach reduces the complexity and associated technological risk of our satellite system. The expected useful lives of our satellites will be approximately 12 years for WildBlue I and 15 years for WildBlue II and subsequent satellites.

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

     Loral is manufacturing WildBlue I, which is based on Loral's FS-1300 satellite bus, or orbit vehicle. The Loral FS-1300 family of satellite buses has a history of reliability, with 27 such satellites currently in operation. WildBlue I is designed to provide 35 subscriber beams and six gateway beams of between 90 watts and 120 watts of power each. Loral has provided vendor financing for the construction of WildBlue I.

     WildBlue II will be owned and operated by Telesat. We have licensed from Telesat the exclusive right to use up to 90% of the Ka-band capacity on the satellite, and we are participating in the final design of WildBlue II's Ka-band payload. Hughes is manufacturing WildBlue II, which is based on Hughes' HS 702 satellite bus. WildBlue II is designed to provide 45 Ka-band subscriber beams and six Ka-band gateway beams of 90 watts of power each. We expect WildBlue II will be launched in the fourth quarter of 2002 on an Ariane-5 launch vehicle.

     We currently expect that WildBlue III will be a dedicated Ka-band satellite based on a satellite bus comparable in size to WildBlue II. We currently envision the satellite will provide 66 subscriber beams and 10 gateway beams of up to 150 watts of power each. We expect to select a satellite manufacturer for WildBlue III in the first half of 2001, and we expect to launch it on an Ariane-5 launch vehicle in the second half of 2003. We have not yet decided on a specific design for WildBlue IV, and, therefore, we have not yet begun to solicit bids from satellite manufacturers. We currently expect to launch WildBlue IV in 2004 or 2005.

     Satellite Launch Services. In February 2000, we contracted with Arianespace to launch WildBlue I and WildBlue III. Arianespace has successfully launched 55 consecutive satellites using our selected launch vehicle for WildBlue I, the Ariane-4 launch vehicle. Arianespace has agreed to provide us with vendor financing in connection with the launches of WildBlue I and WildBlue III.

     Insurance. We intend to purchase insurance to cover the launch and first five years of operation for each of the satellites we will own. Satellite launches have significant risks, including destruction or damage of the satellite during launch. Faulty launches can also result in failure to achieve the proper orbital placement or improper operations. Approximately 15% of all commercial GEO satellite launches have resulted in a total or constructive total loss, although launch failure rates vary by launch vehicle and satellite manufacturer. Satellite launch insurance typically covers both partial loss and total loss of satellites for the period from intentional ignition through a specified operating period of up to five years after the satellite is first placed into service. We expect our coverage to include the cost of the satellite, the cost of launch services, the insurance premium itself, and an additional amount to cover a portion of our fixed costs. Insurance will not, however, cover risks such as loss of revenue or other losses caused by business interruption or damage due to force majeure or acts of war. We do not intend to purchase third-party insurance for WildBlue II because Telesat has agreed to insure us for launch failures and for failures during WildBlue II's first five years of operation up to an amount not to exceed the total cash amount we will pay Telesat under our license agreement.

  GROUND SEGMENT

     Satellite Control. Once we successfully place a satellite in orbit, we will control it from ground stations. We are currently negotiating with select vendors to provide these tracking, telemetry and control, or TT&C, services for WildBlue I. Telesat will provide TT&C services for WildBlue II. Telesat provides TT&C services for five satellites currently in orbit and has a history spanning 28 years of successfully controlling in-flight satellites.

     Proprietary Gateway Technology. We intend to connect our satellite network to the Internet using our proprietary gateway technology. Our gateways are designed to connect our customers to the Internet, receive data from and transmit data to our satellites, provide content caching and allow our customers to access centralized services such as e-mail, web hosting, and support functions. We are designing our proprietary Satellite Modem Termination Systems, or SMTS, to incorporate intelligent processing much like a Cable Modem Termination System, or CMTS, which manages shared bandwidth and converts radio frequency signals to and from Internet protocol packet switching. This processing should allow our customers to access a burst of bandwidth from the shared network to download a requested file or web page and then release that
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

resource for allocation to other customers. This method is a more efficient use of bandwidth than traditional circuit switched approaches, which designate a dedicated connection with a host computer until it is terminated at the customer's discretion by, for example, hanging up. We intend to install six gateways each to support WildBlue I and WildBlue II. We have identified preliminary locations for the WildBlue I gateways, which will be located near Internet backbone access points. We expect our subsequent satellites to require additional gateways.

     Network Operating Center. We are designing our network operating center, or NOC, to be a full-time monitoring and management center, where all components of our gateways, backbone, and each satellite modem will be monitored remotely for performance and service problems. We are designing our NOC to quickly and accurately detect the status of any of our network components, including satellite modems, and to remotely diagnose and in many cases correct many common problems before they affect our service. The NOC does not monitor or manage the satellites. This is done by the provider of TT&C services at a separate satellite operations center, or SOC, although the NOC and SOC will be connected over a secure network to provide real-time feedback between our terrestrial components and space components. We have not yet determined whether we will build our own NOC or obtain this service from an experienced service provider.

  CONSUMER PREMISES EQUIPMENT

     Our system will require customers to have a satellite dish approximately 26 inches in diameter mounted outside the house or building in which they are receiving service. In addition to the dish, our CPE will include a satellite modem, which is a device similar in size to an external cable modem. As part of our agreement with EchoStar, we are jointly developing a single set-top box that will contain the combined functionality of our satellite modem and EchoStar's DBS set-top box. We believe this integrated equipment will lower the overall cost of CPE and installation for customers subscribing to a bundled WildBlue and DISH Network service offering.

     In order to minimize the development time and manufacturing cost of our CPE, we are incorporating standardized, high-volume, terrestrial-based technologies wherever appropriate. In this way, we can benefit from the fact that these technologies are standardized, proven and broadly manufactured. Most significantly, we are using cable modem and DBS technologies as the foundation of our CPE platform. We have selected these standardized technologies because they locate most of the network control intelligence software in the gateway at the SMTS. This design allows the SMTS to control and remotely program any of our customers' satellite modems. If new applications or traffic patterns require us to change the protocol of our ground segment, we can implement those changes by changing the software in the SMTS rather than modifying each satellite modem. We believe that the selection of this technology, which is already well-documented and well-understood by communications industry participants, is a critical component of our competitive advantage.

     We have contracted with USM of which we own approximately 35%, to develop the transceiver unit for our dish. USM has completed the initial design of the transceiver, and the microwave chip components of the transceiver are currently undergoing pre-production fabrication. USM is also beginning to design and test the mechanical components of the transceiver.

COMPETITION

     We will face competition from companies providing Internet access through a variety of services, including satellite, traditional dial-up, DSL, cable modem, ISP and terrestrial wireless connections. Many of our competitors and potential competitors have established customer bases, widespread brand recognition and existing partnerships with other industry participants, as well as substantially greater financial, technical and marketing resources than we do. In addition, we believe the FCC will grant new licenses that will enable additional competitors to deliver broadband data services via satellite.

     Our ability to compete could be affected by two inherent drawbacks of GEO Ka-band satellite systems. First, the orbital position of a GEO satellite is 22,300 miles above the earth's surface, and signals take a quarter of a second to travel up to our satellites and back to earth. This relatively high delay time, or latency, will prevent our satellite system from supporting, in a high-quality fashion, time-sensitive services such as
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

toll-quality voice calls and highly interactive games. Second, rainfall affects Ka-band signals more severely than signals in the lower frequency satellite communications bands, an occurrence known as rain fade. Although we have designed our system to mitigate the effects of rain fade through the use of multiple gateway sites and advanced technologies, our service at times may slow down or even stop during periods of heavy rain.

     We expect significant competitive factors to include: price, service reliability, ease of access and use, transmission speeds, breadth of service offerings, customer support, brand recognition, operating experience, and the ability to bundle complementary services. We expect to face competition from three types of Internet access providers: Ka-band satellite broadband providers, Ku-band satellite broadband providers and terrestrial Internet access providers.

     Ka-Band Satellite Competitors. Four other companies are licensed and have announced plans to provide Ka-band satellite broadband services:

     - Hughes Electronics Corporation, through its Spaceway project, plans to build a global, broadband communications system for high-speed corporate and enterprise communications applications and consumer Internet access services. The first phase of the project is expected to cost $1.4 billion and will provide North American coverage using two GEO satellites. The satellites will utilize on-board digital signal processing, packet switching and spot-beam technology, and will provide transmission speeds of between 16 Kbps and 6 Mbps. Commercial service is expected to commence in early 2003.

     - Astrolink Technologies Inc. is developing a global, broadband communications system for high-speed corporate and governmental communications services, and eventually consumer Internet access services. The first phase of the project is expected to cost $3.6 billion and will consist of four GEO satellites. The satellites will utilize on-board digital signal processing, packet switching and spot-beam technology, and will provide transmission speeds of up to 20 Mbps. Commercial service is expected to commence in 2003.

     - Teledesic LLC is developing a global, broadband communications system for high-speed corporate, governmental, small business and community communications services. The project is expected to cost $9 billion and consist of a constellation of 288 low earth orbit, or LEO, satellites. The satellites will utilize on-board digital signal processing and packet switching, and will allow transmission speeds of up to 64 Mbps. Commercial service is expected to commence in 2005.

     - CyberStar L.P., an affiliate of Loral Space & Communications Ltd., has announced plans to construct a satellite-based broadband delivery system that, among other things, would provide consumer Internet access services. The project is expected to cost $3 billion and would consist of four Ka-band GEO satellites. The satellites would utilize spot beam technology and allow transmission speeds averaging approximately 1.5 Mbps. Commercial service is expected to commence in 2003.

     Ku-Band Satellite Competitors. Two companies are licensed and have announced plans to provide two-way satellite broadband Internet access over existing GEO Ku-band satellites:

     - Gilat Satellite Networks Ltd., through an affiliate, Starband Communications Inc., formerly known as Gilat-To-Home, plans to provide Ku-band satellite broadband Internet access by the end of 2000 at average downstream access speeds of between 300 and 400 Kbps. The StarBand dish size is an elliptical 36 inches by 26 inches and, according to Starband Communications, can be equipped to receive EchoStar's DISH Network service. EchoStar is an investor in Starband Communications and also has the right to market and distribute the StarBand service. Starband Communications has stated its intention to develop a Ka-band Internet access service, however, details have not yet been made public.

     - Hughes Network Systems, or HNS, a unit of Hughes Electronics Corporation, which through its DirecPC(R) product currently has a one-way satellite Internet access offering utilizing a telephone line return path, has announced plans to provide two-way satellite broadband Internet access in early 2001. This new DirecPC service will provide downstream speeds of up to 400 Kbps. DIRECTV, Inc., an
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

       affiliate of HNS, will market a bundled DirecPC and DirecTV service, which will be capable of being received over a single dish. HNS has stated its intention to eventually migrate DirecPC customers to Hughes Electronics' Ka-band Spaceway platform.

     - SkyBridge GP, Inc., another potential Ku-band competitor, has announced plans to develop a $6.1 billion global broadband communications system consisting of an 80 LEO satellite constellation and 200 gateway stations. The satellites will utilize spot beam technology, but will not have any on-board digital signal processing or switching. Commercial operation is expected to commence in 2003.

  TERRESTRIAL COMPETITORS

     We also will compete with a variety of terrestrial data communications services, including traditional narrowband services, DSL and cable modem broadband services, and emerging terrestrial wireless broadband services. We expect to encounter a number of challenges in competing with companies already providing terrestrial Internet access. Many of these companies have an entrenched position in the marketplace and lower upfront installation charges than ours. We also expect that their monthly subscription fees may be lower than ours.

     Narrowband Access. Many large telephone carriers offer Internet access over traditional phone lines. Traditional telephone access to the Internet is slower than broadband access, but is the most widely available and least expensive means of Internet access. Some of these providers can bundle Internet access with their existing voice services. The market for these services is highly competitive.

     Digital Subscriber Lines. DSL broadband access is now available from all regional Bell operating companies, competitive communications carriers, such as Covad Communications Group, Inc., NorthPoint Communications Group, Inc. and Rhythms NetConnections Inc., as well as some ISPs, such as America Online, Inc., and EarthLink, Inc. Many communications service providers have established brand names in their service areas and can bundle DSL access with their existing voice services.

     Cable Modem Service Providers. Many of the major cable companies, including AT&T Corp., with its Excite@Home cable modem service, and Time Warner Communications, with its Road Runner cable modem service, are deploying or plan to deploy broadband Internet access over their cable networks, often bundled with cable television access.

     Wireless Communications Companies. Other terrestrial wireless companies have also announced plans to offer broadband Internet access using multi-channel multi-point distribution service, or MMDS, or local multi-point distribution service technologies. For example, WorldCom, Inc. and Sprint Corporation have acquired several MMDS operators and have announced their intention to use this spectrum to provide broadband Internet access. In addition, other operators, such as WinStar Communications Inc. and Advanced Radio Telecom Corp., intend to offer broadband Internet access to business consumers. The FCC is also considering allocating and licensing additional spectrum for use by fixed broadband systems and next-generation mobile systems with increased data capabilities.

     As the demand for high-speed Internet access and other broadband services increases, so will competition. Increased competition may come in the form of new market entrants, greater cooperation among our competitors, whether in the form of alliances or vertical or horizontal integration, or changes in the capabilities of other companies arising from technological innovations that we cannot foresee. In addition, competitors that are currently targeting high-end or business consumers could shift their focus to the residential and SOHO consumers that comprise our target market.

GOVERNMENT REGULATION

     The satellite industry is highly regulated both in the United States and internationally. As an operator of a privately owned satellite system, we are subject to the regulatory authority of the U.S. government, primarily through the FCC. We are also subject to both the frequency coordination process of the International Telecommunication Union, or ITU, and the applicable laws and regulations of any other country in which we operate. These laws and regulations are subject to change without notice to us.
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

  U.S. REGULATION

     The FCC is the government agency with primary authority in the United States to regulate and license commercial satellite systems, including ours. FCC rules require that our satellite system avoids interfering with other authorized users of radio spectrum, and that we comply with FCC rules governing U.S.-licensed satellite systems in general and Ka-band geostationary satellite systems in particular. If we violate these rules, the FCC could impose various sanctions including fines, loss or modification of authorizations, or the denial of applications for new authorizations or renewal of existing authorizations.

     Licenses for Ka-band satellites are issued for an initial ten-year term commencing once the satellite is successfully placed into orbit and its operations fully conform to the terms and conditions of the license. Upon the expiration of the license for each satellite, we must apply for renewal of the license. In addition, the FCC reserves the right to require that a satellite be relocated to a different orbital location if it determines that such a change is in the public interest, but the FCC has very rarely exercised this authority.

     In May 1997, the FCC licensed us to construct, launch and operate GEO satellites operating at the 109.2 degrees W.L. and 73 degrees W.L. orbital locations, each using 500 MHz of Ka-band spectrum for each of the uplink and downlink transmission paths. In December 1999, the FCC's International Bureau granted us authority to transfer control of the company from its majority shareholder to all of its shareholders. One party has requested the FCC to review this decision. We believe that this request for review is without merit, although we cannot predict the likelihood of any adverse action by the FCC as a result of this request.

     Before we begin operating our service, our license requires that we make additional applications and obtain additional authorizations to resolve certain operating parameters, including the following:

     - Our authorization does not specify which 500 MHz we may use for our downlink transmissions. We have filed a modification application to designate the frequencies in which we wish to operate. That application is pending with the FCC.

     - We must apply for a modification to our license to allow us to use a portion of the C-band spectrum for TT&C functions during launch, transfer orbit and emergencies. Before the FCC will grant us these modifications, we must demonstrate either that our operations will not interfere with other conforming operations in those bands or that we have successfully coordinated our use of the band with all affected operators. We have not yet requested these modifications.

     Under FCC regulations, every device that transmits radio signals, including our CPE, must be licensed to do so. On June 22, 2000, the FCC decided to accept applications for "blanket" licensing of satellite CPEs in certain bands of spectrum. In order to qualify for this blanket licensing, our CPE must comply with technical parameters specified in the order. Our CPE is being designed to comply with these parameters and we believe that we will receive this blanket license upon completing the design of our CPE.

     In addition, although Telesat holds a Canadian authorization for WildBlue II, the FCC has not yet authorized us to provide our WildBlue service in the United States from the 111.1 degrees W.L. orbital slot. Prior to providing our service from WildBlue II as proposed, we must request and obtain authorization from the FCC. In February 1997, 69 national administrations including the United States signed an Agreement on Basic Telecommunications, or the WTO Agreement, under the auspices of the World Trade Organization. Two of the most significant obligations arising from the WTO Agreement are market access commitments and "national treatment" obligations, also commonly known as "most-favored-nation" obligations. These most-favored-nation obligations require each WTO member to treat services and service suppliers of any other WTO member no less favorably than they treat domestic services and service suppliers. In 1997, the FCC adopted rules implementing the United States' obligations under the WTO Agreement. Under these rules, a satellite licensed by another WTO member administration is entitled to a presumption in favor of entry into the U.S. market, assuming no spectrum incompatibility or overriding public interest concern. Canada is a WTO member, and we expect that the presumption in favor of entry will apply when we seek market access for our WildBlue service into the United States from WildBlue II.

     Prior to launching our satellites, an export permit must be obtained from the U.S. State Department. Loral has obtained this permit for WildBlue I.

     The U.S. Congress has enacted the Communications Assistance for Law Enforcement Act of 1994, or CALEA, which requires that any equipment, facilities, and services deployed by telecommunications carriers meet certain electronic surveillance requirements identified in the statute. The statute specifically exempts providers of information services, such as Internet service providers. We believe that the services we intend to offer will not be covered by CALEA. However, the convergence of technology continues to blur the line between exempt information services and covered telecommunications services. If we were held to be subject to the requirements of CALEA, we may have to deploy additional equipment in order to comply with the statutory obligations, and we could be subject to monetary civil penalties for failure to comply with the statute or implementing regulations.

  FOREIGN REGULATION

     We have not yet sought or obtained any authorization to provide service in any country other than the United States. While the authorization granted to us by the FCC does not prohibit us from providing satellite services outside the United States, it also does not give us the right to operate in other countries. We must have authority from each country into which we provide services. Foreign laws and regulatory practices governing the provision of satellite services vary significantly, and regulatory schemes in other countries in which we intend to operate may impose impediments to our operations.

  ITU PROCESSES

     The ITU, which is a specialized agency of the United Nations, governs the international registration and coordination of orbital slots and satellite transmissions. Our FCC licenses require that before we begin operating our satellites, we must comply with ITU registration and coordination processes. These processes require us to coordinate with the FCC, foreign governments and foreign Ka-band satellite operators to ensure that our operations and the operations of foreign Ka-band satellite operators using neighboring orbital slots will not interfere with each other. Some of these neighboring Ka-band satellite operators may have international priority over us. International priority among satellite systems in the ITU is generally determined according to the order in which governmental administrations file coordination materials with the ITU, and earlier-filed systems are entitled to protection against harmful interference that might be caused by later-filed systems operating in the same frequency band from coinciding or neighboring orbital locations. Although no foreign administration has ITU date priority over the United States at either of our orbital locations, we must coordinate with operators at neighboring orbital locations who enjoy superior international priority to us. We are currently working with the FCC to complete the process of technical coordination consultations with the relevant responding countries and others through various channels at an international and national level.

     In addition, advance publication is generally required to be made not less than two years and not more than six years before the start of operation date of the system in order to give all parties a reasonable period of time for frequency coordination. A satellite must be brought into use within six years after the ITU publishes the advance publication materials, but this period may be extended for an additional three years upon request of the sponsoring administration. The advance publication materials filed by the FCC with the ITU were published in October 1997 with respect to the 73 degrees W.L. slot and June 1996 with respect to the 109.2 degrees W.L. slot. Failure to launch our satellites in accordance with the ITU timetable could result in the loss of our international priority under ITU rules.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete depend on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the intellectual property rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect our proprietary technology. These legal protections afford only limited protection for our proprietary technology. We have no issued patents but have filed two patent applications with the U.S. Patent and Trademark Office with respect to certain aspects of our proprietary technology. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our proprietary technology.

     Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our technology or service offerings or to obtain and use information or technology that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of the intellectual property rights of others, or to defend against claims of infringement or attempts to invalidate our intellectual property rights. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

     Because we expect to contract for a significant portion of our infrastructure, it is likely that suppliers will grant us licenses to use their intellectual property embodied in the hardware and software supplied and indemnification for any infringement of intellectual property rights in connection with this use. It is also possible that our suppliers and third party manufacturers of CPE, particularly those utilizing standards-based technology in their set top boxes and modems, may not have licenses for all aspects of the intellectual property they intend to utilize in their CPE. Notwithstanding any indemnification, we or any of our suppliers or CPE manufacturers may be subject to claims alleging infringement by us or any such supplier or CPE manufacturer of third party proprietary rights. Any claim of infringement could cause us or any of the affected suppliers or CPE manufacturers to incur substantial costs defending against the claim, even if the claim is without merit. Finally, a party making such a claim could secure a judgment that requires us or any of the affected suppliers or CPE manufacturers to pay substantial damages or that prevents us or any such supplier or CPE manufacturer from using or selling our or its products and services. Further, we may in the future initiate claims or litigation against third parties for infringing our proprietary rights. Any of these claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us or any such supplier or CPE manufacturer to cease using infringing technology, develop noninfringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on commercially reasonable terms, if at all. A successful claim of infringement against us or any such supplier or CPE manufacturer and the inability to develop noninfringing technology or license the infringed or similar technology on a timely basis could have a material adverse effect on our business, operation results and financial condition or on the ability of the affected supplier or suppliers to deliver the goods and services we need to operate our business or on the ability of the affected CPE manufacturer or manufacturers to produce critical CPE components which our customers will need to access our service offerings.

PERSONNEL

     As of September 1, 2000, we had 24 full-time employees, two part-time employees and 10 independent contractors. None of our employees is represented by a labor union or is a member of a collective bargaining unit. We believe that our relationship with our employees is good.

FACILITIES

     Our principal executive offices are located in Denver, Colorado, where we lease approximately 25,000 square feet under a lease that expires in May 2005, subject to our option to renew for an additional five years. We believe our leased facilities are adequate to meet our needs through the end of 2001 and that additional facilities in the area are available to meet our future needs.

LEGAL PROCEEDINGS

     Other than the FCC proceedings described above, there are no pending legal proceedings, nor are we aware of any threatened proceedings, in which we are involved or against us that, individually or in the aggregate, would have a material adverse effect on our business, results of operations or financial condition. We may in the future be party to litigation arising in the course of our business, including claims that we allegedly infringe third-party trademarks and other intellectual property rights. These claims, even if without merit, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth, as of September 1, 2000, certain information concerning our executive officers and directors:

                 NAME                    AGE                  POSITION
David M. Drucker.......................  53    Chairman of the Board of Directors
Thomas E. Moore........................  39    Chief Executive Officer, President and
                                                 Director
Paul M. Froelich.......................  38    Vice President of Finance and Treasurer
David M. Brown.........................  39    Vice President, General Counsel and
                                                 Secretary
Bradley J. Greenwald...................  36    Vice President of Marketing and
                                               Business Development
Jeffrey C. Weaver......................  33    Vice President of Architecture
Erwin C. Hudson........................  44    Vice President of Space Technology
David E. Bukovinsky....................  33    Vice President of Program Management
Peter C. Boylan, III(1)(2).............  36    Director
Kenneth G. Carroll(2)..................  45    Director
Markus W. Jackson......................  39    Director
Peter M. Segaloff(1)...................  39    Director
Russell L. Siegelman(1)(2).............  38    Director

------------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

     David M. Drucker has served as our Chairman of the Board since our formation in 1995. From 1987 to 1993, Mr. Drucker served as Vice President and General Counsel of EchoStar Satellite Corp. Since 1997, he has served as Chief Executive Officer of @Contact LLC, an applicant for a license to construct, launch and operate a constellation of middle earth orbit Ka-band satellites. Mr. Drucker has been involved in successfully building out numerous FCC licenses, including television and radio licenses in Colorado, Alaska and Florida.

     Thomas E. Moore has served as our President and Chief Executive Officer since October 1998 and as a member of our board of directors since November 1998. From 1995 to 1998, Mr. Moore served in several positions, including most recently as Vice President of Integrated Services Architecture, at Cable Television Laboratories, a research and development consortium of cable television system operators, where he directed technical development in various areas, including enhancements to the industry standard cable modem specification known as DOCSIS. From 1990 to 1993, Mr. Moore served as President and Chief Executive Officer of Natural Fuels Company, LLC, an alternative automotive fuel and equipment provider and start-up subsidiary of Xcel Energy Inc.

     Paul M. Froelich has served as our Vice President of Finance and Treasurer since May 1999. From 1997 to February 1999, Mr. Froelich served as Executive Director, and from February 1999 to April 1999 as Chief Financial Officer, of International Water Limited, an infrastructure development, finance and investment company owned by Bechtel Enterprises, Inc. and United Utilities PLC. From 1994 to 1997, Mr. Froelich served as Vice President of Bechtel Financing Services, Inc., the financial services subsidiary of Bechtel Enterprises, Inc.

     David M. Brown has served as our Vice President, General Counsel and Secretary since October 1998. From 1993 to 1998, Mr. Brown was an associate with the law firm of Brownstein, Hyatt & Farber, P.C., where he specialized in corporate finance, securities and mergers and acquisitions. Mr. Brown was engaged in the private practice of law from 1990 until 1998.

     Bradley J. Greenwald has served as our Vice President of Marketing and Business Development since August 1999. From 1996 to 1999, Mr. Greenwald served as Vice President of Sales, Marketing and Operations at Time Warner Cable Houston, a division of Time Warner Cable, a media and entertainment company, where he was responsible for customer acquisition and retention activities for their cable television and high-speed Internet businesses. From 1993 to 1996, Mr. Greenwald served as Vice President of Marketing at Time Warner Satellite Services/PRIMESTAR, a direct-to-home broadcast satellite company.

     Jeffrey C. Weaver has served as our Vice President of Architecture since November 1999. From March 1999 to November 1999 he served as our Executive Director of System Architecture. From 1998 to 1999, Mr. Weaver served as a manager of consulting services for MIL3, Inc., a simulation company that develops and sells OPNET simulation tools. From 1995 to 1998, Mr. Weaver served in various positions, and most recently as a Senior Engineer, at Bay Networks, a provider of networking products that serve corporate enterprises, service providers and telecommunications carriers.

     Erwin C. Hudson has served as our Vice President of Space Technology since April 2000. From 1998 to 2000, Mr. Hudson served as Vice President of Mission Engineering at Space Systems/Loral. From 1995 to 1998, Mr. Hudson served as Director, and from 1980 to 1995 in various other positions, at Satellite Communications at TRW Space & Electronics Group, a provider of advanced technologies and services.

     David E. Bukovinsky has served as our Vice President of Program Management since May 2000. From 1998 to May 2000, Mr. Bukovinsky served in several positions at Cable Television Laboratories, most recently Vice President of Broadband Services. From 1996 to 1998, Mr. Bukovinsky served as Manager of Technology Planning with Americast, a joint venture of The Walt Disney Company, Ameritech, BellSouth, GTE Corporation, SBC Communications, Inc. and The Southern New England Telephone Company, designed to develop next generation digital cable technology, services, and content for deployment across their hybrid fiber coax and wireless video networks. From 1990 to 1996, Mr. Bukovinsky served as a Project Manager with Motorola Inc.'s Cellular Infrastructure Group.

     Peter C. Boylan III has served as a member of our board of directors since May 1999. Since July 2000, Mr. Boylan has served as a director, Co-President and Co-Chief Operating Officer and a member of the Office of the Chief Executive of Gemstar - TV Guide International, Inc. Since 1999, Mr. Boylan has served as President and Chief Operating Officer of TV Guide, Inc. and a Director since 1995. Mr. Boylan served as Executive Vice President and member of the Office of the Chairman of TV Guide, Inc. in 1999. From 1997 to 1999, Mr. Boylan served as President of TV Guide, Inc. From 1996 to 1999, Mr. Boylan served as Chief Operating Officer of TV Guide, Inc. From 1994 to 1996, Mr. Boylan served as Executive Vice President and Chief Financial Officer of TV Guide, Inc. Mr. Boylan is also a director of BOK Financial Corporation.

     Kenneth G. Carroll has served as a member of our board of directors since May 2000. Since 1995, Mr. Carroll has served as Senior Vice President and Chief Financial Officer, and since 1999 as Treasurer, of Liberty Satellite & Technology, Inc., a company with interests in businesses engaged in the distribution of Internet data and other content via satellite and related technologies. Since 1998, Mr. Carroll has served as Senior Vice President and Chief Financial Officer of PRIMESTAR, Inc., now known as Phoenixstar, Inc., a former direct-to-home broadcast satellite company. From 1994 to 1995, Mr. Carroll served as Vice President of Business Operations and Chief Financial Officer of Netlink USA, a C-band satellite programming distribution company.

     Markus W. Jackson has served as a member of our board of directors since April 2000. Since June 2000, Mr. Jackson has served as Senior Vice President of EchoStar Technologies Corporation, a DBS CPE engineering company, and since 1998 has served as Senior Vice President of EchoStar Communications Corporation. From 1993 to 1997, Mr. Jackson served as Director of Satellite Services at EchoStar Communications Corporation.

     Peter M. Segaloff has served as a member of our board of directors since May 1999. Since 1997, Mr. Segaloff has served as President of Newcastle Development, a real estate development firm. From 1993 to 1997, Mr. Segaloff served as Vice President of Warwick Group Limited, a real estate development firm.

     Russell L. Siegelman has served as one of our directors since May 1999. Since 1996, Mr. Siegelman has served as a Senior Vice President of KPCB Holdings, Inc., an investment firm and affiliate of Kleiner Perkins Caufield & Byers. From 1989 to 1996, Mr. Siegelman served in a variety of positions at Microsoft Corp., most recently serving as Vice President of the Microsoft Network, Microsoft's on-line service. Since 1997, Mr. Siegelman has served as a director of Resonate Inc., and also serves as a director of several private companies.

BOARD COMPOSITION

     We currently have seven directors on our board and two vacant seats. The number of authorized directors is determined by a two-thirds vote of the board of directors. Our directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our audit committee consists of Messrs. Boylan, Carroll and Siegelman. The audit committee reviews the selection of independent auditors, the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

     Our compensation committee consists of Messrs. Boylan, Segaloff, and Siegelman. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

DIRECTOR COMPENSATION

     Our directors do not currently receive compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, Messrs. Boylan, Segaloff, and Siegelman served as members of our compensation committee. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999. We refer to these executive officers as our "named executive officers" in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                 ANNUAL COMPENSATION(1)             COMPENSATION
                                            ---------------------------------   ---------------------
                                                                  ALL OTHER     SECURITIES UNDERLYING
                                             SALARY     BONUS    COMPENSATION          OPTIONS
NAME AND PRINCIPAL POSITION                 --------   -------   ------------   ---------------------
David M. Drucker,
  Chairman of the Board...................  $222,849   $    --      $   --                  --
Thomas E. Moore
  Chief Executive Officer, President and
  Director................................   222,849        --          --             773,212
Paul M. Froelich(2)
  Vice President of Finance and
  Treasurer...............................    95,293    28,317          --             136,272
David M. Brown
  Vice President, General Counsel and
  Secretary...............................   135,542     1,185          --              82,845
Jeffrey C. Weaver(3)
  Vice President of Architecture..........    97,353    26,587       4,427(4)           86,886

------------------------------

(1) We have omitted perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the executive officer's annual salary and bonus disclosed in this table. We have also omitted information regarding group life and health insurance benefits that do not discriminate in favor of our directors or executive officers and are generally available to all salaried employees.

(2) Mr. Froelich became a WildBlue employee on May 1, 1999. His annual base salary as of December 31, 1999, was $145,000.

(3) Mr. Weaver became a WildBlue employee on March 15, 1999. His annual base salary as of December 31, 1999 was $140,000.

(4) Represents a non-taxable moving expense reimbursement.

1999 OPTION GRANTS

     The following table sets forth information regarding options granted to each of our named executive officers during 1999.

                                              INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                             ---------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                             SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION FOR
                             UNDERLYING    GRANTED TO     EXERCISE                       OPTION TERM
                              OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
                              GRANTED         1999          SHARE        DATE          5%          10%
NAME                         ----------   -------------   ---------   ----------   ----------   ----------
David M. Drucker...........         --          --         --                --           --           --
Thomas E. Moore(1).........      4,574         0.3%       $ 0.40       10/01/08     $            $
                                   531       *              0.84       10/01/08
                                 4,043         0.3          1.40       10/01/08
                               161,623        12.0          3.52       10/01/08
                               558,411        41.4          4.00       10/01/08
                                20,383         1.5          8.38       10/01/08
                                23,647         1.7         14.00       10/01/08
Paul M. Froelich(2)........        327       *              0.40       05/01/09
                                    38       *              0.84       05/01/09
                                   289       *              1.40       05/01/09
                                92,587         6.9          3.52       05/01/09
                                39,886         2.9          4.00       05/01/09
                                 1,456         0.1          8.38       05/01/09
                                 1,689         0.1         14.00       05/01/09
David M. Brown(3)..........        490       *              0.40       10/19/08
                                    57       *              0.84       10/19/08
                                   433       *              1.40       10/19/08
                                17,317         1.3          3.52       10/19/08
                                59,830         4.4          4.00       10/19/08
                                 2,184         0.2          8.38       10/19/08
                                 2,534         0.2         14.00       10/19/08
Jeffrey C. Weaver..........        163(4)    *              0.40       03/15/09
                                 9,375(5)      0.7          0.40       11/14/09
                                    19(4)    *              0.84       03/15/09
                                 1,088(5)      0.1          0.84       11/14/09
                                   144(4)    *              1.40       03/15/09
                                 8,288(5)      0.6          1.40       11/14/09
                                46,293(4)      3.4          3.52       03/15/09
                                19,943(4)      1.5          4.00       03/15/09
                                   728(4)    *              8.38       03/15/09
                                   845(4)    *             14.00       03/15/09

------------------------------

 *  Represents less than 0.1% of the total options granted to employees in 1999.

(1) 25% of the options vested on each of May 26, 1999, October 1, 1999 and October 1, 2000. The remaining 25% vest on October 1, 2001.

(2) 25% of the options vested on each of May 26, 1999 and May 1, 2000. The remaining 50% vest annually thereafter in two equal installments commencing on May 1, 2001.

(3) 25% of the options vested on each of May 26, 1999 and October 19, 1999. The remaining 50% vest annually thereafter in two equal installments commencing on October 19, 2000.

(4) 25% of the options vested on each of May 26, 1999 and March 15, 2000. The remaining 50% vest annually thereafter in two equal installments commencing on March 15, 2001.

(5) 25% of the options vest on November 15, 2000, with the remaining 75% vesting in three equal installments annually thereafter.

     The percent of total options granted to employees in the above table is based on 1,349,552 total options granted in 1999. Our board of directors may reprice options under the terms of our stock plans. The options are subject to termination prior to the expiration date in the event of the optionee's death, disability, voluntary termination of employment, or termination by WildBlue with cause, as set forth in the option plan.

     The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance or our opinion as to the current value of the options. In addition, the potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The potential realizable values at 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock under the option by an
       assumed initial public offering price of $     per share;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

     - subtracting from that result the aggregate option exercise price.

1999 OPTION VALUES

     The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the named executive officers as of December 31, 1999. The value of unexercised in-the-money options at December 31, 1999 represents an amount equal to the difference between the
assumed initial public offering price of $     per share and the option exercise
price, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                       -----------   --------   -----------   -------------   -----------   -------------
David M. Drucker.........      --           --              --             --         --             --
Thomas E. Moore..........      --           --         953,900        953,900
Paul M. Froelich.........      --           --          34,064        102,208
David M. Brown...........      --           --         102,204        102,204
Jeffrey C. Weaver(1).....      --           --          35,779         51,107

------------------------------

(1) 18,749 of the options granted to Mr. Weaver allow for immediate exercise, subject to repurchase by us at the exercise price under an annual vesting schedule. 25% of the options vest on November 15, 2000, with the remaining 75% vesting annually thereafter in three equal installments.

EMPLOYMENT AGREEMENTS

     We have employment agreements with Mr. Drucker, Mr. Moore and Mr. Brown, each of whom has also executed a non-compete agreement with us. We do not have an employment agreement with any of our other executive officers.

     David M. Drucker. We entered into an original employment agreement on July 30, 1998, and a subsequent agreement on May 20, 1999, with Mr. Drucker, our Chairman. The agreement provides for an annual base salary of $225,000, with a year-end cash bonus at the discretion of the board of directors. Our agreement with Mr. Drucker provides that if we terminate his employment, he shall be entitled to receive 12 months of base salary.

     Thomas E. Moore. We entered into an employment agreement on September 9, 1998, as amended, with Mr. Moore, our President and Chief Executive Officer. Mr. Moore has been granted an annual base salary of

$236,250 as of June 1, 2000, with a year-end cash bonus at the discretion of the board of directors. In addition, the agreement grants to Mr. Moore the option to purchase a percentage of the total equity of any entity that pursues development of a Ka-band satellite opportunity using our FCC licenses and in which we obtain an interest. Our agreement with Mr. Moore provides that if we terminate his employment without cause, he shall be entitled to receive 12 months of base salary. In addition, Mr. Moore has entered into a letter agreement with Televerde Communications, L.P., a former shareholder of ours that has since dissolved and distributed its assets, including shares in us, to its partners. These shares were distributed with the continuing obligation to the shareholders to vote together to elect Mr. Moore to our board, as long as Mr. Moore is employed by us.

     David M. Brown. We entered into an employment agreement on September 14, 1998, as amended, with Mr. Brown, our Vice President, Secretary and General Counsel. Mr. Brown has been granted an annual base salary of $156,660 as of June 1, 2000, with a year-end cash bonus at the discretion of the board of directors. In addition, the agreement grants to Mr. Brown the option to purchase a percentage of the total equity of any entity that pursues development of a Ka-band satellite opportunity using our FCC licenses and in which we obtain an interest. Our agreement with Mr. Brown provides that if we terminate his employment without cause, he shall be entitled to receive 12 months of base salary.

SPECIAL STOCK OPTION AGREEMENTS

     In November 1998, we adopted the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, upon each issuance of any common stock or securities convertible into common stock, we are required to simultaneously grant to certain employees options to purchase a number of the newly issued securities sufficient to maintain each optionee's specified percentage ownership of WildBlue, which aggregated 9.125%. The exercise price for each option is the fair market value of the newly issued security.

     25% of all outstanding options under the plan vested in May 1999. The remaining options vest in three equal annual installments beginning on the first anniversary of employment. The shares of stock acquired upon the exercise of these options are entitled to the same registration rights granted to our other shareholders during the term of the option.

     If we dissolve, liquidate, sell substantially all of our assets, enter into a merger or consolidation in which we are not the surviving corporation, or if any person acquires 35% or more of our stock or voting power, all outstanding options under the 1998 Stock Option Plan may, at our option or the option of the surviving entity, be assumed, substituted, or replaced with new options by the surviving entity on terms comparable with our outstanding options. Subject to certain conditions, if the surviving entity does not assume the options, the options will fully vest and the optionees may exercise their options prior to the triggering transaction. If our stock is not publicly traded at the time of such event, we have the right to cancel each option and pay each optionee an amount equal to the difference between the option price for such shares covered by the option and the fair market value of such shares.

     The right to receive additional grants under the 1998 Stock Option Plan
applies to the offering and will result in the issuance of           additional
options, with an exercise price equal to the offering price. The right to receive additional grants will terminate immediately after the closing of the offering.

EMPLOYEE BENEFIT PLANS

  401(k) PLAN

     Our employees are eligible to participate in our 401(k) Plan. The 401(k) Plan allows employees to contribute an amount equal to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit, which was $10,500 in 1999. Employees direct the investment of the assets of the 401(k) Plan in up to eight different investment funds. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible when made. We make a contribution under the 401(k) Plan equal to 3% of each employee's eligible compensation. Each contributing participant under the 401(k) Plan also receives a matching contribution equal to 0.25% for the first 1% pretax contribution, which increases by an additional 0.25% for each additional 1% pretax contribution, up to a maximum of a 1% matching contribution from WildBlue in addition to our standard 3% contribution. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by the board of directors. From January 1, 2000 through September 1, 2000, we have made $44,676 matching or profit sharing contributions.

  1999 STOCK OPTION/STOCK ISSUANCE PLAN

     We adopted our 1999 Stock Option/Stock Issuance Plan in October 1999. The plan authorizes issuance of an aggregate of 2,500,000 shares of common stock. The stock plan will terminate on October 17, 2009 unless sooner terminated by the board. As of September 1, 2000:

     - we have issued 685,874 shares pursuant to stock awards under the stock plan, none of which have been repurchased or lapsed and 107,875 shares of which have been exercised;

     - awards of or options to purchase 577,999 shares at a weighted average price of $1.44 were outstanding; and

     - 1,814,126 shares remained available for future stock awards under the stock plan.

     The stock plan provides for the grant of incentive stock options to employees, officers and employee-directors, and nonstatutory stock options, restricted stock purchase awards and stock bonuses to these employees as well as directors and consultants of WildBlue and its affiliates. The stock plan is administered by the board or a committee appointed by the board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The term of options granted under the stock plan may not exceed ten years. The board or authorized committee determines the exercise price of options granted under the stock plan. However, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option generally cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the stock plan are immediately exercisable, subject to repurchase, and vest at the rate specified in the option agreement; however, the vesting schedule may not result in fewer than 20% of the options vesting each year. The optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with WildBlue or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement, which is generally three months.

     No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of WildBlue or any affiliate of WildBlue, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the stock plan and all other stock plans of WildBlue and its affiliates, may not exceed $100,000.

     Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the stock plan. Under its general authority to grant and to amend options, the board or authorized committee has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

     Restricted stock purchase awards granted under the stock plan may be granted pursuant to a repurchase option in favor of us in accordance with a vesting schedule determined by the board (or authorized committee). The price of a restricted stock purchase award under the stock plan generally cannot be less than

85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

     Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the option plan and to outstanding awards. In that event, the board (or authorized committee) will appropriately adjust the option plan as to the class and the maximum number of shares subject to the option plan. The board (or authorized committee) will also adjust outstanding awards as to the class, number of shares and price per share subject to options under the stock plan.

     If we dissolve or liquidate, or if there is any sale of substantially all of our assets, any merger or any consolidation in which we are not the surviving corporation, or any acquisition by persons, entities or groups of 50% or more of our stock, all outstanding awards under the stock plan may, at our option or the option of the surviving entity, be assumed, substituted, or replaced with a cash incentive program by any surviving entity, and 100% of such awards will vest if the optionee's compensation is reduced following such corporate transaction. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of unvested stock awards will be accelerated in full, stock options not exercised prior to such transaction will terminate, and other stock awards will terminate or continue as provided in the applicable stock award agreement.

  2000 EMPLOYEE STOCK PURCHASE PLAN

     Adoption. We adopted our 2000 Employee Stock Purchase Plan in September 2000. This plan authorizes the issuance of 1,750,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. The purchase plan will not be effective until the closing of this offering. Therefore, as of the date hereof, no shares of common stock had been purchased under the purchase plan.

     On January 1 of each year for ten years, beginning on January 1, 2002, the number of shares in the reserve automatically will be increased by the lesser of 3% of:

     - our outstanding shares; or

     - the total number of shares of our common stock outstanding as of the closing date of the offering.

     However, the board of directors may provide for a lesser increase each year. The automatic share reserve increase in the aggregate may not exceed 17,500,000 shares over the ten-year period.

     The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan allows eligible employees to purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our employees and the employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

     The board of directors has the authority to set the terms of an offering. It may specify offerings of up to 27 months where common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

     - 85% of the fair market value of one share of our common stock on the first day of the offering; and

     - 85% of the fair market value of one share of our common stock on the purchase date.

     For the first offering, which will begin on the effective date of this offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

     The board of directors may permit employees who become eligible to participate after the beginning of the first offering period to enroll. These employees will purchase our stock at the lower of:

     - 85% of the fair market value of one share of our common stock on the day they began participating in the purchase plan; and

     - 85% of the fair market value of one share of our common stock on the purchase date.

     The board of directors has determined that participants may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. A participant's right to purchase our stock under the purchase plan, plus any other purchase plans established by us or by our affiliates, is limited. It may accrue at a rate of no more than $25,000 of the fair market value of our stock for each calendar year in which the purchase right is outstanding. We determine the fair market value of our stock, for the purpose of this limitation, as of the first day of the offering. Employees may end their participation in the offering at any time up to ten days before a purchase date. Their participation ends automatically on termination of their employment.

     Upon a change in control, the board of directors may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, the board of directors may shorten the offering period and provide that our stock will be purchased from the participants immediately before the change in control.

     The purchase plan has no set termination date. The board of directors may terminate the purchase plan at any time after the end of an offering.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock as of September 1, 2000 for:

     - each person or group of affiliated persons known to us to beneficially own more than 5% of the common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each director, executive officer or 5% or more shareholder, as the case may be. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

     This table lists applicable percentage ownership based on 38,797,322 shares of common stock outstanding as of September 1, 2000, including shares of preferred stock on an as-converted basis, and also lists applicable percentage
ownership based on     shares of common stock outstanding after completion of
the offering. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of September 1, 2000, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options and warrants that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options and Warrants." These shares are included in the number of shares listed in the column labeled "Total Number."

     Unless otherwise indicated, the address of each person or entity named below is care of Wildblue Communications, Inc., 4600 South Syracuse Street, Suite 500, Denver, CO 80237.

                                                               TOTAL SHARES         PERCENTAGE OF SHARES
                                                            BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                         ------------------------   ---------------------
                                                                      OPTIONS AND    BEFORE       AFTER
               NAME OF BENEFICIAL OWNER                    SHARES      WARRANTS     OFFERING    OFFERING
               ------------------------                  ----------   -----------   ---------   ---------
DirectCom Networks Inc.(1).............................   7,974,494      678,507      21.9%            %
Liberty Satellite LLC(2)...............................   7,119,303      605,743      19.6
Kenneth G. Carroll(2)..................................          --           --        --
KPCB Holdings, Inc.(3).................................   6,124,140      360,000      16.6
Russell L. Siegelman(4)................................   6,124,140      360,000      16.6
EchoStar Communications Corporation(5).................   3,571,428    1,500,000      12.6
Walter S. Segaloff(6)..................................   3,428,129       15,414       8.9
Peter M. Segaloff......................................          --           --        --
David M. and Penny S. Drucker(7).......................   3,429,141       22,648       8.9
Telesat Canada(8)......................................   2,648,750           --       6.8
TRW Inc.(9)............................................   1,920,758      163,427       5.3
Peter C. Boylan, III(1)................................          --           --        --
Markus W. Jackson(5)...................................          --           --        --
Thomas E. Moore........................................          --    2,523,384       6.1
David M. Brown.........................................          --      270,364      *
Paul M. Froelich.......................................          --      120,162      *
Jeffrey C. Weaver......................................          --      110,081      *
Executive officers and directors as a group
  (15 persons)(10).....................................   9,553,281    3,700,389      31.2%            %

------------------------------

  *  Represents beneficial ownership of less than 1%.

 (1) Includes 678,507 shares of common stock issuable upon exercise of preferred stock warrants. The address of DirectCom Networks, Inc. is 7140 South Lewis Avenue, Tulsa, Oklahoma 74136. Peter C. Boylan, III, one of our directors, is the President and Chief Operating Officer of Gemstar-TV Guide International, Inc., the parent of DirectCom Networks, Inc. Mr. Boylan disclaims beneficial ownership of such shares.

 (2) Includes 605,743 shares of common stock issuable upon exercise of preferred stock warrants. The address of Liberty Satellite LLC is 7600 E. Orchard Road, Suite 330S, Englewood, Colorado 80111. Kenneth G. Carroll, one of our directors, is the President of TSAT Holding I, Inc., the managing member of Liberty Satellite, LLC. Mr. Carroll disclaims beneficial ownership of such shares.

 (3) Includes 360,000 shares of common stock issuable upon exercise of preferred stock warrants. The address of KPCB Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, California 94025. Russell L. Siegelman, one of our directors, is a Senior Vice President of KPCB Holdings, Inc. Mr. Siegelman disclaims beneficial ownership of such shares.

 (4) Mr. Siegelman, one of our directors, is a Senior Vice President of KPCB Holdings, Inc. and acts as Voting Trustee over 1,337,364 of the shares held by each of Segaloff Family LP, Segaloff Group, LLC, Segaloff and Sons Joint Venture, Hashem Provides, LLC, Peter M. Segaloff Family Trust, David S. Segaloff Family Trust, J. William David Trust, Joshua M. David Trust and Gregory B. David Trust and has voting power over 1,297,475 shares held by David and Penny Drucker pursuant to a Voting Trust Agreement dated May 26, 1999, which terminates upon the closing of the offering. Mr. Siegelman disclaims beneficial ownership of all shares held by either KPCB Holdings, Inc. and the Segaloff Entities.

 (5) Includes 1,500,000 shares of common stock issuable upon exercise of preferred stock warrants. The address of EchoStar Communications Corporation is 5701 South Santa Fe Drive, Littleton, Colorado 80120. Markus
     W. Jackson, one of our directors, is the Senior Vice President of EchoStar Technology and EchoStar Communications Corporation. Mr. Jackson disclaims beneficial ownership of such shares.

 (6) Includes an aggregate of 3,428,129 shares of common stock and 15,414 shares of common stock issuable upon exercise of preferred stock warrants held by Segaloff Family L.P., Segaloff Group LLC, Segaloff & Sons Joint Venture and Walter S. Segaloff Revocable Trust (collectively, Segaloff Entities). Walter Segaloff disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising therein. The address of the Segaloff Entities' is 301 Hiden Blvd., Newport News, Virginia 23606. Russell L. Siegelman, one of our directors, is Voting Trustee of 1,337,364 of such shares pursuant to a Voting Trust Agreement dated May 26, 1999, which terminates upon the closing of this offering. Mr. Siegelman disclaims beneficial ownership of such shares.

 (7) Includes 2,201,203 shares of common stock held by Penny S. Drucker, the spouse of David M. Drucker. Includes 1,227,938 shares of common stock and 22,648 shares of common stock issuable upon exercise of preferred stock warrants held by Mr. Drucker. Russell L. Siegelman, one of our directors, is Voting Trustee of 1,297,475 of such shares pursuant to a Voting Trust Agreement dated May 26, 1999, which terminates upon the closing of this offering.

 (8) The address of Telesat Canada is 1601 Telesat Court, Gloucester, Ontario, Canada K1B 5P4.

 (9) Consists of 163,427 shares of common stock issuable upon exercise of preferred stock warrants. The address of TRW Inc. is One Space Park, Redondo Beach, California 90728.

(10) Includes shares, options and warrants described in the notes above, as applicable to our directors and named executive officers. Includes an aggregate of 293,750 additional shares subject to options exercisable within 60 days of September 1, 2000 held by our executive officers.

                           RELATED-PARTY TRANSACTIONS

     The following is a description of transactions since our last fiscal year end to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management."

FINANCINGS

     The following persons or entities purchased securities in the amounts set forth, on an as converted to common basis, in the chart below. We sold shares of our Series A preferred stock in January 1999, May 1999 and February 2000. We sold shares of our Series B preferred stock in December 1999 and February 2000. We sold shares of our Series C preferred stock between February 2000 and May 2000. We sold shares of our Series D nonvoting preferred stock in March 2000. We sold shares of our Series E preferred stock and warrants on our Series F preferred stock in May 2000.

                                          SERIES A     SERIES B    SERIES C    SERIES E
               PURCHASER                  FINANCING    FINANCING   FINANCING   FINANCING    WARRANTS(A)
               ---------                  ---------    ---------   ---------   ---------    -----------
PRINCIPAL SHAREHOLDERS:
KPCB Holdings, Inc. ....................  4,750,000     246,614      252,385     857,142       360,000
Liberty Satellite LLC...................  3,750,000     208,906    1,718,151   1,442,246       605,743
David M. Drucker........................  1,135,502       6,963       31,548      53,925        22,648
Penny S. Drucker........................  2,201,203          --           --          --            --
Walter S. Segaloff......................  3,391,429          --           --      36,700        15,414
TRW Inc. ...............................  1,492,187          --       34,459     389,112       163,427
EchoStar Communications                          --          --           --   3,571,428     3,300,000
  Corporation(b)........................
DirectCom Networks, Inc. ...............  5,186,500      55,708    1,116,793   1,615,493       678,507
Telesat Canada..........................         --          --    2,648,750          --            --
OTHER TRANSACTION INFORMATION:
Price per share.........................     (c)        $  8.38    $   14.00      (d)        $   17.00

------------------------------

(a) These warrants represent the right to purchase shares of Series F preferred stock, and the exercise price for these warrants is $17.00 per share. Except for a warrant issued to EchoStar to purchase 1.8 million shares, each of these warrants expires upon the closing of this offering.

(b) Shares of Series D nonvoting preferred stock originally issued in March 2000 were converted into shares of Series E preferred stock in April 2000.

(c) On May 20, 1999, we reincorporated as a Delaware corporation following the exchange of the shares of our predecessor Colorado corporation, we issued additional shares at a price of $4.00 per share.

(d) Unit price of $14.00 per share. Each Unit consists of one share of Series E preferred stock and a warrant to purchase 0.42 shares of Series F preferred stock at an exercise price of $17.00 per share.

REGISTRATION RIGHTS

     We have entered into an Amended and Restated Investors Rights' Agreement with some purchasers of our preferred stock pursuant to which these and other shareholders will have registration rights following this offering with respect to their shares of common stock issued upon conversion of their preferred stock and the exercise of their outstanding warrants. In addition, certain optionees under the Amended and Restated Stock Option Agreements pursuant to the 1998 Stock Option Plan are entitled to registration rights with respect to the stock acquired upon the exercise of their options. See "Description of Capital
Stock - Registration Rights" for a description of these registration rights.

STRATEGIC INVESTMENTS AND RELATIONSHIPS

     TRW Inc. In February 2000, we entered into an agreement with TRW by and through its Space Electronics Group whereby TRW was granted an opportunity to bid on the production of one or more satellites and the procurement of network and support services related thereto.

     EchoStar Communications Corporation and EchoStar Satellite Corporation. In March 2000, we entered into a Marketing, Joint Box Production and Warrants Agreement with EchoStar Communications and EchoStar Satellite Corporation that allows each of us to market and distribute bundled WildBlue and DISH Network services in the United States, its territories and possessions. The agreement also provides that we will work together to develop a single set-top box that will serve as both a satellite modem for the WildBlue service and a set-top box for the DISH Network. Each party is entitled to residual commissions from the other party for customers using the services of the other party through the set-top box. In connection with this relationship, we granted EchoStar Communications a warrant which represents the right to purchase 1,800,000 shares of our common stock at a price of $17.00 per share, subject to the exercise provisions contained in the agreement. This agreement expires on the earlier to occur of September 30, 2007 or five years from the successful launch of our first satellite.

     Telesat Canada. In March 2000, we entered into a strategic alliance with Telesat granting us an exclusive license to access and use 90% of the Ka-band communications subsystem on a satellite to be owned and operated by Telesat at
111.1 DEGREES W.L. in exchange for 2,648,750 shares of our Series C Preferred Stock and cash to be paid between March 17, 2000 and the date on which WildBlue II is successfully placed in orbit. The agreement grants us options to repurchase the shares and receive a cash reimbursement upon certain termination events.

     U.S. Monolithics, LLC. In March 2000, we entered into a Development and License Agreement with USM to develop the transceiver unit for our dish. In connection with this relationship, we entered into an Investment Agreement whereby we purchased a $6.5 million membership interest in USM. Thomas E. Moore, one of our directors and an executive officer, and David M. Brown, one of our executive officers, currently serve as Managers of USM.

     KaStarCom.World Satellite, LLC. We provide regulatory consulting services to this limited liability company, of which David Drucker is the President of its corporate manager.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with certain of our executive officers. See "Management - Employment Agreements." In addition, we entered into stock option agreements separate from our employee benefit plans with a number of our executive officers. See "Management - Special Stock Option Agreements."

     We entered into an employment agreement and non-compete agreement on July 30, 1998, as amended, with Walter S. Segaloff to provide us consulting services over a period of five years. The employment agreement was terminated effective October 1, 2000. Under the terms of the termination agreement, we are required to pay him 12 months of base salary, equal to $112,500.

SUBSIDIARIES

     We have two wholly-owned subsidiaries that hold our FCC licenses, KaSTAR 73 Acquisition, LLC, a Colorado limited liability company formed on June 19, 1998 and KaSTAR 109.2 Acquisition, LLC, a Colorado limited liability company formed on June 19, 1998.

OTHER TRANSACTIONS

     We have entered into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. See "Description of Capital Stock - Limitation of Liability and Indemnification" for a description of these indemnification provisions. We also intend to enter into these agreements with our future directors and certain of our executive officers.

     We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal shareholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately following the closing of the offering, our authorized capital stock will consist of 135,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

     This summary does not purport to be complete and is subject to, and qualified in its entirety by: the provisions of our certificate of incorporation, as amended and restated; various documents and agreements evidencing warrants and registration rights, all of which are included as exhibits to the registration statement which this prospectus is a part; and applicable provisions of Delaware law.

COMMON STOCK

     As of September 1, 2000, and assuming conversion of all outstanding preferred stock into common stock upon the closing of the offering, there were outstanding 42,191,649 shares of common stock held of record by 44 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     As of September 1, 2000, assuming the closing of the offering, all outstanding shares of preferred stock would have been converted into 42,083,774 shares of common stock. See Note 7 to our consolidated financial statements for the years ended December 31, 1999 and 1998 a description of our currently outstanding preferred stock. Following the conversion, our restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. The restated certificate of incorporation, as restated, gives to the board of directors the authority, without further action by shareholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:

     - adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

     - decrease the market price of our common stock; or

     - delay, deter or prevent a change in our control.

     We have no present plans to issue any shares of preferred stock.

WARRANTS

     In connection with the private placement of our Series C, D and E preferred stock, we issued the following warrants:

     - a warrant to purchase up to 909,090 shares of Series C preferred stock at an exercise price of $22.00 per share to Arianespace Investment Limited, which expires on the earlier of the first anniversary of the launch of WildBlue I or pursuant to the terms of the loan agreement with Arianespace Finance S.A.;

     - a warrant to purchase up to 1,800,000 shares of Series F preferred stock at an exercise price of $17.00 per share to EchoStar, of which 250,000 shares become exercisable upon delivery of an integrated set-top box for our bundled WildBlue and DISH Network service and expire one year after service launch and 1,550,000 shares become exercisable upon achievement of certain milestones and expire one year after becoming exercisable;

     - a warrant to purchase up to 1,500,000 shares of Series F preferred stock at an exercise price of $17.00 per share to EchoStar, which expires following the closing of this offering;

     - a warrant to purchase up to 678,507 shares of Series F preferred stock at an exercise price of $17.00 per share to TV Guide, which expires following the closing of this offering;

     - a warrant to purchase up to 605,743 shares of Series F preferred stock at an exercise price of $17.00 per share to Liberty Media, which expires following the closing of this offering;

     - a warrant to purchase up to 360,000 shares of Series F preferred stock at an exercise price of $17.00 per share to Kleiner Perkins, which expires following the closing of this offering;

     - a warrant to purchase up to 163,427 shares of Series F preferred stock at an exercise price of $17.00 per share to TRW, which expires following the closing of this offering;

     - a warrant to purchase up to 48,588 shares of Series F preferred stock at an exercise price of $17.00 per share to Hashem Provides, LLC, which expires following the closing of this offering;

     - a warrant to purchase up to 22,648 shares of Series F preferred stock at an exercise price of $17.00 per share to David M. Drucker, which expires following the closing of this offering; and

     - a warrant to purchase up to 15,414 shares of Series F preferred stock at an exercise price of $17.00 per share to the Segaloff Group, LLC, which expires following the closing of this offering.

     The exercise price of each of our outstanding warrants is subject to customary adjustments upon stock splits, stock dividends or subdivisions. Additionally, the warrants are subject to customary adjustments upon a sale of all or substantially all of our assets or upon our reorganization, reclassification, consolidation or merger. None of our warrants confer upon the holder any voting or any other rights of our shareholders, and the shares issuable upon exercise of the majority of the warrants carry registration rights. See "Description of Capital Stock - Registration Rights."

REGISTRATION RIGHTS

     Pursuant to the Amended and Restated Investors' Rights Agreement dated as of March 16, 2000, as amended, between WildBlue and some of our investors, investors holding an aggregate of 43,540,332 shares of our common stock issued or issuable upon conversion of our outstanding preferred stock and upon exercise of outstanding warrants to purchase preferred and common stock, have registration rights pertaining to the securities they hold. After 180 days following the effective date of the registration statement, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least a majority of the registrable securities, so long as the aggregate offering price to the public is at least $5 million. We are required to use our best efforts to effect this registration. We are not obligated to effect more than two shareholder-initiated registrations. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our shareholders other than these holders of registrable securities, the holders of those registrable securities are entitled to piggyback registration rights which allow them to include their registrable securities in the registration. The underwriters of any of these offerings have the right to limit the number of shares included in the registration, provided the amount of securities of these registered holders shall not be reduced below 30% of the total amount of securities proposed to be included in the registration. Further, holders of registrable securities may require us to file additional registration statements on Form S-3 if the aggregate offering price to the public is not less than $5.0 million. We are not obligated to effect more than two shareholder-initiated registrations on Form S-3 within any twelve-month period. The registration rights are subject to our right to delay the filing of a registration statement for a period not to exceed 90 days, provided we cannot delay more than once in any twelve-month period after receiving the registration demand.

     We are required to bear all costs incurred in connection with the first two demand registrations and all piggyback registrations and registrations on Form S-3. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future equity offerings.

     Subject to certain limitations, the registration rights described above will terminate three years after the date of our initial public offering. Following the closing of this offering, the registration rights of each holder terminate when all of the registerable securities held by the holder may be sold under Rule 144 of the Securities Act during any 90-day period.

     Under the Amended and Restated Stock Option Agreements dated May 26, 1999, pursuant to the 1998 Stock Option Plan certain optionees are entitled to registration rights with respect to the stock acquired upon the exercise of their options that are no less favorable than the registration rights provided to our other shareholders during the term of such options.

ANTI-TAKEOVER PROVISIONS

     Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

     Certificate of Incorporation and Bylaw Provisions. Certain provisions of our certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our shareholders may be called only by our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

     Our certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Our bylaws require a two-thirds vote of the board to change the authorized number of directors. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Certain amendments to our certificate of incorporation and amendments to our bylaws require the approval of holders of at least two-thirds of the voting power of all outstanding stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of shareholders to remove current management or directors or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and executive officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law.

     We have entered into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers.

     At present, there is no pending litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     We have appointed           to serve as the transfer agent and registrar
for the common stock.

LISTING

     We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol "WBLU".

                        SHARES ELIGIBLE FOR FUTURE SALE

     When the offering is completed, we will have a total of           shares of
common stock outstanding. The           shares offered by this prospectus will
be freely tradeable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144. The remaining 42,191,649 shares, including shares of our common stock issuable upon exercise of warrants which will expire prior to the closing of this offering, are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as an exemption provided through Rule 144 or Rule 701 and subject to the lock-up agreements described below.

     Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

RULE 144

     Generally, Rule 144 as currently in effect provides that, beginning 90 days after the first date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding,
       which based on the shares outstanding as of           , 2000, will equal
       approximately           shares, or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of the notice on Form 144 with respect to the sale.

     Rule 144 provides limitations as the manner of sales and imposes requirements as to notice and the availability of current public information about us.

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, including by a lock-up agreement, a person who has been a non-affiliate for at least two years may sell his or her shares in the open market.

     One hundred eighty days after the date of this prospectus,           shares
of our common stock will be eligible for sale under Rule 144, including
          shares under Rule 144(k), and           will be eligible for sale
under Rule 701.

RULE 701

     Rule 701 permits any of our employees, officers, directors or consultants who purchased their shares under a compensatory stock or option plan or other written agreement prior to the effective date of this offering to sell such shares under Rule 144 without complying with the holding period, public information, volume limitation or notice requirement of Rule 144. All holders of Rule 701 shares may not sell their 701 shares until 90 days after the date of this prospectus. However, substantially all shares of our common stock issued under Rule 701 are subject to lock-up agreements described below.

REGISTRATION RIGHTS

     The holders of 38,346,005 shares of common stock issued upon conversion of their preferred stock and of options and warrants exercisable for 9,580,223 shares of common stock (plus the additional shares issued in connection with the offering to the holders of options under the 1998 Stock Option Plan) will be entitled to certain rights with respect to the registration of these shares under the Securities Act. After these shares are registered, they will be freely tradable.

LOCK-UP AGREEMENTS

     All of our shareholders have entered into lock-up agreements with the underwriter prohibiting them from offering, selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus. This generally means that the shareholders cannot sell these shares during the 180 days following the date of this prospectus unless permitted by the underwriter.

     Following the closing of this offering, we intend to file a registration statement to register for resale shares of common stock available for issuance under our stock plans. Accordingly, shares issuable under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described above and, in the case of our affiliates, the volume limitations of Rule 144 described above.

             MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

GENERAL

     We expect to offer a portion of the offering outside of the United States. This section summarizes the material U.S. federal tax consequences to holders of common stock that are non-U.S. holders. In general, you are a non-U.S. holder if you are:

     - an individual who is a nonresident alien of U.S.;

     - a corporation organized or created under non-U.S. law; or

     - an estate or trust that is not taxable in the U.S. on its worldwide income.

     If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

     This discussion does not address all aspects of U.S. federal taxation, and in particular is limited in the following ways:

     - the discussion assumes that you hold your common stock as a capital asset, that is, for investment purposes, and that you do not have a special tax status;

     - the discussion does not consider tax consequence that depend upon your particular tax situation in addition to your ownership of the common stock;

     - the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence;

     - the discussion is based on current law, and changes in the law may change the tax treatment of the common stock; and

     - the discussion does not cover state, local or foreign law.

     We have not requested a ruling from the Internal Revenue Service, or IRS, on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

     We suggest that you consult your tax advisors about the tax consequences of holding and disposing of the common stock in your particular situation.

DIVIDENDS

     We do not anticipate paying cash dividends on the common stock in the foreseeable future. See "Dividend Policy." If we pay you dividends, such dividends generally will be subject to U.S. withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty.

     Under current U.S. Treasury regulations, dividends paid before January 1, 2001 to an address outside the U.S. are presumed to be paid to a resident of the country of address, unless the payer has knowledge to the contrary, for purposes of withholding and determining the applicability of a tax treaty rate. Under U.S. Treasury regulations applicable to dividends paid after December 31, 2000, however, you will be required to satisfy certain certification requirements in order to establish your entitlement to a lower applicable treaty withholding rate.

     You may claim an exemption from withholding on the ground that the dividends are effectively connected with a U.S. trade or business. To claim this exemption, you must satisfy certain certification requirements. However, dividends exempt from U.S. withholding because they are effectively connected generally are subject to U.S. federal income tax on a net income basis at the regular graduated tax rates. These rules might be altered by an applicable tax treaty. If you are a corporation, any effectively connected dividends received by you may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or a lower rate specified by an applicable income tax treaty.

     You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.

     You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     You generally will not be subject to U.S. federal income tax on a sale or other disposition of the common stock unless one of the following applies:

     - the gain is effectively connected with a trade or business you conduct in the U.S. or, under a treaty, the gain is attributable to a permanent establishment you have in the U.S. In this case, you generally will be taxed on your net gain on the sale under the regular graduated U.S. federal income tax rates. If you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate;

     - you are an individual and are present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met. In this case, you generally will be subject to a flat 30% tax on your gain from the sale; or

     - we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held the common stock, and certain other conditions apply. We believe that we never have been, are not currently, and are not likely in the future to become, a U.S. real property holding corporation for U.S. federal income tax purposes.

FEDERAL ESTATE TAX

     If you are an individual who owns or is treated as owning common stock at the time of your death, you will be required to include the value of common stock in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the IRS the amount of dividends paid to you and the tax withheld with respect to the dividends. These requirements apply even if withholding was not required on payments to you. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in your country of residence.

     Backup withholding tax generally may be imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-U.S. holders. Final U.S. Treasury regulations, which generally will apply to dividends paid after December 31, 2000, will affect the procedures to be followed by a non-U.S. holder in establishing its foreign status.

     As a general matter, information reporting and backup withholding will not apply to a payment to you by or through a foreign office of a foreign broker of the proceeds of a sale of common stock effected outside the U.S. However, information reporting requirements, but not backup withholding, will apply to such a payment if the broker:

     - is a U.S. person;

     - is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

     - is a controlled foreign corporation as defined in the Internal Revenue Code; or

     - is a foreign partnership with certain U.S. connections, for payments made after December 31, 2000.

     Information reporting requirements will apply in the above cases if the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met or you otherwise establish an exemption.

     Payment of the proceeds of a sale of common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you certify to the payer in the manner required as to your non-U.S. status under penalties of perjury or otherwise establish an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against your U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

     The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of the common stock, including the effect of any state, local, foreign or other tax laws and any applicable income or estate tax treaties.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated
            , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, have severally agreed to purchase from WildBlue the number of shares of common stock shown opposite their names below.

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                              ----------

          Total.............................................
                                                              ==========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of these shares of common stock to dealers, including the underwriters, at the public offering price less a concession not in excess
of $     per share. The underwriters may allow, and these dealers may re-allow,
a concession not in excess of $     per share on sales to other dealers. After
the initial offering of the common stock to the public, the representative of the underwriters may change the public offering price and other selling terms.

     We have granted to the underwriters an option, exercisable within 30 days
after the date of this prospectus, to purchase up to           additional shares
of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's percentage underwriting commitment as indicated in the preceding table.

     The following table shows the underwriting fees to be paid by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................  $              $
Total.......................................................  $              $

     We will pay the offering expenses, estimated to be $          .

     We, our officers and directors and all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, not to:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

     In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right for, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.

     We expect that our common stock will be approved for quotation on the Nasdaq National Market under the symbol "WBLU" upon official notification of issuance.

     At our request, certain of the underwriters have reserved for sale at the
initial public offering price up to      shares of common stock offered by this
prospectus for sale to our employees, directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering by making short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase. There are two types of short sales. "Covered" short sales are sales made in an amount not greater than the amount of shares the underwriters can purchase pursuant to their over-allotment option. "Naked" short sales are sales in excess of their over-allotment opinion. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider, among other things, the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares by exercising their over-allotment option. Any "naked" short position however, will be closed out by purchasing shares in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the stock following this offering. As a result, the price of the stock may be higher than the price that might otherwise exist in the open market. The underwriters may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Boulder, Colorado. Certain legal matters will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP.

                                    EXPERTS

     The financial statements of Wildblue Communications, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with the offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement or any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov."

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of WildBlue, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     After the offering, we expect to provide annual reports to our shareholders that include financial information examined and reported on by our independent auditors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Report of KPMG LLP, Independent Auditors....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)...  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7
Unaudited Consolidated Balance Sheets.......................  F-16
Unaudited Consolidated Statements of Operations and
  Comprehensive Loss........................................  F-17
Unaudited Consolidated Statements of Stockholders' Equity...  F-18
Unaudited Consolidated Statements of Cash Flows.............  F-19
Notes to Unaudited Consolidated Financial Statements........  F-20

When the stock split described in Note 1 to the consolidated financial statements becomes effective, we expect to be in a position to render the following audit report.

                                            /s/ KPMG LLP

Denver, Colorado
October 5, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wildblue Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Wildblue Communications, Inc. and subsidiaries (a development stage company) as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from April 21, 1995 (inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wildblue Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from April 21, 1995 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

Denver, Colorado
March 29, 2000, except as to Note 1
which is as of             , 2000

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   -----------
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $21,929,007   $   323,805
  Marketable securities.....................................    6,017,864     1,210,656
  Due from related parties..................................       73,534        58,308
  Other current assets......................................        3,989        20,213
                                                              -----------   -----------
         Total current assets...............................   28,024,394     1,612,982
Property, equipment and assets under construction, at cost:
  Office furniture and equipment............................      244,761        62,010
  Payments on assets under construction.....................    9,384,428       400,000
                                                              -----------   -----------
                                                                9,629,189       462,010
  Accumulated depreciation..................................      (31,170)       (1,553)
                                                              -----------   -----------
                                                                9,598,019       460,457
Deferred satellite license costs............................      693,430       586,419
Deferred finance fees, net of accumulated amortization of
  $34,949 and $65,599, respectively.........................      291,154       287,950
Other assets................................................        6,807         3,900
                                                              -----------   -----------
         Total assets.......................................  $38,613,804   $ 2,951,708
                                                              ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................  $   386,871   $   164,308
  Accrued interest payable..................................      563,181       180,821
  Convertible notes payable.................................   29,028,943     5,000,000
                                                              -----------   -----------
         Total current liabilities..........................   29,978,995     5,345,129
Stockholders' equity (deficit):
  Preferred stock:
    Series A preferred stock, $0.001 par value; 27,374,958
     shares authorized; 18,010,867 shares (aggregate
     liquidation preference $72,043,468) and no shares
     issued and outstanding at December 31, 1999 and 1998,
     respectively...........................................       18,011            --
    Series B preferred stock, $0.001 par value; 601,749
     shares authorized; 208,904 shares (aggregate
     liquidation preference $1,749,779) and no shares issued
     and outstanding at December 31, 1999 and 1998,
     respectively...........................................          209            --
    Series C preferred stock, $0.001 par value; 1,684,728
     shares authorized; no shares issued at December 31,
     1999 and 1998..........................................           --            --
Common stock, $0.001 par value; 32,171,478 shares
  authorized; no shares issued at December 31, 1999 and
  1998......................................................           --            --
Common stock, no par value:
  Class A, authorized 225,000 shares, no and 250 shares
    issued and outstanding at December 31, 1999 and 1998,
    respectively............................................           --            --
  Class B non-voting, authorized 25,000 shares, no shares
    issued and outstanding at December 31, 1999 and 1998....           --            --
Additional paid-in capital..................................   16,756,815            --
Unearned compensation.......................................     (956,562)           --
Accumulated other comprehensive income (loss)...............       67,401        (1,678)
Deficit accumulated during the development stage............   (7,251,065)   (2,391,743)
                                                              -----------   -----------
         Total stockholders' equity (deficit)...............    8,634,809    (2,393,421)
Commitments and contingencies (notes 8, 9 and 10)
                                                              -----------   -----------
         Total liabilities and stockholders' equity
           (deficit)........................................  $38,613,804   $ 2,951,708
                                                              ===========   ===========

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
              YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND FOR
        THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO DECEMBER 31, 1999

                                                                                      APRIL 21, 1995
                                                                                      (INCEPTION) TO
                                                                                       DECEMBER 31,
                                               1999          1998          1997            1999
                                            -----------   -----------   -----------   --------------
Operating expenses.......................   $(4,604,422)  $  (949,361)  $  (593,976)   $(6,326,169)
Other income (expense):
  Interest expense.......................      (767,944)     (298,332)      (71,678)    (1,137,954)
  Interest income........................       365,640        28,562            --        394,202
  Realized gains on sales of marketable
     securities..........................       147,107            --            --        147,107
  Other..................................           297            --            --            297
                                            -----------   -----------   -----------    -----------
                                               (254,900)     (269,770)      (71,678)      (596,348)
                                            -----------   -----------   -----------    -----------
          Net loss.......................    (4,859,322)   (1,219,131)     (665,654)    (6,922,517)
Other comprehensive income (loss)........        69,079        (1,678)           --         67,401
                                            -----------   -----------   -----------    -----------
          Comprehensive loss.............   $(4,790,243)  $(1,220,809)  $  (665,654)   $(6,855,116)
                                            ===========   ===========   ===========    ===========
Net loss per share:
     Basic and diluted...................   $(51,694.91)  $ (4,876.52)  $ (2,662.62)
                                            ===========   ===========   ===========
Shares used in computing net loss per
  share:
  Basic and diluted......................            94           250           250
                                            ===========   ===========   ===========
Pro forma net loss per share:
  Basic and diluted -- unaudited.........          (.40)
                                            ===========
Pro forma shares used in computing net
  loss per share:
  Basic and diluted -- unaudited.........    12,024,753
                                            ===========

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND FOR
        THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO DECEMBER 31, 1999

                                                                          PREFERRED STOCK
                                                              ---------------------------------------
                                                     COMMON         SERIES A             SERIES B       ADDITIONAL
                                                     STOCK    --------------------   ----------------     PAID-IN       UNEARNED
                                         DATE        NO PAR     SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL     COMPENSATION
                                    --------------   ------   ----------   -------   -------   ------   -----------   ------------
Inception (April 21, 1995)........                      --            --   $    --        --    $ --    $        --    $      --
Issuance of 250 shares no par
  common stock....................     Various         250            --        --        --      --        232,500           --
Net loss for the year ended
  December 31, 1996...............                      --            --        --        --      --             --           --
                                                     -----    ----------   -------   -------    ----    -----------    ---------
Balance at December 31, 1996......                     250            --        --        --      --        232,500           --
Net loss for the year ended
  December 31, 1997...............                      --            --        --        --      --             --           --
                                                     -----    ----------   -------   -------    ----    -----------    ---------
Balance at December 31, 1997......                     250            --        --        --      --        232,500           --
Distribution to shareholder.......   August, 1998       --            --        --        --      --             --           --
Return of capital.................   August, 1998       --            --        --        --      --       (232,500)          --
Changes in other comprehensive
  losses..........................                      --            --        --        --      --             --           --
Net loss for the year ended
  December 31, 1998...............                      --            --        --        --      --             --           --
                                                     -----    ----------   -------   -------    ----    -----------    ---------
Balance at December 31, 1998......                     250            --        --        --      --             --           --
Issuance of 31 shares no par
  common stock....................  January, 1999       31            --        --        --      --      5,250,000           --
Conversion of note payable and
  accrued interest to no par
  common stock, net of unamortized
  debt issuance costs of
  $224,419........................    May, 1999         73            --        --        --      --      5,134,384           --
Exchange of no par common stock
  for 17,116,180 shares of Series
  A preferred stock...............    May, 1999       (354)   17,116,180    17,116        --      --        (17,116)          --
Stock repurchase..................    May, 1999         --      (835,625)     (836)       --      --     (3,340,395)          --
Issuance of 1,667,812 shares,
  Series A preferred stock, net of
  offering costs of $76,989.......    May, 1999         --     1,667,812     1,668        --      --      6,592,593           --
Issuance of 62,500 shares, Series
  A preferred stock...............    May, 1999         --        62,500        63        --      --        249,937           --
Issuance of 208,904 shares, Series
  B preferred stock, net of
  offering costs of $1,003........  December, 1999      --            --        --   208,904     209      1,746,229           --
Change in accumulated other
  comprehensive income............                      --            --        --        --      --             --           --
Net loss for the year ended
  December 31, 1999...............                      --            --        --        --      --             --           --
Option awards.....................                      --            --        --        --      --      1,141,183     (956,562)
                                                     -----    ----------   -------   -------    ----    -----------    ---------
Balance at December 31, 1999......                      --    18,010,867   $18,011   208,904    $209    $16,756,815    $(956,562)
                                                     =====    ==========   =======   =======    ====    ===========    =========

                                     ACCUMULATED      DEFICIT
                                        OTHER       ACCUMULATED        TOTAL
                                    COMPREHENSIVE      DURING      STOCKHOLDERS'
                                       INCOME       DEVELOPMENT       EQUITY
                                      (LOSSES)         STAGE         (DEFICIT)
                                    -------------   ------------   -------------
Inception (April 21, 1995)........     $    --      $        --     $        --
Issuance of 250 shares no par
  common stock....................          --               --         232,500
Net loss for the year ended
  December 31, 1996...............          --         (178,410)       (178,410)
                                       -------      -----------     -----------
Balance at December 31, 1996......          --         (178,410)         54,090
Net loss for the year ended
  December 31, 1997...............          --         (665,654)       (665,654)
                                       -------      -----------     -----------
Balance at December 31, 1997......          --         (844,064)       (611,564)
Distribution to shareholder.......          --         (328,548)       (328,548)
Return of capital.................          --               --        (232,500)
Changes in other comprehensive
  losses..........................      (1,678)              --          (1,678)
Net loss for the year ended
  December 31, 1998...............          --       (1,219,131)     (1,219,131)
                                       -------      -----------     -----------
Balance at December 31, 1998......      (1,678)      (2,391,743)     (2,393,421)
Issuance of 31 shares no par
  common stock....................          --               --       5,250,000
Conversion of note payable and
  accrued interest to no par
  common stock, net of unamortized
  debt issuance costs of
  $224,419........................          --               --       5,134,384
Exchange of no par common stock
  for 17,116,180 shares of Series
  A preferred stock...............          --               --              --
Stock repurchase..................          --               --      (3,341,231)
Issuance of 1,667,812 shares,
  Series A preferred stock, net of
  offering costs of $76,989.......          --               --       6,594,261
Issuance of 62,500 shares, Series
  A preferred stock...............          --               --         250,000
Issuance of 208,904 shares, Series
  B preferred stock, net of
  offering costs of $1,003........          --               --       1,746,438
Change in accumulated other
  comprehensive income............      69,079               --          69,079
Net loss for the year ended
  December 31, 1999...............          --       (4,859,322)     (4,859,322)
Option awards.....................          --               --         184,621
                                       -------      -----------     -----------
Balance at December 31, 1999......     $67,401      $(7,251,065)    $ 8,634,809
                                       =======      ===========     ===========

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND FOR
        THE PERIOD FROM APRIL 21, 1995 (INCEPTION) TO DECEMBER 31, 1999

                                                                                                       APRIL 21, 1995
                                                                                                       (INCEPTION) TO
                                                                                                        DECEMBER 31,
                                                                  1999          1998         1997           1999
                                                              ------------   -----------   ---------   --------------
Cash flows from operating activities:
  Net loss..................................................  $ (4,859,322)  $(1,219,131)  $(665,654)   $ (6,922,517)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation............................................        29,617         1,553          --          31,170
    Amortization of deferred finance fees...................        98,480        65,599          --         164,079
    Realized gains on sales of marketable securities........      (147,107)           --          --        (147,107)
    Options compensation expense............................       184,621            --          --         184,621
    Changes in operating assets and liabilities:
      Increase (decrease) in due to related parties.........       (15,226)     (503,325)    396,574         (73,534)
      Increase (decrease) in other current assets...........        16,224       (20,213)         --          (3,989)
      Increase in other assets..............................        (2,907)       (3,900)         --          (6,807)
      Increase (decrease) in accounts payable and accrued
         expenses...........................................       222,563      (343,283)    357,591         386,871
      Increase in accrued interest payable..................       669,464       180,821          --         850,285
                                                              ------------   -----------   ---------    ------------
         Net cash provided by (used in) operating
           activities.......................................    (3,803,593)   (1,841,879)     88,511      (5,536,928)
                                                              ------------   -----------   ---------    ------------
Cash flows from investing activities:
  Capital expenditures for property, equipment and assets
    under construction......................................    (9,095,480)     (462,010)         --      (9,557,490)
  Increase in deferred satellite license costs..............      (107,011)     (245,452)    (88,434)       (693,430)
  Purchases of marketable securities........................   (12,058,449)   (1,212,334)         --     (13,270,783)
  Sales and maturities of marketable securities.............     7,467,427            --          --       7,467,427
                                                              ------------   -----------   ---------    ------------
         Net cash used in investing activities..............   (13,793,513)   (1,919,796)    (88,434)    (16,054,276)
                                                              ------------   -----------   ---------    ------------
Cash flows from financing activities:
  Proceeds from issuance of convertible note................    29,028,943     5,000,000          --      34,028,943
  Proceeds from issuance of no par common stock.............     5,250,000            --          --       5,482,500
  Repurchase of preferred stock.............................    (3,341,231)           --          --      (3,341,231)
  Proceeds from issuance of preferred stock.................     8,590,699            --          --       8,590,699
  Payments made as return of capital........................            --      (232,500)         --        (232,500)
  Distribution to shareholder...............................            --      (328,548)         --        (328,548)
  Deferred finance fees paid................................      (326,103)     (353,549)         --        (679,652)
                                                              ------------   -----------   ---------    ------------
         Net cash provided by financing activities..........    39,202,308     4,085,403          --      43,520,211
                                                              ------------   -----------   ---------    ------------
         Net increase in cash and cash equivalents..........    21,605,202       323,728          77      21,929,007
Net cash and cash equivalents at the beginning of period....       323,805            77          --              --
                                                              ------------   -----------   ---------    ------------
Net cash and cash equivalents at the end of period..........  $ 21,929,007   $   323,805   $      77    $ 21,929,007
                                                              ============   ===========   =========    ============
No cash has been paid for interest and taxes
Non-cash activity --
  Conversion of note payable and accrued interest, net of
    unamortized debt issuance costs.........................  $  5,134,384   $        --   $      --    $  5,134,384
                                                              ============   ===========   =========    ============

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Wildblue Communications, Inc. (the Company or Wildblue), formerly iSKY, Inc., is a closely held corporation which was incorporated under the laws of the State of Delaware in May 1999. KaSTAR Satellite Communications Corp. (KaStar), the name under which the Company formerly operated, was incorporated under the laws of the State of Colorado on April 21, 1995 (Inception). In May 1999, KaStar formed KaStar Satellite Communications Corp. (KaStar Delaware) as a wholly owned subsidiary incorporated under the laws of the State of Delaware. KaStar then merged with and into KaStar Delaware (the Reorganization). Pursuant to the Reorganization, each share of the outstanding, no par value, common stock of KaStar was exchanged for 11,937 shares of Series A Preferred Stock, $0.001 par value, of KaStar Delaware. In August 2000, the Company changed its name to Wildblue Communications, Inc.

     As of June 30, 2000, the Company is a development stage company which has not yet commenced its principal operations. Since inception, the Company has devoted substantially all of its efforts to those activities necessary to organize its business and obtain Federal Communications Commission (FCC) licenses and authorizations necessary for the construction, launch and operation of geostationary (GEO) satellite systems to provide fixed-satellite service
(FSS) communications using Ka-band frequencies. The Company has also focused on recruiting its core management team, designing and developing the satellite and ground system architecture, contracting for the manufacture of elements of the system, establishing commercial relationships and securing financing. In May 1997, the Company received FCC authorizations to construct, launch and operate Ka-band GEO satellites in two orbital locations. Upon assignment and technical specification of inter-satellite links, the FCC may specify a satellite construction and launch schedule. Additional authorizations, frequency assignments and technical specifications must be provided by the FCC before the Company can commence operations.

     The Company's board of directors has approved a one for four reverse stock split, which will become effective prior to the closing of the Company's initial public offering. All share amounts have been adjusted to retroactively reflect a one for four reverse stock split.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of the Company, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly-liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  (c) MARKETABLE SECURITIES

     The Company invests the majority of its cash generated by financing activities in government and government agency debt securities which are classified as cash and cash equivalents or marketable securities, based on maturity dates when acquired. Management determines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities which the Company does not intend or have the ability to hold to maturity are classified as available-for-sale. Available-for-sale securities are carried at fair market value with the unrealized gains and losses, net of tax, reported as a component of stockholders' equity. At December 31, 1999 and 1998, the Company classified all of its marketable debt securities as available-for-sale.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from these estimates making it reasonably possible that a change in these estimates could occur in the near term.

  (e) PROPERTY, EQUIPMENT AND ASSETS UNDER CONSTRUCTION

     Property, equipment and assets under construction, including payments on assets under construction, are recorded at cost. Costs incurred for the construction and design of the Company's first satellite have been recorded as payments on assets under construction in the accompanying consolidated financial statements. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to ten years. Depreciation on payments on assets under construction will not commence until the assets are placed in operation. Interest capitalized during the year ended December 31, 1999 was $71,699. No interest was capitalized prior to 1999.

  (f) DEFERRED SATELLITE LICENSE COSTS

     Deferred satellite license costs represent the cost of obtaining and maintaining the FCC licenses and authorizations to provide FSS communications. Amortization of these costs will commence when the satellites become operational.

  (g) INCOME TAXES

     The Company uses the asset and liability method of accounting for deferred income taxes as prescribed by Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for tax consequences attributable to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period of enactment.

  (h) RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses are charged to operations as incurred.

  (i) IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

     In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment adjustment is deemed necessary such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (j) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No.
123. Unearned compensation is recorded in stockholders' equity at the measurement date of the award and is recognized in the income statement ratably over the vesting period.

  (k) NET LOSS PER SHARE AND UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE

     Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, the Company computes net income (loss) per share by dividing the net income (loss) available to common stockholders (after deducting preferred stock accretion) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Potential common shares consist of shares subject to repurchase by the Company, incremental common shares issuable upon the exercise of stock options, common shares issuable upon conversion of the preferred stock and common shares issuable upon conversion of the preferred stock which is issuable upon the exercise of the preferred stock options or warrants.

     The Company has computed unaudited pro forma basic net loss per common share in accordance with the methodology in SFAS No. 128. The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's anticipated IPO. Accordingly, historical basic net loss per common share should not be used as an indicator of future earnings per common share.

     Unaudited pro forma basic net loss per common share is computed using the weighted-average number of common shares outstanding during the period. The Company has assumed the conversion of all outstanding preferred stock issued into common stock as of the date issued on a weighted average basis.

     The following table sets forth the computation of the numerators and denominators in the basic, diluted and pro forma net loss per common share calculations for the period indicated:

                                                        YEAR ENDED DECEMBER 31,
                                                ----------------------------------------
                                                    1999           1998          1997
                                                ------------   ------------   ----------
    Numerator:
         Net loss.............................  $ (4,859,322)  $ (1,219,131)  $ (665,654)
                                                ------------   ------------   ----------
    Denominator:
         Weighted average common shares (basic
           and diluted).......................            94            250          250
    Weighted average effect of pro forma
      securities:
         Convertible preferred stock..........    12,024,659
                                                ------------
    Pro forma weighted average common shares
      (basic and diluted) -- unaudited........    12,024,753
                                                ============

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     No potential dilutive securities for each of the years ended December 31, 1999, 1998 and 1997, were included in historical basic and diluted loss per common share because of their anti-dilutive effect. Such potential dilutive securities were 26,608,758, 4,942,653 and -0- for the years ended December 31, 1999, 1998 and 1997, respectively.

(3) MARKETABLE SECURITIES

     The Company's marketable securities, which are all classified as available-for-sale, as of December 31, 1999 are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Government and government agency debt securities:
  Cost......................................................  $5,950,463   $1,212,334
  Unrealized holding gains (losses).........................      67,401       (1,678)
                                                              ----------   ----------
          Estimated fair value..............................  $6,017,864   $1,210,656
                                                              ==========   ==========

     Fair values for available-for-sale securities are based on quoted market prices. The carrying amounts reported in the consolidated balance sheets for all other financial instruments approximate those instruments' fair values.

     During the year ended December 31, 1999, realized gains from the sale of marketable securities were $147,107. Unrealized holding gains and losses on available-for-sale securities is reflected as a separate component of stockholders' equity.

(4) CONVERTIBLE NOTES

     On October 18, 1999, the Company entered into a convertible note agreement with a syndicate of investors (the Investors) for a total of $29,028,943. Each note has a one-year term, with both principal and interest due at maturity. The notes bear interest at 12% and, upon authorization of the change of control by the FCC, the Investors have the option to convert the notes into an aggregate of 6,066,118 shares of Series A Preferred Stock, 55,708 shares of Series B Preferred Stock and 306,990 shares of Series C Preferred Stock.

     If the Investors elect to convert the notes into equity, they are then obligated to invest an additional $19,500,005 in the Company for 282,225 shares of Series B Preferred Stock and 1,224,007 shares of Series C Preferred Stock. The note conversion and the additional investment occurred simultaneously on February 1, 2000.

(5) STOCK OPTION PLAN

     The Company maintains a stock option plan (Plan I) pursuant to which the Company may grant stock options to employees and consultants. Plan I requires grants of options to purchase up to 9.125% of the fully diluted equity of the Company. All stock options have a 10-year term. Pursuant to the Reorganization, options granted under Plan I became 25% vested. Additional vesting of options under Plan I occur ratably over a three-year period commencing on the date of employment. In the event that the Company issues common stock and/or preferred stock or issues equity instruments which are readily convertible into common stock and preferred stock, such as stock options and warrants to purchase common stock or preferred stock, under the provisions of Plan I, the Company grants additional options to employees covered under Plan I so that the number of options outstanding is equal to 9.125% of the Company calculated on a fully diluted basis.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1999, the Company adopted another stock option plan (Plan II) pursuant to which the Company may grant common stock options to employees and consultants. Plan II authorizes the Company to grant options to purchase up to 2,500,000 shares of common stock of the Company. Plan II also grants optionees with an exercise price equal to the fair market value of the Company's stock at the date of grant. Options granted under Plan II have a ten-year term and are exercisable immediately, however, the Company has a repurchase right which generally decreases ratably over the applicable vesting period. As of December 31, 1999 there were 2,381,250 options to purchase common stock available for grant under Plan II.

     The Company recorded compensation expense of $184,621 for the year ended December 31, 1999 for Plan I and Plan II. No compensation expense was recorded prior to 1999, as options granted during this period were granted at an exercise price that equaled the fair value of the underlying stock. Had the Company determined compensation cost, in accordance with SFAS No. 123, on the fair value of its stock options at the date of grant the Company's 1999 and 1998 net loss would have increased by approximately $1,500,000 and $80,000, respectively. The Company used the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.1%; expected life of 3.5 years; no dividend yield; and 50% volatility.

     Stock option activity during the years ended December 31, 1999 and 1998 (no options were issued prior to 1998), is as follows (reflecting the exchange of no par common shares to Series A preferred stock):

                                                 PREFERRED STOCK
                               ----------------------------------------------------
                                   SERIES A           SERIES B         SERIES C        COMMON STOCK
                               -----------------   --------------   ---------------   ---------------
                                SHARES     WAEP*   SHARES   WAEP*   SHARES   WAEP*    SHARES    WAEP*
                                ------     -----   ------   -----   ------   -----    ------    -----
Options granted in October
  1998.......................  1,256,153   $1.68       --   $ --        --   $   --        --   $  --
                               ---------           ------           ------            -------
Outstanding at December 31,
  1998.......................  1,256,153   1.68        --     --        --       --        --      --
Options granted during
  1999.......................  1,161,481   3.36    26,571   8.38    30,826    14.00   130,674    0.76
                               ---------           ------           ------            -------
Options outstanding at
  December 31, 1999..........  2,417,634   2.20    26,571   8.38    30,826    14.00   130,674    0.76
                               =========           ======           ======            =======
  Exercisable and not subject
     to repurchase at
     December 31, 1999.......  1,117,742           12,285           14,252              5,513
                               =========           ======           ======            =======

------------------------------

* Represents weighted average exercise price.

     At December 31, 1999, the weighted-average remaining contractual life of outstanding options was 8.5 years.

(6) INCOME TAXES

     Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate of 35% as follows:

                                                       1999         1998        1997
                                                       ----         ----        ----
Expected tax benefit..............................  $(1,700,763)  $(426,696)  $(232,979)
State income taxes, net of federal benefit........     (155,498)    (39,622)    (21,634)
Change in valuation allowance for deferred tax
  assets..........................................    1,170,779     466,182     254,613
Non-deductible settlement.........................      640,507          --          --
Other, net........................................       44,975         136          --
                                                    -----------   ---------   ---------
          Actual income tax benefit...............  $        --   $      --   $      --
                                                    ===========   =========   =========

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                                  1999          1998
                                                                  ----          ----
Net operating loss carryforwards............................   $1,782,374     $741,783
Other, net..................................................      243,803       84,466
                                                               ----------     --------
Gross deferred tax asset....................................    2,026,177      826,249
Valuation allowance.........................................    1,996,568      825,793
                                                               ----------     --------
          Net deferred tax asset............................       29,609          456
Gross deferred tax liability -- other.......................       29,609          456
                                                               ----------     --------
          Net deferred tax asset (liability)................   $       --     $     --
                                                               ==========     ========

     At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $5,092,000, which are available to offset future federal taxable income, if any, through 2019. The utilization of the carryforwards has been limited by Internal Revenue Code Section 382 relating to changes in ownership during the year ended December 31, 1999.

     Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the entire amount of the Company's net deferred tax assets at December 31, 1999 and 1998.

(7) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) GENERAL

     From inception to December 31, 1998, the Company was funded in part by one of its two existing shareholders. From these advances, $232,500 was allocated to common stock and all other amounts were considered advances which accrued interest at 9% per annum. During 1998, the Company repaid its shareholder a total of $838,748 which included repayments of all advances plus accrued interest and $232,500 which represented 100% of the originally contributed capital. The Company also paid $328,548 for loan costs on behalf of one of its shareholders. This amount has been reflected as a distribution to shareholder in stockholders' equity in the accompanying consolidated financial statements.

     In January 1999, the Company sold 31 shares of no par common stock of the Company pursuant to a Stock Purchase Agreement dated December 18, 1998. The total proceeds from this offering were $5,250,000.

     In May 1999, DirectCom Networks, Inc. (DirectCom) exercised its option to convert its $5,000,000 convertible note (plus accrued interest of $358,904) into shares of no par value common stock of the Company. In accordance with the original terms of the agreement, the DirectCom note converted into 18.6% of the company's equity interest on a fully diluted basis. Pursuant to the Reorganization, all of the outstanding shares of no par value common stock were exchanged for shares of Series A Preferred Stock. After the conversion and Reorganization, DirectCom held 3,686,500 shares of Series A preferred stock.

     In May 1999, the Company repurchased 835,625 shares of its Series A Preferred Stock from a shareholder for a total of $5,171,250 in cash.

     In May 1999, KPCB Holdings, Inc. (Kleiner) purchased 1,667,812 shares of Series A Preferred Stock for $6,594,261, after issuance costs. Also on that date, other investors purchased 62,500 shares of Series A Preferred Stock for $250,000.

     In December 1999, the Company sold to Kleiner an additional 208,906 shares of its Series B Preferred Stock for $1,746,438, after issuance costs.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (b) CONVERTIBLE PREFERRED STOCK

     The Company has three series of preferred stock (Series A, Series B and Series C). Each series of preferred stock has voting rights on an as-converted basis of one vote for each common stock equivalent.

     Each share of preferred stock automatically converts into common stock at the time of an initial public offering, provided certain offering parameters are met. Each holder of preferred stock is entitled to cash dividends, when and if declared by the Board of Directors. In the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an equal amount per share (on an as-converted basis) to the amount paid or set aside for each share of common stock.

     Upon liquidation, each holder of preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock an amount per share equal to $4.00, $8.38 or $14.00 per share plus all declared and unpaid dividends, for Series A, Series B and Series C preferred shares, respectively.

(8) COMMITMENTS AND CONTINGENCIES

     The Company is required to meet system implementation milestones established by the FCC in order to retain its licenses. At December 31, 1999, because of ongoing international negotiations and unresolved technical issues, the FCC had indefinitely delayed imposition of such milestones. Pending issuance of final technical specifications by the FCC, any design or construction efforts undertaken by the Company are at its own risk. The FCC has stated it will hold licensees to a strict milestone schedule once inter-satellite frequencies are authorized.

     On November 2, 1999, the Company entered into an amended agreement with Space Systems/Loral, Inc. to design and build an advanced Ka-band spot-beam satellite. The satellite is expected to be delivered on orbit in 2001. Per terms of the agreement, $8,555,000 was paid during the year ended December 31, 1999 and the remaining amounts are due over the next two years as Space Systems/Loral, Inc. completes certain spacecraft milestones. Refer to Note 10 regarding commitments on contracts.

     The Company expects to incur significant costs in the future to construct and launch its satellites and operate its intended network. The Company expects to obtain commercial launch and operating-period insurance, however, any launch or in-orbit failure could have a significant adverse impact on the Company.

     The Company leases office facilities under operating lease agreements which expire in 2001. Future minimum lease payments under this lease as of December 31, 1999 are as follows:

Years ended December 31:
  2000....................................................  $ 71,556
  2001....................................................    61,004
                                                            --------
          Total future minimum lease payments.............  $132,560
                                                            ========

     Rent expense for operating leases for the year ended December 31, 1999 and 1998 was not significant.

(9) LIQUIDITY AND CAPITAL COMMITMENTS

     The Company is a development stage enterprise and is devoting its efforts to develop, construct and deploy a satellite based broadband Internet service. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and might create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Uncertainties exist regarding the Company's ability to obtain additional debt and equity funding and to achieve profitable operations. The Company will require substantial funds to develop and construct the WildBlue system, develop and launch Ka-band satellites and to sustain operations until it generates positive cash flow. Failure to obtain this funding will prevent the Company from realizing its objective of providing a satellite-delivered broadband internet service. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(10) SUBSEQUENT EVENTS

     As described in note 4, the convertible note outstanding as of December 31, 1999 was converted into Preferred Stock of the Company on February 2, 2000 and additional shares of Preferred Stock were issued for $19,500,005.

     On February 17, 2000, the Company entered into a launch services agreement
(LSA) with Arianespace to launch two satellites (Wildblue I and Wildblue III). In addition, Arianespace Finance S.A. (AFE), an affiliate of Arianespace, committed to provide financing for approximately $126,000,000 during the construction periods and for a seven year period after each launch, assuming certain conditions are met. Certain of the upfront fees associated with the financing will be paid in Series C Preferred Stock. As part of the overall transaction, an affiliate of Arianespace received a warrant to purchase 909,090 shares of the Company's Series C Preferred Stock at a price of $22.00 per share. The warrant becomes exercisable upon conversion of the first construction loan to a term loan, or at the launch of Wildblue I, assuming certain conditions are met, and expires one year from such date. In certain other limited circumstances, the warrant becomes exercisable even if the loan conversion does not take place.

     On March 17, 2000, the Company entered into an agreement with Telesat Canada (Telesat) whereby the Company acquired the exclusive use of 90% of the Ka-band payload on Telesat's ANIK F2 satellite (Wildblue II) to be launched at the end of 2002. Consideration to Telesat included the issuance of 2,648,750 shares of Series C Preferred Stock valued at $37,082,500 and cash consideration to be paid in 5 installments between March 20, 2000, and commercial acceptance of Wildblue II. Use of the capacity in the United States will require the approval of the FCC. The agreement grants us options to repurchase the shares and receive cash reimbursement upon certain termination events. The contract covers certain operating services, including telemetry, tracking and control, and insurance coverage. The term of the agreement is for the life of Wildblue II, expected to be approximately 15 years. The consideration, when paid, will be allocated between deposits on capital lease and prepaid operating services.

     At December 31, 1999, Wildblue's future cash commitments under these contracts are as following (in thousands):

         YEARS ENDED DECEMBER 31,
------------------------------------------
                                 2003 AND
  2000       2001      2002     THEREAFTER
--------   --------   -------   ----------
$169,880   $147,000   $50,000       --

     On March 16, 2000, the Company entered into investment and distribution agreements with EchoStar Communications Corporation (EchoStar). Under the investment agreement, the Company issued 3,571,428 Units to EchoStar for $50,000,000. Each Unit consists of 1 share of Series D Nonvoting Preferred Stock and a warrant to purchase 0.42 share of Series F Preferred Stock. The Series D Nonvoting Preferred Stock is convertible on a 1:1 basis into Series E Preferred Stock after the Company and EchoStar receive from the FTC early termination of the pre-merger notification waiting period for the transaction. The exercise price of the warrant is $17.00 per share of Series F Preferred Stock and the warrant expires upon the

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consummation of a public equity offering. If HSR Approval is not received by July 17, 2000, EchoStar has the option to sell its Units back to the Company at the purchase price plus accrued interest.

     The distribution agreement provides each party with the non-exclusive right to sell the other party's service in a bundled offering through their respective distribution channels and receive revenue sharing on a per subscriber basis. The parties will develop a single, integrated indoor unit for the provision of the bundled service. As part of the agreement, the Company issued performance warrants to EchoStar which allow the purchase of up to 1,800,000 shares of Series F Preferred Stock at a price of $17.00 per share. The performance warrants become exercisable as certain subscriber thresholds are reached or other milestones achieved and generally expire one year after becoming exercisable. The agreement expires the earlier of 5 years from commercial acceptance of the Company's first satellite or September 30, 2007.

     On March 24, 2000, the Company entered into an investment agreement and a development and license agreement with U.S. Monolithics LLC (USM). Under the investment agreement, the Company agreed to invest $6,500,000 for a 35% interest in USM. Of the $6,500,000, $4,550,000 was invested upon signing of the investment agreement and the remainder will be invested on July 1, 2000 and October 1, 2000. Until certain milestones are met, the Company will have the ability to designate two of the five managers (equivalent of two board of director seats) of USM. The investment will be accounted for by the Company under the equity method.

     The development and license agreement with USM provides for the development of a production-ready prototype for a Ka-band transceiver, including all applicable power and low noise millimeter integrated circuit components (Transceiver), as well as the manufacture of the Transceiver by USM. The Company also has the option, at its sole discretion, to license the Transceiver technology for a royalty and have it manufactured by an entity of its choice.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                                                JUNE 30,     DECEMBER 31,
                                                                  2000           1999
                                                                --------     ------------
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 65,836,407   $21,929,007
  Marketable securities.....................................    38,151,100     6,017,864
  Due from related parties..................................        78,044        73,534
  Other current assets......................................            --         3,989
                                                              ------------   -----------
        Total current assets................................   104,065,551    28,024,394
Property, equipment and assets under construction, at
  cost:.....................................................
  Office furniture and equipment............................       982,148       244,761
  Deposits under capital lease..............................    58,417,798            --
  Payments on assets under construction.....................    60,949,933     9,384,428
                                                              ------------   -----------
                                                               120,349,879     9,629,189
  Accumulated depreciation..................................       (86,907)      (31,170)
                                                              ------------   -----------
                                                               120,262,972     9,598,019
Deferred satellite license costs............................       700,717       693,430
Deferred finance fees, net of accumulated amortization of
  $87,445 and $34,949, respectively.........................     2,103,309       291,154
Investment in U.S. Monolithics..............................     5,496,853            --
Prepaid services............................................    18,694,625            --
Other assets................................................        33,665         6,807
                                                              ------------   -----------
        Total assets........................................  $251,357,692   $38,613,804
                                                              ============   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $    232,358   $   386,871
  Accrued interest payable..................................            --       563,181
  Convertible notes payable.................................            --    29,028,943
                                                              ------------   -----------
        Total current liabilities...........................       232,358    29,978,995
Vendor financing............................................    20,000,000            --
                                                              ------------   -----------
        Total liabilities...................................    20,232,358    29,978,995
Stockholders' equity:
  Preferred stock:
    Series A preferred stock, $0.001 par value; 26,494,627
     shares authorized; 24,076,985 shares and 18,010,867
     shares (aggregate liquidation preference of $96,307,940
     and $72,043,468, respectively) issued and outstanding
     at June 30, 2000 and December 31, 1999, respectively...        24,077        18,011
    Series B preferred stock, $0.001 par value; 601,748
     shares authorized; 546,837 shares and 208,904 shares
     (aggregate liquidation preference of $4,580,307 and
     $1,749,779, respectively) issued and outstanding at
     June 30, 2000 and December 31, 1999, respectively......           547           209
    Series C preferred stock, $0.001 par value; 7,740,757
     shares authorized; 5,983,892 shares (aggregate
     liquidation preference of $83,774,488) and no shares
     issued and outstanding at June 30, 2000 and December
     31, 1999, respectively.................................         5,984            --
    Series E preferred stock, $0.001 par value; 8,893,244
     shares authorized; 8,081,733 shares (aggregate
     liquidation preference of $113,144,262) and no shares
     issued and outstanding at June 30, 2000................         8,082            --
  Common stock, $0.001 par value; 52,896,902 shares
    authorized; 107,875 and no shares issued at June 30,
    2000 and December 31, 1999, respectively................           108            --
  Additional paid-in capital................................   247,523,436    16,756,815
  Unearned compensation.....................................    (5,533,974)     (956,562)
  Accumulated other comprehensive income....................       149,087        67,401
  Deficit accumulated during the development stage..........   (11,052,013)   (7,251,065)
                                                              ------------   -----------
        Total stockholders' equity..........................   231,125,334     8,634,809
  Commitments and contingencies (notes 6, 7, 8, 11 and 12)
                                                              ------------   -----------
        Total liabilities and stockholders' equity..........  $251,357,692   $38,613,804
                                                              ============   ===========

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                  (unaudited)

                                                                SIX-MONTH
                                                              PERIOD ENDED
                                                                JUNE 30,            APRIL 25, 1995
                                                        -------------------------   (INCEPTION) TO
                                                           2000          1999       JUNE 30, 2000
                                                        -----------   -----------   --------------
Operating expenses....................................  $(3,693,054)  $(3,005,972)   $(10,019,223)
Other income (expense):
  Interest expense....................................     (162,526)     (178,082)     (1,300,480)
  Interest income.....................................    1,474,633        83,099       1,868,835
  Realized gains on sales of marketable securities....      133,536        10,529         280,643
  Share of losses in U.S. Monolithics.................     (512,423)           --        (512,423)
  Other...............................................      220,127            --         220,424
                                                        -----------   -----------    ------------
                                                          1,153,347       (84,454)        556,999
                                                        -----------   -----------    ------------
          Net loss....................................   (2,539,707)   (3,090,426)     (9,462,224)
Accretion of discount on preferred stock..............   (1,261,241)           --      (1,261,241)
                                                        -----------   -----------    ------------
          Net loss available to common stock..........   (3,800,948)   (3,090,426)    (10,723,465)
Other comprehensive income............................       81,686            --         149,087
                                                        -----------   -----------    ------------
          Comprehensive loss..........................  $(3,719,262)  $(3,090,426)   $(10,574,378)
                                                        ===========   ===========    ============
Net loss per common share:
  Basic and diluted...................................  $   (141.26)  $(16,438.44)
                                                        ===========   ===========
Shares used in computing net loss per share:
  Basic and diluted...................................       17,979           188
                                                        ===========   ===========
Pro forma net loss per common share:
  Basic and diluted -- unaudited......................  $      (.08)
                                                        ===========
Pro forma shares used in computing net loss per share:
  Basic and diluted -- unaudited......................   30,506,662
                                                        ===========

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (unaudited)
                      SIX-MONTH PERIOD ENDED JUNE 30, 2000

                                                                            PREFERRED STOCK
                                                      ------------------------------------------------------------
                                                            SERIES A             SERIES B            SERIES C
                                             COMMON   --------------------   ----------------   ------------------
                                 DATE        STOCK      SHARES     AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT
                            --------------   ------   ----------   -------   -------   ------   ---------   ------
Balance at December 31,
 1999.....................                    $ --    18,010,867   $18,011   208,904    $209           --   $  --
Conversion of notes
 payable and accrued
 interest to preferred
 stock, net of unamortized
 issuance costs and
 issuance of Series B and
 Series C preferred
 stock....................  February, 2000      --     6,066,118     6,066   337,933     338    1,530,996   1,531
Issuance of Series C
 preferred stock..........     March, 2000      --            --        --        --      --    2,648,750   2,649
Issuance of Series E
 preferred stock..........     April, 2000      --            --        --        --      --           --      --
Issuance of warrants to
 purchase Series F
 preferred stock..........     April, 2000      --            --        --        --      --           --      --
Issuance of Series C
 preferred stock..........       May, 2000      --            --        --        --      --      128,571     129
Issuance of Series C and
 Series E preferred stock,
 respectively.............       May, 2000      --            --        --        --      --    1,675,575   1,675
Issuance of warrants to
 purchase Series F
 preferred stock..........       May, 2000      --            --        --        --      --           --      --
Issuance of 107,875
 shares, common stock.....       May, 2000     108            --        --        --      --           --      --
Change in accumulated
 other comprehensive
 income...................                      --            --        --        --      --           --      --
Net loss for the period
 ended June 30, 2000......                      --            --        --        --      --           --      --
Accretion of discount on
 preferred stock..........                      --            --        --        --      --           --      --
Option awards.............                      --            --        --        --      --           --      --
                                              ----    ----------   -------   -------    ----    ---------   ------
Balance at June 30,
 2000.....................                    $108    24,076,985   $24,077   546,837    $547    5,983,892   $5,984
                                              ====    ==========   =======   =======    ====    =========   ======

                             PREFERRED STOCK                                                        DEFICIT
                            ------------------                                     ACCUMULATED    ACCUMULATED
                                 SERIES E                                             OTHER          DURING          TOTAL
                            ------------------     ADDITIONAL        UNEARNED     COMPREHENSIVE   DEVELOPMENT    STOCKHOLDERS'
                             SHARES     AMOUNT   PAID-IN CAPITAL   COMPENSATION      INCOME          STAGE          EQUITY
                            ---------   ------   ---------------   ------------   -------------   ------------   -------------
Balance at December 31,
 1999.....................         --   $  --     $ 16,756,815     $  (956,562)     $ 67,401      $ (7,251,065)  $  8,634,809
Conversion of notes
 payable and accrued
 interest to preferred
 stock, net of unamortized
 issuance costs and
 issuance of Series B and
 Series C preferred
 stock....................         --      --       48,345,466              --            --                --     48,353,401
Issuance of Series C
 preferred stock..........         --      --       37,079,851              --            --                --     37,082,500
Issuance of Series E
 preferred stock..........  3,571,428   3,572       48,324,228              --            --                --     48,327,800
Issuance of warrants to
 purchase Series F
 preferred stock..........         --      --        1,672,200              --            --                --      1,672,200
Issuance of Series C
 preferred stock..........         --      --        1,799,871              --            --                --      1,800,000
Issuance of Series C and
 Series E preferred stock,
 respectively.............  4,510,305   4,510       84,484,654              --            --                --     84,490,839
Issuance of warrants to
 purchase Series F
 preferred stock..........         --      --        2,111,523              --            --                --      2,111,523
Issuance of 107,875
 shares, common stock.....         --      --          153,151              --            --                --        153,259
Change in accumulated
 other comprehensive
 income...................         --      --               --              --        81,686                --         81,686
Net loss for the period
 ended June 30, 2000......         --      --               --              --            --        (2,539,707)    (2,539,707)
Accretion of discount on
 preferred stock..........         --      --        1,261,241              --            --        (1,261,241)            --
Option awards.............         --      --        5,534,436      (4,577,412)           --                --        957,024
                            ---------   ------    ------------     -----------      --------      ------------   ------------
Balance at June 30,
 2000.....................  8,081,733   $8,082    $247,523,436     $(5,533,974)     $149,087      $(11,052,013)  $231,125,334
                            =========   ======    ============     ===========      ========      ============   ============

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                               SIX-MONTH
                                                             PERIOD ENDED
                                                               JUNE 30,             APRIL 25, 1995
                                                      ---------------------------   (INCEPTION) TO
                                                          2000           1999       JUNE 30, 2000
                                                      -------------   -----------   --------------
Cash flows from operating activities:
  Net loss..........................................  $  (2,539,707)  $(3,090,426)  $  (9,462,224)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation...................................         55,737        11,018          86,907
     Amortization of deferred finance fees..........        102,423            --         266,502
     Realized gains on sales of marketable
       securities...................................       (133,536)      (10,529)       (280,643)
     Share of losses in U.S. Monolithics............        512,423            --         512,423
     Options compensation expense...................        957,024            --       1,141,645
     Changes in operating assets and liabilities:
       Increase in due from related parties.........         (4,510)       (7,224)        (78,044)
       Decrease in other current assets.............          3,989        14,340              --
       Increase in other assets.....................        (26,858)           --         (33,665)
       Increase in accounts payable, accrued
          expenses and other liabilities............         36,729         1,107         423,600
       Increase (decrease) in accrued interest
          payable...................................       (563,181)      178,083         287,104
                                                      -------------   -----------   -------------
          Net cash used in operating activities.....     (1,599,467)   (2,903,631)     (7,136,395)
                                                      -------------   -----------   -------------
Cash flows from investing activities:
  Capital expenditures for property, equipment and
     assets under construction......................    (92,302,892)     (285,591)   (101,860,382)
  Increase in deferred satellite license costs......         (7,287)      (25,560)       (700,717)
  Purchases of marketable securities................    (38,002,014)   (4,922,577)    (51,272,797)
  Sales and maturities of marketable securities.....      6,084,000     1,147,628      13,551,427
  Investment in U.S. Monolithics....................     (5,850,000)           --      (5,850,000)
  Other investing activities........................       (126,553)           --        (126,553)
                                                      -------------   -----------   -------------
          Net cash used in investing activities.....   (130,204,746)   (4,086,100)   (146,259,022)
                                                      -------------   -----------   -------------
Cash flows from financing activities:
  Proceeds from issuance of convertible note........             --            --      34,028,943
  Proceeds from issuance of no par common stock.....             --     5,250,000       5,482,500
  Repurchase of preferred stock.....................             --    (3,341,231)     (3,341,231)
  Proceeds from issuance of preferred stock.........    156,102,367     6,919,992     164,693,066
  Payments made as return of capital stock..........             --            --        (232,500)
  Distribution to shareholder.......................             --            --        (328,548)
  Proceeds from vendor financing....................     20,000,000            --      20,000,000
  Deferred finance fees paid........................       (390,754)           --      (1,070,406)
                                                      -------------   -----------   -------------
          Net cash provided by financing
            activities..............................    175,711,613     8,828,761     219,231,824
                                                      -------------   -----------   -------------
          Net increase in cash and cash
            equivalents.............................     43,907,400     1,839,030      65,836,407
Net cash and cash equivalents at the beginning of
  period............................................     21,929,007       323,805              --
                                                      -------------   -----------   -------------
Net cash and cash equivalents at the end of
  period............................................  $  65,836,407   $ 2,162,835   $  65,836,407
                                                      =============   ===========   =============

See accompanying notes to consolidated financial statements.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 2000
                                  (unaudited)

(1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Wildblue Communications, Inc. (the Company or Wildblue), formerly iSKY, Inc., is a closely held corporation which was incorporated under the laws of the State of Delaware in May 1999. KaSTAR Satellite Communications Corp. (KaStar), the name under which the Company formerly operated, was incorporated under the laws of the State of Colorado on April 21, 1995 (Inception). In May 1999, KaStar formed KaStar Satellite Communications Corp. (KaStar Delaware) as a wholly owned subsidiary incorporated under the laws of the State of Delaware. KaStar then merged with and into KaStar Delaware (the Reorganization). Pursuant to the Reorganization, each share of the outstanding no par value common stock of KaStar was exchanged for 11,937 shares of Series A Preferred Stock, $0.001 par value of KaStar Delaware. In August 2000, the Company changed its name to Wildblue Communications, Inc.

     As of June 30, 2000, the Company is a development stage company which has not yet commenced its principal operations. Since Inception, the Company has devoted substantially all of its efforts to those activities necessary to organize its business and obtain Federal Communications Commission (FCC) licenses and authorizations necessary for the construction, launch and operation of geostationary (GEO) satellite systems to provide fixed-satellite service communications using Ka-band frequencies. The Company has also focused on recruiting its core management team, designing and developing the satellite and ground system architecture, contracting for the manufacture of elements of the system, establishing commercial relationships and securing financing. In May 1997, the Company received FCC authorizations to construct, launch and operate Ka-band GEO satellites in two orbital locations. Upon assignment and technical specification of inter-satellite links, the FCC may specify a satellite construction and launch schedule. Additional authorizations, frequency assignments and technical specifications must be provided by the FCC before the Company can commence operations.

     All share amounts have been adjusted to retroactively reflect a one for four reverse stock split.

(2) UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to reflect a fair presentation of the financial position and results of operations of Wildblue for the interim periods presented. All adjustments, in the opinion of management, are of a normal and recurring nature. Some adjustments involve estimates, which may require revision in subsequent interim periods or at year-end. The financial statements have been presented in accordance with generally accepted accounting principles. Refer to notes of the December 31, 1999 and 1998 audited consolidated financial statements for the Company's accounting policies, which are pertinent to these statements.

(3) NET LOSS PER SHARE AND UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE

     Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, the Company computes net income (loss) per share by dividing the net income (loss) available to common stockholders (after deducting preferred stock accretion) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Potential common shares consist of shares subject to repurchase by the Company, incremental common shares issuable

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

upon the exercise of stock options, common shares issuable upon conversion of the preferred stock and common shares issuable upon conversion of the preferred stock which is issuable upon the exercise of the preferred stock options or warrants.

     The Company has computed unaudited pro forma basic net loss per common share in accordance with the methodology in SFAS No. 128. The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's anticipated IPO. Accordingly, historical basic net loss per common share should not be used as an indicator of future earnings per common share.

     Unaudited pro forma basic net loss per common share is computed using the weighted-average number of common shares outstanding during the period. The Company has assumed the conversion of all outstanding preferred stock issued into voting and non-voting common stock as of the date issued on a weighted average basis.

     The following table sets forth the computation of the numerators and denominators in the basic, diluted and pro forma net loss per common share calculations for the period indicated:

                                                                    SIX-MONTHS
                                                                  ENDED JUNE 30,
                                                            ---------------------------
                                                                2000           1999
                                                            ------------   ------------
    Numerator:
         Net loss.........................................  $ (2,539,707)  $ (3,090,426)
         Accretion of convertible preferred stock.........    (1,261,241)            --
                                                            ------------   ------------
    Net loss available to common stockholders.............    (3,800,948)    (3,090,426)
    Effect of pro forma conversion of securities:
      Accretion of convertible preferred stock............     1,261,241             --
                                                            ------------   ------------
    Pro forma net loss available to common stockholders --
      unaudited...........................................  $ (2,539,707)  $ (3,090,426)
                                                            ============   ============
    Denominator:
         Weighted average common shares (basic and
           diluted).......................................        17,979            188
    Weighted average effect of pro forma securities:
         Convertible preferred stock......................    30,488,683
                                                            ------------
    Pro forma weighted average common shares (basic and
      diluted) -- unaudited...............................    30,506,662
                                                            ============

     No potential dilutive securities for the six-month periods ended June 30, 2000 and 1999, were included in historical basic and diluted loss per common share because of their anti-dilutive effect. Such potential dilutive securities were 49,756,761 and 19,819,380 for the six-month periods ended June 30, 2000 and 1999, respectively.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash paid for interest was $574,031 for the six months ended June 30, 2000 and was zero for the six months ended June 30, 1999. Significant noncash investing and financing activities are as follows:

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  2000          1999
                                                              ------------   -----------
Conversion of note payable and accrued interest net of
  unamortized debt issuance costs...........................  $28,827,795    $5,134,384
                                                              ===========    ==========
Issuance of Series C preferred stock as partial
  consideration on contract.................................  $37,082,500    $       --
                                                              ===========    ==========
Issuance of Series C preferred stock for financing fees.....  $ 1,800,000    $       --
                                                              ===========    ==========

(5) MARKETABLE SECURITIES

     The Company's marketable securities, which are all classified as available-for-sale, as of June 30, 2000 and December 31, 1999 are summarized as follows:

                                                         JUNE 30, 2000   DECEMBER 31, 1999
                                                         -------------   -----------------
Government and government agency debt securities:
  Cost.................................................   $38,002,013       $5,950,463
  Unrealized holding gains.............................       149,087           67,401
                                                          -----------       ----------
          Estimated fair value.........................   $38,151,100       $6,017,864
                                                          ===========       ==========

     Fair values for available-for-sale securities are based on quoted market prices. The carrying amounts reported in the consolidated balance sheets for all other financial instruments approximate those instruments' fair values.

     During the six months ended June 30, 2000 and June 30, 1999, realized gains from the sale of marketable securities were $133,536 and $10,529, respectively. Unrealized holding gains and losses on available-for-sale securities is reflected as a separate component of stockholders' equity.

(6) INVESTMENT IN U.S. MONOLITHICS LLC

     On March 24, 2000, the Company entered into an investment agreement and a development and license agreement with U.S. Monolithics LLC (USM). Under the investment agreement, the Company agreed to acquire a 35% interest in USM. Until certain milestones are met, the Company will have the ability to designate two of the five managers of USM. The investment is being accounted for by the Company under the equity method. As of June 30, 2000, the Company has a 33% ownership interest in USM. The Company has recorded its share of losses of $512,423 for the six months ended June 30, 2000. The difference between the carrying amount of the investment and the Company's share of underlying equity is equal to $4,057,401, which is being amortized over a three-year period into its share of losses. The Company also issued 75,000 common stock options to employees of USM. The expense associated with these options is recorded as an increase to share of losses over the vesting period of the options.

     The development and license agreement with USM provides for the development of a production-ready prototype for a Ka-band transceiver, including all applicable power and low noise millimeter integrated circuit components (Transceiver), as well as the manufacture of the Transceiver by USM. The Company also has the option, at its sole discretion, to license the Transceiver technology for a royalty and have it manufactured by an entity of its choice.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized unaudited financial information for the investee company for the period from April 6, 2000 to June 30, 2000 follows:

Revenue...................................................  $123,057
Operating expenses........................................   628,018
Net loss..................................................  $462,495

(7) SATELLITE AND LAUNCH VEHICLE CONTRACTS

     On February 17, 2000, the Company entered into a launch services agreement
(LSA) with Arianespace to launch two satellites (Wildblue I and Wildblue III). In addition, Arianespace Finance S.A. (AFE), an affiliate of Arianespace, committed to provide financing for approximately $126,000,000 during the construction periods and for a seven year period after each launch, assuming certain conditions are met. At June 30, 2000, the Company has amounts outstanding under the financing agreement of $20,000,000. The financing bears interest at the British Bankers Association Settlement Rate plus 3.5% and is payable quarterly. The Company must also pay commitment fees on the unused portion of the committed construction period financing. The Company also paid an upfront fee associated with the financing in the form of 128,571 shares of Series C Preferred Stock at a price of $14.00 per share. As part of the overall transaction, an affiliate of Arianespace received a warrant to purchase 909,090 shares of the Company's Series C Preferred Stock at a price of $22.00 per share. The warrant becomes exercisable upon conversion of the first construction loan to a term loan or at the launch of Wildblue I, assuming certain conditions are met, and expires one year from such date. In certain other limited circumstances, the warrant becomes exercisable even if the loan conversion does not take place. The fair value of these warrants will be recorded in the future when these warrants become exercisable.

     On March 17, 2000, the Company entered into an agreement with Telesat Canada (Telesat) whereby the Company acquired the exclusive use of 90% of the Ka-band payload on Telesat's ANIK F2 satellite (Wildblue II) to be launched at the end of 2002. Consideration to Telesat included the issuance of 2,648,750 shares of Series C Preferred Stock valued at $37,082,500 and five cash installments to be paid between March 20, 2000, and commercial acceptance of Wildblue II. Use of the capacity in the United States will require the approval of the FCC. Upon certain termination events, the agreement gives Wildblue the right to repurchase its shares and receive cash reimbursement. The agreement also covers certain operating services, including telemetry, tracking and control, and insurance coverage. The term of the agreement is for the life of Wildblue II, expected to be approximately 15 years. The total consideration paid to date has been allocated between deposit on capital lease and prepaid operating services.

     On November 2, 1999, Wildblue entered into an amended agreement with Space Systems/Loral, Inc. to design and build an advanced Ka-band spot-beam satellite. In September 2000, the Company and Space Systems/Loral amended the agreement to change the aggregate amount and timing of payments. These changes are reflected below in the future cash commitments. The satellite is expected to be delivered in orbit in early 2002. Cash payments are due over the next two years as Space Systems/Loral, Inc. completes certain spacecraft milestones.

     Under the above contracts, cash payments of $101 million have been made as of June 30, 2000. At June 30, 2000, Wildblue's future cash commitments under these contracts are as following:

                         YEARS ENDED DECEMBER 31,
                              (IN THOUSANDS)
  SIX MONTHS ENDED    -------------------------------
  DECEMBER 31, 2000                         2003 AND
   (IN THOUSANDS)       2001      2002     THEREAFTER
  -----------------   --------   -------   ----------
       $72,920        $150,946   $60,900       --

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) ECHOSTAR CONTRACT

     On March 16, 2000, the Company entered into an investment and distribution agreement with EchoStar Communications Corporation (EchoStar). Under the investment agreement, the Company issued 3,571,428 Units to EchoStar for $50,000,000. Each Unit consisted of 1 share of Series D Nonvoting Preferred Stock and a warrant to purchase 0.42 shares of Series F Preferred Stock. The Series D Nonvoting Preferred Stock was converted on a 1:1 basis into Series E Preferred Stock after the Company and EchoStar received from the FTC early termination of the pre-merger notification waiting period for the transaction. The exercise price of the warrant is $17.00 per share of Series F Preferred Stock and the warrant expires upon the consummation of a public equity offering. The fair value of the warrants is $1,672,000 and is recorded in additional paid-in capital with a corresponding discount recognized on the preferred shares issued. This discount is being accreted over the expected term of the preferred stock.

     The distribution agreement provides each party with the non-exclusive rights to sell the other party's service in a bundled offering through their respective distribution channels and receive residual commissions on a per subscriber basis. The parties will develop a single, integrated indoor unit for the provision of the bundled service. As part of the agreement, the Company issued performance warrants to EchoStar which allow the purchase of up to 1,800,000 shares of Series F Preferred Stock at a price of $17.00 per share. The performance warrants become exercisable as certain subscriber thresholds are reached or other milestones achieved and generally expire one year after becoming exercisable. The agreement expires the earlier of 5 years from commercial acceptance of WildBlue I or September 30, 2007. No performance threshold has yet been reached. The fair value of the performance warrants will be recorded if and when performance thresholds are satisfied.

(9) STOCK OPTION PLAN

     The Company maintains a stock option plan (Plan I) pursuant to which the Company may grant stock options to employees and consultants. Plan I requires grants of options to purchase up to 9.125% of the fully diluted equity of the Company. All stock options have a 10-year term. Pursuant to the Reorganization, options granted under Plan I became 25% vested as of May 26, 1999. Additional vesting of options under Plan I occur ratably over a three-year period commencing on the date of employment. In the event that the Company issues common stock and/or preferred stock or issues equity instruments which are readily convertible into common stock and preferred stock, such as stock options and warrants to purchase common stock or preferred stock, under the provisions of Plan I, the Company grants additional options to employees covered under Plan I to acquire the relevant equity security at the issuance price so that the number of options issued is equal to 9.125% of the Company calculated on a fully diluted basis. For the six month ended June 30, 2000, the Company recognized compensation expense of $508,476 associated with Plan I. Issuance of additional options under Plan I cease after an initial public offering of the Company's stock.

     In 1999, the Company adopted another stock option plan (Plan II) pursuant to which the Company may grant common stock options to employees and consultants. Plan II authorizes the Company to grant options to purchase up to 2,500,000 shares of common stock of the Company. Options granted under Plan II have a ten-year term and are exercisable immediately, however, the Company has a repurchase right which generally decreases ratably over the applicable vesting period. As of June 30, 2000, there were 1,911,750 options to purchase common stock available for grant under Plan II. For the six months ended June 30, 2000, the Company recognized compensation expense of $448,548 associated with Plan II.

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) CONVERTIBLE NOTE CONVERSION

     On October 18, 1999, the Company entered into a convertible note agreement with a syndicate of investors (the Investors) for a total of $29,028,943. Upon authorization of the change of control by the FCC, the Investors had the option to convert the notes into an aggregate of 6,066,118 shares of Series A Preferred Stock, 55,708 shares of Series B Preferred Stock and 306,990 shares of Series C Preferred Stock. When the Investors converted the notes into equity, they became obligated to invest an additional $19,500,005 in the Company for 282,225 shares of Series B Preferred Stock and 1,224,007 shares of Series C Preferred Stock. The note conversions and the additional investment occurred simultaneously on February 1, 2000.

  (b) CONVERTIBLE PREFERRED STOCK

     The Company has six series of preferred stock (Series A, Series B, Series C, Series D, Series E and Series F). Each series of preferred stock, other than Series D, has voting rights on an as-converted basis of one vote for each share of common stock issuable upon conversion.

     Each share of preferred stock is automatically converted into common stock at the time of an initial public offering, provided certain offering parameters are met. Each holder of preferred stock is entitled to cash dividends, when and if declared by the Board of Directors. In the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an equal amount per share (on an as-converted basis) to the amount paid or set aside for each share of common stock.

     Upon liquidation, each holder of preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock an amount per share equal to $4.00 and $8.38 per share for Series A and Series B Preferred Shares, respectively, $14.00 per share for Series C, Series D and Series E and $17.00 per share for Series F preferred shares plus all declared and unpaid dividends.

     In May 2000, certain shareholders exercised their preemptive rights to purchase their pro-rata share of units in conjunction with the EchoStar investment discussed in note 8. This resulted in the issuance of 4,510,305 shares of Series E Preferred Stock and 1,894,327 warrants to purchase Series F Preferred Stock at an exercise price of $17.00 for total proceeds of $63,144,298. The warrants expire upon consummation of a public equity offering. The fair value of the warrants is $2,111,523 and is recorded in additional paid-in capital with a corresponding discount was recognized on the preferred shares issued. This discount is being accreted over the expected term of the preferred stock.

     Also in May, 2000 certain shareholders invested an additional $23,458,064 in the Company for 1,675,575 shares of Series C preferred stock.

(11) LIQUIDITY AND CAPITAL COMMITMENTS

     The Company is a development stage enterprise and is devoting its efforts to develop, construct and deploy a satellite based broadband Internet service. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and might create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     Uncertainties exist regarding the Company's ability to obtain additional debt and equity funding and to achieve profitable operations. The Company will require substantial funds to develop and construct the

                         WILDBLUE COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

WildBlue system, develop and launch Ka-band satellites and to sustain operations until it generates positive cash flow. Failure to obtain this funding will prevent the Company from realizing its objective of providing a satellite-delivered broadband internet service. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(12) COMMITMENTS AND CONTINGENCIES

     The Company is required to meet system implementation milestones established by the FCC in order to retain its licenses. At December 31, 1999, because of ongoing international negotiations and unresolved technical issues, the FCC had indefinitely delayed imposition of such milestones. Pending issuance of final technical specifications by the FCC, any design or construction efforts undertaken by the Company are at its own risk. The FCC has stated it will hold licensees to a strict milestone schedule once inter-satellite frequencies are authorized.

     The Company expects to incur significant costs in the future to construct and launch its satellites and operate its intended network. The Company expects to obtain commercial launch and operating-period insurance, however, any launch or in-orbit failure could have a significant adverse impact on the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          , 2000

                                     [LOGO]

                         WILDBLUE COMMUNICATIONS, INC.

                                       SHARES OF COMMON STOCK

                        --------------------------------

                                   PROSPECTUS
                        --------------------------------

                          DONALDSON, LUFKIN & JENRETTE

--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF WILDBLUE COMMUNICATIONS, INC. HAVE NOT CHANGED SINCE THE DATE HEREOF.

UNTIL           , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER IN THIS OFFERING AND WHEN SEEKING PREVIOUSLY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $52,800
NASD filing fee.............................................   20,500
Nasdaq National Market listing application fee..............    5,000
Blue Sky fees and expenses..................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
                                                              -------
          Total.............................................
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the General Corporation Law of Delaware (the "Delaware Law"), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Our certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require us to indemnify our directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our shareholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to us or our shareholders when the director was aware or should have been aware of a risk of serious injury to us or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, for improper transactions between the director and us and for improper distributions to shareholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     We have entered into indemnity agreements with our directors and certain of our executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest or constituted willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

     We intend to obtain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Described below is information regarding all securities that have been issued by WildBlue during the past three years.

     Between May 1999 and September 2000, WildBlue authorized the grant of stock options to employees and consultants to purchase an aggregate of 5,071,773 shares of our capital stock at exercise prices ranging from $0.40 to $22.00 per share. 132,875 shares were issued upon exercise of options at an exercise price of $1.38 per share. WildBlue relied on the exemption provided by Rule 701 of the Securities Act.

     On August 21, 1998, WildBlue issued to one accredited investor a promissory note convertible into 18.6% of its fully diluted shares on the date of conversion for cash proceeds of $5,000,000. WildBlue relied on the exemptions provided by Section 4(2) and Section 4(6) of the Securities Act.

     On January 19, 1999, WildBlue issued 1,492,187 shares of Series A preferred stock to one accredited investor at a price of $3.52 per share for cash proceeds in the amount of $5,250,000. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On May 20, 1999, WildBlue reincorporated as a Delaware corporation and issued an aggregate of 17,116,180 shares of Series A preferred stock, including 3,686,500 shares of our Series A preferred stock issued upon conversion of a promissory note, to four accredited investors in exchange for their shares of WildBlue. On May 26, 1999, 835,625 of such shares were returned to WildBlue in connection with its purchase of 50.1% in interest of one of the holders. WildBlue relied on the exemption provided by Section 4(2) and 4(6) of the Securities Act.

     On May 26, 1999, WildBlue issued an aggregate of 1,730,312 shares of our Series A preferred stock to two accredited investors at a price of $4.00 per share for cash proceeds in the amount of $6,921,250. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On October 19, 1999, WildBlue issued promissory notes for an aggregate principal amount of $29,028,942 convertible into shares of our Series A preferred stock, Series B preferred stock and Series C preferred stock. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of Securities Act.

     On December 23, 1999, WildBlue issued 208,904 shares of our Series B preferred stock to one accredited investor at a price of $8.378 per share for cash proceeds in the amount of $1,749,799. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On February 1, 2000, Wildblue issued 6,066,118 shares of our Series A preferred stock, 55,708 shares of our Series B preferred stock and 306,990 shares of our Series C preferred stock to four accredited investors upon the conversion of the October 1999 convertible promissory notes. WildBlue relied on exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On February 1, 2000, WildBlue issued 282,224 shares of our Series B preferred stock and 1,224,007 shares of our Series C preferred stock to four accredited investors for cash proceeds in the amounts of $19,500,005. WildBlue relied on exemptions provided by Rule 506 of Regulation D as promulgated under
Section 4(2) and 4(6) of the Securities Act.

     On February 17, 2000, WildBlue issued a warrant to one accredited investor to purchase 909,090 shares of its Series C preferred stock at an exercise price of $22.00 per share in connection with procurement and financing of two satellite launches. WildBlue relied on the exemption provided by Rule 506 of Regulation D as promulgated under Section 4(2) of the Securities Act.

     On March 16, 2000, WildBlue issued warrants to one accredited investor to purchase an aggregate of 1,800,000 shares of its Series F preferred stock at an exercise price of $17.00 per share in connection with a marketing and distribution agreement entered into with such investor. WildBlue relied on the exemption provided by Rule 506 of Regulation D as promulgated under Section 4(2) of the Securities Act.

     On March 16, 2000, WildBlue issued to one accredited investor 3,571,428 units, each unit consisting of one share of its Series D nonvoting preferred stock at a price of $17.00 per share and a warrant to acquire 0.42 shares of Series F preferred stock, for a total of 1,500,000 shares, at an exercise price of $17.00 per share, for aggregate cash proceeds in the amount of $50,000,000. The Series D shares were subsequently converted into 3,571,428 shares of Series E preferred stock on April 17, 2000. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On March 17, 2000, WildBlue issued 2,648,750 shares of its Series C preferred stock to one accredited investor at a price of $14.00 per share for cash proceeds in the amount of $37,082,500. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On May 8, 2000, WildBlue issued 128,571 shares of our Series C preferred stock to one accredited investor at a price of $14.00 per share in consideration of a loan agreement between WildBlue and such purchaser. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On May 10, 2000, WildBlue issued to seven accredited investors 4,510,305 units, each unit consisting of one share of its Series E preferred stock at a price of $14.00 per share and a warrant to acquire 0.42 shares of Series F preferred stock, for a total of 1,894,329 shares, at an exercise price of $17.00 per share, for aggregate cash proceeds in the amount of $86,500,000. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     On May 10, 2000, WildBlue issued 1,675,575 shares of its Series C preferred stock to three accredited investors for cash proceeds in the amount of $23,458,064. WildBlue relied on the exemptions provided by Rule 506 of Regulation D as promulgated under Section 4(2) and 4(6) of the Securities Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about WildBlue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

        EXHIBIT
          NO.                                    DESCRIPTION
         1.1*            -- Form of Underwriting Agreement.
         2.1             -- Certificate of Ownership and Merger effective May 20,
                            1999.
         3.1             -- Second Amended and Restated Certificate of Incorporation,
                            as amended, currently in effect.
         3.2             -- Bylaws, as amended, currently in effect.
         3.3             -- Form of Restated Certificate of Incorporation, to be
                            filed and become effective upon the closing of this
                            offering.
         3.4             -- Amended and Restated Bylaws, to become effective upon the closing of this offering.
         4.1             -- Reference is made to Exhibits 3.1 through 3.4.
         4.2*            -- Specimen Stock Certificate.
         5.1*            -- Form of Opinion of Cooley Godward LLP regarding legality of securities being issued.
        10.1             -- Amended and Restated Investor Rights Agreement, dated
                            October 19, 1999, as amended.
        10.2*+           -- Stock Purchase Agreement, dated December 18, 1998.
        10.3             -- Series A and B Preferred Stock Purchase Agreement, dated
                            May 26, 1999.
        10.4             -- Securities Purchase Agreement, dated October 19, 1999.
        10.5             -- Securities Purchase Agreement, dated March 16, 2000.
        10.6*+           -- Share Purchase Agreement, dated March 17, 2000.
        10.7*+           -- Equity Purchase Agreement, dated May 8, 2000.
        10.8             -- Employment Agreement, dated May 20, 1999 between WildBlue and David M. Drucker.
        10.9             -- Employment Agreement, dated September 9, 1998, as
                            amended, between WildBlue and Thomas E. Moore.
        10.10            -- Employment Agreement, dated September 14, 1998, as
                            amended, between WildBlue and David M. Brown.
        10.11            -- Letter agreement dated September 9, 1998.
        10.12            -- Form of Indemnification Agreement entered into between
                            WildBlue, and its directors and certain of its executive
                            officers.
        10.13*+          -- QuickStart Satellite Program Agreement, dated November 2,
                            1999, as amended.
        10.14*+          -- Customer Loan Agreement, dated February 17, 2000.
        10.15*+          -- Launch Services Agreement, dated February 17, 2000.
        10.16*+          -- Multi-Party Agreement, dated February 17, 2000.
        10.17*+          -- Marketing, Joint Box Production and Warrants Agreement,
                            dated March 16, 2000 between WildBlue and the party named
                            therein.
        10.18*+          -- Ka-Band Payload License Agreement, dated March 17, 2000, as amended.
        10.19            -- Investment Agreement, dated March 24, 2000.
        10.20*+          -- Development and License Agreement, dated March 24, 2000.
        10.21            -- Warrant to purchase shares of Series C Preferred Stock
                            issued on May 8, 2000.

        EXHIBIT
          NO.                                    DESCRIPTION
        10.22            -- Warrant to purchase shares of Series F Preferred Stock
                            issued on March 16, 2000.
        10.23            -- Stock Option Plan, effective September 1, 1998 and form of agreements thereunder.
        10.24            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and David M. Brown.
        10.25            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Paul Froelich.
        10.26            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Thomas E. Moore.
        10.27            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Jeffrey Weaver.
        10.28            -- 1999 Stock Option/Stock Issuance Plan and form of
                            agreements thereunder.
        10.29            -- 2000 Employee Stock Purchase Plan.
        10.30            -- Office Lease Agreement, dated March 13, 2000.
        10.31*+          -- Agreement dated February 14, 2000.
        21.1             -- List of Subsidiaries.
        23.1             -- Consent of KPMG LLP.
        23.2             -- Consent of Cooley Godward LLP, Reference is made to
                            Exhibit 5.1.
        24.1             -- Powers of Attorney. Reference is made to Page II-9.
        27.0             -- Financial Data Schedule.

------------------------------

* To be filed by amendment.

+ WildBlue is applying for confidential treatment with respect to portions of this agreement.

(b) FINANCIAL STATEMENT SCHEDULES.

     No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on October 6, 2000.

                                            WILDBLUE COMMUNICATIONS, INC.

                                            By:      /s/ THOMAS E. MOORE
                                              ----------------------------------
                                                       Thomas E. Moore
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Moore and Paul M. Froelich and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                 TITLE                 DATE
                /s/ DAVID M. DRUCKER                   Chairman of the Board     October 6, 2000
-----------------------------------------------------    of Directors
                  David M. Drucker

                 /s/ THOMAS E. MOORE                   President, Chief          October 6, 2000
-----------------------------------------------------    Executive Officer and
                   Thomas E. Moore                       Director (Principal
                                                         Executive Officer)

                /s/ PAUL M. FROELICH                   Vice President of         October 6, 2000
-----------------------------------------------------    Finance and Treasurer
                  Paul M. Froelich                       (Principal Financial
                                                         and Accounting
                                                         Officer)

                /s/ PETER M. SEGALOFF                  Director                  October 6, 2000
-----------------------------------------------------
                  Peter M. Segaloff

              /s/ RUSSELL L. SIEGELMAN                 Director                  October 6, 2000
-----------------------------------------------------
                Russell L. Siegelman

                      SIGNATURE                                 TITLE                 DATE

              /s/ PETER C. BOYLAN, III                 Director                  October 6, 2000
-----------------------------------------------------
                Peter C. Boylan, III

               /s/ KENNETH G. CARROLL                  Director                  October 6, 2000
-----------------------------------------------------
                 Kenneth G. Carroll

                /s/ MARKUS W. JACKSON                  Director                  October 6, 2000
-----------------------------------------------------
                  Markus W. Jackson

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
         1.1*            -- Form of Underwriting Agreement.
         2.1             -- Certificate of Ownership and Merger effective May 20,
                            1999.
         3.1             -- Second Amended and Restated Certificate of Incorporation,
                            as amended, currently in effect.
         3.2             -- Bylaws, as amended, currently in effect.
         3.3             -- Form of Restated Certificate of Incorporation, to be
                            filed and become effective upon the closing of this
                            offering.
         3.4             -- Amended and Restated Bylaws, to become effective upon the closing of this offering.
         4.1             -- Reference is made to Exhibits 3.1 through 3.4.
         4.2*            -- Specimen Stock Certificate.
         5.1*            -- Form of Opinion of Cooley Godward LLP regarding legality of securities being issued.
        10.1             -- Amended and Restated Investor Rights Agreement, dated
                            October 19, 1999, as amended.
        10.2*+           -- Stock Purchase Agreement, dated December 18, 1998.
        10.3             -- Series A and B Preferred Stock Purchase Agreement, dated
                            May 26, 1999.
        10.4             -- Securities Purchase Agreement, dated October 19, 1999.
        10.5             -- Securities Purchase Agreement, dated March 16, 2000.
        10.6*+           -- Share Purchase Agreement, dated March 17, 2000.
        10.7*+           -- Equity Purchase Agreement, dated May 8, 2000.
        10.8             -- Employment Agreement, dated May 20, 1999 between WildBlue and David M. Drucker.
        10.9             -- Employment Agreement, dated September 9, 1998, as
                            amended, between WildBlue and Thomas E. Moore.
        10.10            -- Employment Agreement, dated September 14, 1998, as
                            amended, between WildBlue and David M. Brown.
        10.11            -- Letter agreement dated September 9, 1998.
        10.12            -- Form of Indemnification Agreement entered into between
                            WildBlue, and its directors and certain of its executive
                            officers.
        10.13*+          -- QuickStart Satellite Program Agreement, dated November 2,
                            1999, as amended.
        10.14*+          -- Customer Loan Agreement, dated February 17, 2000.
        10.15*+          -- Launch Services Agreement, dated February 17, 2000.
        10.16*+          -- Multi-Party Agreement, dated February 17, 2000.
        10.17*+          -- Marketing, Joint Box Production and Warrants Agreement,
                            dated March 16, 2000 between WildBlue and the party named
                            therein.
        10.18*+          -- Ka-Band Payload License Agreement, dated March 17, 2000, as amended.
        10.19            -- Investment Agreement, dated March 24, 2000.
        10.20*+          -- Development and License Agreement, dated March 24, 2000.
        10.21            -- Warrant to purchase shares of Series C Preferred Stock
                            issued on May 8, 2000.
        10.22            -- Warrant to purchase shares of Series F Preferred Stock
                            issued on March 16, 2000.

        EXHIBIT
          NO.                                    DESCRIPTION
        10.23            -- Stock Option Plan, effective September 1, 1998 and form of agreements thereunder.
        10.24            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and David M. Brown.
        10.25            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Paul Froelich.
        10.26            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Thomas E. Moore.
        10.27            -- Amended and Restated Stock Option Agreement, dated May
                            26, 1999 between WildBlue and Jeffrey Weaver.
        10.28            -- 1999 Stock Option/Stock Issuance Plan and form of
                            agreements thereunder.
        10.29            -- 2000 Employee Stock Purchase Plan.
        10.30            -- Office Lease Agreement, dated March 13, 2000.
        10.31*+          -- Agreement dated February 14, 2000.
        21.1             -- List of Subsidiaries.
        23.1             -- Consent of KPMG LLP.
        23.2             -- Consent of Cooley Godward LLP, Reference is made to
                            Exhibit 5.1.
        24.1             -- Powers of Attorney. Reference is made to Page II-9.
        27.0             -- Financial Data Schedule.

------------------------------

* To be filed by amendment

+ WildBlue is applying for confidential treatment with respect to portions of this agreement